Exhibit 10.1

OFFICE LEASE

by and between

SPUSV5 1540 BROADWAY, LLC,

a Delaware limited liability company,

as Landlord

and

Schrödinger, Inc.,

a Delaware corporation,

as Tenant,

Premises:

1540 Broadway

Suites 2100, 2200, 2300 and 2400

New York, NY 10036

TABLE OF CONTENTS

ARTICLE 1. - BASIC LEASE PROVISIONS3

ARTICLE 2. - DEMISE; TERM; USE; COMPLIANCE7

ARTICLE 3. - CONDITION OF PREMISES; MAINTENANCE AND REPAIR10

ARTICLE 4. - SECURITY DEPOSIT11

ARTICLE 5. - RENT13

ARTICLE 6. - OPERATING EXPENSES; TAXES14

ARTICLE 7. - ELECTRICITY21

ARTICLE 8. - SERVICES PROVIDED22

ARTICLE 9. - LEASEHOLD IMPROVEMENTS; ALTERATIONS25

ARTICLE 10. - SIGNAGE28

ARTICLE 11. - SURRENDER AND HOLDING OVER30

ARTICLE 12. - DAMAGE OR DESTRUCTION32

ARTICLE 13. - EMINENT DOMAIN33

ARTICLE 14. - RELEASE, WAIVER AND INDEMNIFICATION34

ARTICLE 15. - INSURANCE; WAIVER OF SUBROGATION35

ARTICLE 16. - LANDLORD’S AND TENANT’S RIGHT OF ACCESS37

ARTICLE 17. - RIGHTS RESERVED TO LANDLORD38

ARTICLE 18. - INTENTIONALLY OMITTED39

ARTICLE 19. - TRANSFER OF LANDLORD’S INTEREST39

ARTICLE 20. - TRANSFER OF TENANT’S INTEREST39

ARTICLE 21. - DEFAULT; LANDLORD’S RIGHTS AND REMEDIES44

ARTICLE 22. - COUNTERCLAIMS AND WAIVER OF JURY TRIAL47

ARTICLE 23. - SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE48

ARTICLE 24. - HAZARDOUS MATERIALS50

ARTICLE 25. - TEMPORARY SPACE52

ARTICLE 26. - NOTICES AND DEMANDS53

ARTICLE 27. - REAL ESTATE BROKERS53

ARTICLE 28. - MISCELLANEOUS53

RIDER TO LEASE

EXHIBIT A – FLOOR PLANS OF PREMISES

EXHIBIT B – WORK LETTER

EXHIBIT B-1 – BASE BUILDING WORK

EXHIBIT C – CONFIRMATION OF LEASE TERMS AND DATES

EXHIBIT D – TENANTS EXTERIOR SIGNAGE

EXHIBIT E – RULES AND REGULATIONS

EXHIBIT F – LEASE ESTOPPEL CERTIFICATE

EXHIBIT G – FORM OF LETTER OF CREDIT

EXHIBIT H – CLEANING SPECIFICATIONS

EXHIBIT I – TENANT’S GREEN BUILDING INITIATIVES

EXHIBIT J – FORM OF INITIAL MORTGAGEE SNDA

EXHIBIT K – FORM OF INITIAL CONDOMINIUM RECOGNITION AND ATTORNMENT AGREEMENT

EXHIBIT L – HVAC SPECIFICATIONS

OFFICE LEASE

This Lease is dated effective and for identification purposes as of April 5, 2021 (the “Effective Date”), and is made by the parties hereinafter identified as Landlord and Tenant and upon the following terms and conditions:

ARTICLE 1. - BASIC LEASE PROVISIONS

1.01	Landlord’s Address for Notice:SPUSV5 1540 Broadway, LLC
c/o Edge Funds Management LLC

1540 Broadway,

New York, NY 10036
Attn: Tiffany D. Sanders, President and General Counsel

With a copy of all notices going to:SPUSV5 1540 BROADWAY, LLC,
1540 Broadway, Suite 3910New York, New York 10036
Attn: Building Manager

And a copy to:	Edge Funds Management LLC

5301 Wisconsin Avenue, NW, Suite 740

Washington, D.C.  20015

Attention:  Gary R. Siegel, Chief Executive Officer

Rent payment address (standard delivery):SPUSV5 1540 Broadway, LLC

P.O. Box 780527

Philadelphia, PA 19178-0527

Rent payment address (overnight delivery):SPUSV5 1540 Broadway, LLC

Lockbox – 780527

Wells Fargo Bank

MAC Y1372-045

401 Market Street

Philadelphia, PA 19106

1.02 Tenant and Address for Notice:Prior to the Commencement Date:

Schrödinger, Inc.

120 West 45th Street, 17th Floor

New York, New York 10036

Attn: Mark Gerrard

And with copies to:	Schrödinger, Inc. 120 West 45th Street, 17th Floor New York, NY 10036 Attn:Yvonne Tran Chief Legal Officer

and

Loeb & Loeb LLP 345 Park Avenue NY, NY 10154 Attn:Scott Schneider, Esq.

On or following the Commencement Date:

Schrödinger, Inc.

1540 Broadway, Suite 2100

New York, NY 10036

Attn: Mark Gerrard

And with copies to:	Schrödinger, Inc. 1540 Broadway, Suite 2100 New York, NY 10036 Attn:Yvonne Tran Chief Legal Officer

and

Loeb & Loeb LLP 345 Park Avenue NY, NY 10154 Attn:Scott Schneider, Esq.

1.03	Guarantor(s): None

1.04

Building:  The building and improvements located at 1540 Broadway, New York, NY 10036, together with the land parcel on which it is constructed and all appurtenances thereto.  Tenant acknowledges that the Building has been heretofore converted into a condominium known as The Broadway State Building Condominium (the “Condominium”), and is subject to that certain Declaration and By-Laws of The Broadway State Building Condominium affecting 1540 Broadway, New York, New York, dated April 26, 1990, as amended (“Declarations”).  Subject to Section 28.20 hereof, the Declarations may be amended or restated in the future without the consent of Tenant.  The purpose of the Declarations is to provide for the operation, maintenance, cleaning, repairs, replacement and regulation of the use of those features and elements of the Building which are utilized by the Office Unit and the other units (the garage unit, theatre unit, restaurant unit and retail unit).  The “Office Unit” constitutes floors 5 through 44 of the Building.

1.05

Premises: Suites 2100, 2200, 2300, and 2400, approximately as shown hatched on the floor plans attached hereto as Exhibit A.  The Premises contains approximately 108,849 rentable square feet, which is the final agreement of the parties for the purpose of determining Base Rent.

1.06	Term: Commencing on the Commencement Date and expiring on the Expiration Date.

1.07

Commencement Date: the later of (i) full execution of the Initial Mortgagee SNDA (as defined in Section 23.01), (ii) full execution of the Initial Condominium Recognition and Attornment Agreement (as defined in Section 23.01), and (iii) the Substantial Completion Date (as defined in Exhibit B attached hereto).  Notwithstanding the foregoing, if Tenant fails to duly execute and deliver the Initial Mortgagee SNDA and/or the Initial Condominium Recognition and Attornment Agreement to Landlord within ten (10) business days following Landlord’s demand therefor, provided such Initial Mortgagee SNDA and/or the Initial Condominium Recognition and Attornment Agreement, as applicable, comply with Section 23.01 below, the occurrence of the Commencement Date shall no longer be conditioned upon the full execution of the Initial

Mortgagee SNDA and/or the Initial Condominium Recognition and Attornment Agreement, as applicable, pursuant to subclauses (i) and/or (ii) above, as applicable, and Tenant shall be deemed to have waived such requirement for all purposes of this Lease.

Promptly following the Commencement Date, Landlord shall deliver to Tenant a Confirmation of Lease Terms and Dates substantially in the form attached hereto as Exhibit C, and Tenant shall have ten (10) business days thereafter to execute and remit the same to Landlord; provided, however, either party’s failure to so execute and deliver such instrument shall not affect in any manner whatsoever the validity of the Commencement Date, the Rent Commencement Date, the Expiration Date as determined pursuant to the terms of this Lease, or Landlord’s or Tenant’s obligations under this Lease.

1.08	Expiration Date: the last day of the one hundred eightieth (180th) full month following the Rent Commencement Date (defined in Section 1.09 below).

1.09	Base Rent:

Dates    Annual Base Rent / RSF Monthly Installment of Base Rent

Commencement Date –

day prior to Rent Commencement Date:                 $70.00             $634,952.50**

Rent Commencement Date – Month 60*:                $70.00             $634,952.50**

Month 61* – Month 120*:                            $76.00$689,377.00

Month 121* – Expiration Date:                    $82.00$743,801.50

* Dates are from the Rent Commencement Date.

** Base Rent for the entire Premises shall be abated during the period (the “Rent Abatement Period”) commencing on the Commencement Date and expiring on the date that is the sixteenth (16th) month anniversary following the Commencement Date (i.e., same shall expire on the same date of the month as the Commencement Date but on the 16th month anniversary of such date), subject to the following sentence.  Notwithstanding anything contained in this Lease to the contrary, if (a) Tenant fails to submit the Final Construction Documents (as hereinafter defined) to Landlord pursuant to the terms of this Lease (including, without limitation, Section 4(a) of Exhibit B annexed hereto) on or before April 9, 2021 (time being of the essence with respect to such date), and (b) the Commencement Date is actually delayed due directly or indirectly to such failure (as reasonably determined by Landlord), then the Rent Abatement Period shall be reduced by the number of days occurring between April 9, 2021 and the date on which the Final Construction Documents are submitted to Landlord in accordance with the terms and conditions of this Lease. The day immediately following the Rent Abatement Period is herein called the “Rent Commencement Date”).  From and after the Rent Commencement Date, Tenant shall make rent payments as otherwise provided in this Lease; provided, however, that Base Rent for 13,662 rentable square feet on the 21st Floor only shall be abated for an additional ten (10) calendar months following the Rent Commencement Date (such period, the “Partial Rent Abatement Period”). The abatements described in this Section 1.09 shall apply solely to payment of the monthly installments of Base Rent, and shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease.   If, during the Rent Abatement Period or the Partial Rent Abatement Period, Tenant shall default in the payment of a sum of money or any other of its obligations under this Lease beyond the expiration of applicable notice and cure periods, if any, no payment of Base Rent shall be abated thereafter; provided, however, following the cure of such default (if this Lease shall not have been terminated as a result thereof and shall then be in full force and effect) and notice from Tenant to Landlord, the Base Rent amount that would have been abated during the period of such default if no such default had occurred shall then be subsequently abated, so that Tenant shall receive the full benefit of the Rent Abatement Period and the Partial Rent Abatement Period contemplated hereunder.

Notwithstanding that foregoing, if:

(x) (i) Tenant is actually prohibited on the Commencement Date from occupying at least 50% of the Premises solely as a result of a governmental order issued by the State of New York and/or the City of New York, in either case, that arises out of the COVID-19 pandemic, (ii) such governmental order is applicable to the occupancy of office buildings generally in the City of New York (as opposed to Tenant specifically), (iii) Tenant does not actually occupy any portion of the Premises for the conduct of business solely as a result of such governmental order, other than by a skeleton crew of no more than 10 named people (in the aggregate) required to operate Tenant’s data center and facilities (the “Skeleton Crew”), and (iv) Tenant was otherwise ready, willing and able to occupy the Premises for the normal conduct of business therein on the Commencement Date (the conditions set forth in subclauses (i)-(iv) are herein collectively called, the “Governmental Order Delay Conditions”, and such delay, a “Governmental Order Delay”), then, provided Tenant furnishes written notice (such notice, a “Governmental Order Delay Notice”) to Landlord within three (3) business days after the Commencement Date shall have occurred (provided, Tenant shall use commercially reasonable efforts to advise Landlord reasonably promptly following the date on which such Governmental Order Delay shall have occurred) certifying that the Governmental Order Delay Conditions have been fully satisfied (which Governmental Order Delay Notice shall include reasonable evidence thereof and also set forth the names of the Skeleton Crew), the Rent Abatement Period shall be extended (i.e., a slide, not a penalty) on a day-for-day basis from the Commencement Date until the earlier of (a) the date such governmental order is lifted, no longer is in effect, or no longer prohibits Tenant from operating in at least 50% of the Premises, or (b) the date on which Tenant occupies any portion of the Premises (or the Temporary Space, as herein after defined) by more than the Skeleton Crew (a “Governmental Order Delay”), or

(y) Tenant is unable to (a) substantially conduct Tenant’s Pre-Occupancy Work in the Premises during the Early Access Period (to the extent that Tenant is permitted to conduct the same pursuant to the terms of this Lease), or (b) procure or install a material portion of the furniture essential to its initial occupancy in the Premises during the Early Access Period (to the extent that Tenant is permitted to install the same pursuant to the terms of this Lease), in either such event, (i) as a result of an actual prevention, delay or stoppage due to governmental regulation issued by the State of New York and/or the City of New York, in either case, that arises out of the COVID-19 pandemic and which regulation is applicable to work being performed generally in Manhattan by similarly-situated office tenants (as opposed to Tenant specifically) (and not due to any Tenant Delays or typical lead times), and (ii) Tenant’s initial occupancy of the Premises is actually delayed as a result of the same (i.e., Tenant was otherwise ready, willing and able to occupy the Premises for the normal conduct of business therein on the Substantial Completion Date) (the conditions set forth in subclauses (i)-(ii) are herein collectively called, the “COVID Delay Conditions”, and such delay, a “COVID Delay”)), then, provided Tenant furnishes written notice (such notice, a “COVID Delay Notice”) during such Early Access Period (or the period scheduled therefor pursuant to Section 2.02 below) and within three (3) business days following the date on which such COVID Delay shall have occurred, certifying the facts set forth in subclauses (a) and/or (b) above, as applicable, and certifying that the COVID Delay Conditions have been fully satisfied (and provides reasonable evidence thereof, including reasonable evidence of such delay to Tenant’s ability to otherwise perform such Tenant’s Pre-Occupancy Work absent such delay), the Rent Abatement Period shall be extended (i.e., a slide, not a penalty) on a day-for-day basis by the number of days occurring between the date on which the COVID Delay shall have occurred and the earlier to occur of (a) the date such governmental order is lifted, no longer is in effect, or no longer prohibits Tenant from conducting the Tenant’s Pre-Occupancy Work or obtaining such essential furniture, (b) the date Tenant occupies any portion of the Premises by more than the Skeleton Crew, or (c) the date Tenant substantially completes the Tenant’s Pre-Occupancy Work.

Notwithstanding the foregoing, in the event of an occurrence of both a Governmental Order Delay and COVID Delay, the extension (i.e., slide, not a penalty) of the Rent Abatement Period caused by such delays pursuant to the above shall be concurrent (and not consecutive to each other); provided, that the same shall not reduce the Early Access Period.

1.10

Tenant’s Share: 11.9953% (i.e., the fraction determined by dividing the number of rentable square feet within the Premises by the number of rentable square feet within the Office Unit of the Building.  The Office Unit contains approximately 907,427 rentable square feet of space, which is the final agreement of the parties and not subject to adjustment.).

1.11	“Expense Base Year”: 2022 calendar year

1.12	“Tax Base Year”: New York City real estate tax year commencing July 1, 2022 and ending June 30, 2023

1.13	Electrical Charge: electricity shall be submetered and Tenant shall pay electrical charges to Landlord in accordance with the provisions of Article 7.

1.14	Security Deposit: One Million Nine Hundred Four Thousand Eight Hundred Fifty-Seven and 50/100 Dollars ($1,904,857.50).

1.15	Brokers:Landlord’s Broker:CBRE, Inc.
Edge Funds NY LLC

Tenant’s Broker:Cushman & Wakefield

1.16

Landlord’s Turn-Key Contribution: $150.00 per rentable square foot of the Premises initially demised hereunder (see the Work Letter which sets forth additional terms regarding Landlord’s Turn-Key Contribution and applicable dates and terms regarding the delivery of the Premises).

1.17

Permitted Use:  General, administrative and executive office uses in keeping with the first-class nature of the Building (collectively, the “Primary Use”), and Ancillary Uses (as defined in Section 2.03 below).

1.18	Initial Payment: Pursuant to Article 4 below, Tenant shall deliver the following amounts to Landlord:

ItemAmount
Security Deposit$1,904,857.50

1.19	Landlord’s Managing Agent:EF 1540 Management LLC

The words identified in this Article 1 shall have the meanings ascribed to them in this Article 1 for all purposes of this Lease.

ARTICLE 2. - DEMISE; TERM; USE; COMPLIANCE

2.01  Demise.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon and subject to the terms, covenants and conditions set forth in this Lease.  Tenant hereby accepts the Premises and the Building in their respective present “as is”, “where is” and “with all faults” condition, except as otherwise specifically set forth in this Lease (including, without limitation, Landlord’s maintenance and repair obligations expressly set forth herein and Landlord’s express construction obligations under the Work Letter (if any)).

2.02  Term.  The term of this Lease shall commence on the Commencement Date and expire on the Expiration Date.  Subject to the terms of this Lease, Tenant shall be permitted to access the Premises at least thirty (30) days prior to the Substantial Completion Date (the “Early Access Period”) for the purposes of Work (as defined in Article 9 below) and/or the installation of furniture, fixtures, equipment and data cabling (collectively, “Tenant’s Pre-Occupancy Work”); provided, however, that such access shall be reasonably approved in advance by Landlord’s Managing Agent and shall not, in any way, result in a Tenant Delay (as hereinafter defined). Tenant shall have no obligation to pay Base Rent, Electricity Charges, or, except as provided in Article 8 below, for Building-standard services (excluding janitorial service) furnished in accordance with Article 8 during the Early Access Period; however, Tenant’s entry into the Premises during the Early Access Period shall be governed by the other terms and conditions of this Lease.  If Landlord shall be unable to deliver possession of the Premises to Tenant on the Commencement Date for any reason whatsoever, this Lease shall not be void or voidable and Landlord shall not be subject to any liability for the failure to deliver possession on said date nor shall such failure to deliver possession on the Commencement Date affect the validity of this Lease or the obligations of Tenant hereunder.  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223-a of the Real Property Law of the State of New York, and the provisions of this Section are intended to constitute “an express provision to the contrary” within the meaning of such Section 223-a.

2.03  Use.  Tenant shall use and occupy the Premises solely for the Primary Use, and, subject to Tenant’s compliance with applicable Legal Requirements and the Certificate of Occupancy covering the Building, the Office Unit and/or the Premises and subject to the terms of this Lease, for lawful purposes ancillary to general, administrative and executive office use (the “Ancillary Uses”) of a nature reasonably appropriate for, and commonly conducted by, tenants of Class “A” midtown Manhattan buildings intended primarily for occupancy by headquarters operations and/or core business functions of its tenants comparable in size, age and configuration to the Building (“Comparable Buildings”), and for no other use or purpose; provided that such Ancillary Uses shall not generate on a regular basis significantly more (a) traffic into and out of the Building and/or the Premises and/or (b) use of the passenger elevators servicing the Building than the traffic and/or use normally generated by tenants with a similar Primary Use. Tenant shall not commit, or suffer to be committed, any annoyance, waste, nuisance, act or thing against public policy, or which may disturb the quiet enjoyment of Landlord or any other tenant or occupant of the Building.  Tenant agrees not to deface or damage the Building in any manner.  Subject to the terms of this Lease, Tenant shall have the non-exclusive right to use, in common with others, the public and common areas of the Office Unit (as designated by Landlord) (the “Common Areas”) to the extent required for access to the Premises, including the Office Unit’s lobby, public elevators, public stairways, and exterior sidewalks.

2.04  Compliance.  (a) Tenant agrees to observe the reservations and rights reserved to Landlord in this Lease.  Tenant shall comply, and shall cause its employees, agents, clients, customers, guests and invitees to comply, with (i) the Declarations and (ii) the rules and regulations attached hereto as Exhibit E, and such revised or additional rules and regulations adopted by Landlord during the Term and applied generally to all office tenants of the Office Unit (collectively, the “Rules and Regulations”).  Any violation by Tenant or any of its employees, agents, clients, customers, guests or invitees of any of the Rules and Regulations so adopted by Landlord shall be a default by Tenant under this Lease and, subject to the other applicable terms of this Lease, may be restrained by court injunction; but whether or not so restrained, Tenant acknowledges and agrees that, subject to any express limitations set forth in this Lease, if any, it shall be and remain liable for all damages, loss, costs and expense resulting from any violation by Tenant or such other persons of any of said Rules and Regulations.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce said Rules and Regulations or the terms, covenants and conditions of any other lease against any other tenant or any other persons, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, guests, invitees, licensees, customers, clients, family members, or by any other person.  Landlord shall not enforce any such Rules and Regulations against Tenant in a discriminatory manner.  In case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control.

(b)Tenant shall, at Tenant’s expense, comply, and shall cause its employees, agents, clients, customers, guests and invitees to comply, with all applicable Legal Requirements (as hereinafter defined) governing the Premises, the use and occupancy of the Premises, and/or any Work performed by or on behalf of Tenant; provided, however, that Tenant shall not be obligated to make structural repairs or alterations in or to the Premises or to the vertical portions of base Building systems or facilities serving the Premises or to any portions of base Building systems or facilities that pass through the Premises but do not serve the Premises (but Tenant shall be obligated to make repairs to horizontal extensions of or Work to such base Building systems or facilities that do exclusively serve the Premises, such as electrical or HVAC distribution within the Premises) in order to comply with Legal Requirements unless the need for the same arises out of any of the causes set forth in clauses (i) through (iii) of the next succeeding sentence. Tenant shall also be responsible for the cost of compliance with all Legal Requirements in respect of the Building arising from (i) Tenant’s particular manner of use of the Premises (other than arising out of the mere use of the Premises as general, administrative and executive offices), (ii) any cause or condition created by or at the instance of Tenant (other than the mere use of the Premises as general, administrative and executive offices), or (iii) the breach of any of Tenant’s obligations hereunder, whether or not such compliance requires work that is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Tenant shall pay all the costs, expenses, fine, penalties and damages that may be imposed upon Landlord or any Ground Lessor or Mortgagee by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of Section 2.04(a) or this Section 2.04(b).

(c)Tenant, at its expense, after written notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (i) Landlord, any Mortgagee, any Ground Lessor, and the Board of Managers shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge (unless Tenant shall then be the Named Tenant, in which case, Named Tenant shall be and be deemed (without the need for any further documentation) to indemnify, defend and hold Landlord harmless with respect to any such fine or charge), nor shall the Premises or any part thereof or the Office Unit, the Building or the Land, or any part thereof, be subject to being condemned or vacated, nor shall the Office Unit, the Building or the Land, or any part thereof, be subjected to any lien or encumbrance (unless Tenant shall remove such lien by bonding or otherwise), by reason of non-compliance or otherwise by reason of such contest; (ii) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord (provided, however, that no such cash deposit or other security shall be required if the Named Tenant is then the Tenant under this Lease) and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (iii) such non-compliance or contest shall not constitute or result in any violation of any Ground Lease, Mortgage, or the Declarations, or if any such Ground Lease and/or Mortgage and/or the Declarations shall permit such non-compliance or contest on condition of the taking of action of furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) such noncompliance or contest shall not prevent Landlord (or the Board of Managers) from obtaining any and all permits and licenses in connection with the operation of the Office Unit or the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, member, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before such person is required to plead or answer thereto.

(d)Except to the extent that Tenant is required by this Lease to comply therewith or another tenant or occupant is similarly required under its lease or occupancy agreement to comply therewith, Landlord, at its expense but subject to the provisions of this Lease (including, without limitation, reimbursement of Operating Expenses), shall comply with all Legal Requirements in respect of the Premises (to the extent Landlord is obligated pursuant to Section 2.04(b) above with respect to such compliance), non-leasable areas of the Office Unit, the non-leasable areas of the floor on which the Premises are located, the common areas of Office Unit, and the base-Building systems affecting the Office Unit, in each case, as same shall affect the Premises or Tenant’s use and enjoyment thereof or the performance of Work thereto, but may defer compliance so long as Landlord shall be contesting the validity or applicability thereof, provided that deferring such compliance does not adversely affect (other than to a de minimis extent) Tenant’s ability to use and occupy the Premises and conduct its business therein or the performance of Work thereto (and obtaining any required permits in connection therewith) or obtain permits in connection with Tenant’s use of the Premises as permitted hereunder or the performance of Work, in accordance with all of the terms and conditions of this Lease.

(e)The term “Legal Requirements” and words of a similar import mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building, the Office Unit, and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

ARTICLE 3. - CONDITION OF PREMISES; MAINTENANCE AND REPAIR

3.01  Premises Condition.  No agreements or representations, except such as are expressly contained herein and in the Work Letter attached hereto, if any, have been made to Tenant respecting the condition of the Premises.  By taking possession (other than during the Early Access Period), Tenant conclusively waives all claims relating to the condition of the Premises and accepts the Premises as being free from defects (subject to Section 3.04 below) and in good, clean and sanitary order, condition and repair.

3.02  Tenant’s Repair Obligations.  Subject to Section 3.03, Section 3.04, Article 12 and Section 15.05 below, Tenant shall, at its own expense, keep the Premises clean and safe and in as good repair and condition as when all of the work described in the Work Letter was completed (or as to subsequent Work, as and when such Work was completed, ordinary wear and tear and damage from casualty and to which Tenant is not obligated to repair pursuant to the express terms of this Lease excepted) (including, without limitation, the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building exclusively serving the Premises, including the sanitary and electrical fixtures and equipment therein, and including, without limitation, all restrooms located within the Premises) and shall promptly and adequately repair all damage to the Premises and the Building (subject to Section 15.05) caused by Tenant or any of its employees, agents, guests or invitees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord. If Tenant does not promptly and adequately make such repairs or replacements, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the reasonable cost thereof within thirty (30) days after demand therefor.  Notwithstanding the foregoing provisions, Tenant shall not be responsible for repairs to or replacements of any structural elements of the Building, except to the extent the need for such repairs or replacements arises from (a) the performance or existence of Work performed by or on behalf of Tenant (including the Turn-Key Work, but excluding any such repairs or replacements first arising during the actual performance of the Turn-Key Work as a result of Landlord’s or any of its contractors’ or employees’ negligence or willful misconduct during the performance of such Turn-Key Work), (b) the installation, use or operation of Tenant Personalty (but only to the extent the same would not be incurred with respect to typical office equipment customarily used by office tenants in Comparable Buildings, except to the extent the same are installed, used or operated improperly by or on behalf of Tenant), (c) the moving of Tenant Personalty in or out of the Building, (d) the negligence or willful misconduct of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees, or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord (including the Turn-Key Work).  Subject to Section 15.05, in no event shall Tenant be required to make repairs necessitated by the negligence or willful misconduct of Landlord or of Landlord’s employees, agents, contractors, or of any other Landlord Indemnified Party.

3.03  Landlord’s Repair Obligations.  Landlord, subject to Articles 12 and 14 and Section 15.05, shall be obligated to keep, maintain, repair and replace (as necessary) the structural elements of the Office Unit, the public corridors, the lobby of the Office Unit, the exterior windows of the Office Unit, and subject to the provisions of Articles 8, 12 and 14 and Section 15.05, the electrical, plumbing, heating, ventilation and air conditioning systems of the Office Unit (other than the portions thereof that are Tenant’s responsibility pursuant to the terms of this Lease), only to the extent same affect Tenant’s access to or use of the Premises, in good working order and in a manner consistent with Comparable Buildings.  Subject to Section 15.05, in no event shall Landlord be required to make repairs necessitated by the negligence or willful misconduct of Tenant or of its employees, agents, contractors, or of any other Tenant Indemnified Party. Landlord shall work with the Board of Managers and enforce its rights under the Declarations (if any) with respect to caring, maintaining and operating the common areas of the Building located outside of the Office Unit in good working order and in a manner consistent with Comparable Buildings, to the extent same affect Tenant’s access to or use of the Premises, the cost of which may be included in the calculation of Operating Expenses to the extent permitted under Article 6 below.

3.04  Latent Defects.  If there are any items of Landlord’s Work that were not performed by Landlord in accordance with its obligations under this Lease (including any portion of Landlord’s Work that was not performed in a good workmanlike manner or any equipment installed by Landlord as part of Landlord’s Work that is not in good working order) and provided the same were not reasonably discoverable on the Commencement Date, and provided Tenant identifies in a written notice to Landlord such items of Landlord’s Work (such items, the “Latent Defects”) (which such notice shall set forth the Latent Defect and shall include in reasonable detail the specific nature of such Latent Defect) on or before the date that is one (1) year after the Commencement Date, time being of the essence, then with respect to any Latent Defect in the Base Building Work or the Turn-Key Work, Landlord shall diligently remedy such Latent Defect in accordance with this Lease.  If any Latent Defect in the Turn-Key Work is discovered following the date that is one (1) year after the Commencement Date, then to the extent applicable, Landlord shall either, at Landlord’s option, at no additional cost to Landlord (i) enforce any warranties then held by Landlord from contractors, equipment manufacturers, or others with respect to such Turn-Key Work, or (ii) to the extent permitted under any such warranties, assign or otherwise make available to Tenant the benefit of any such warranties (and Tenant shall assign the same back to Landlord prior to the end of the Term) (provided, the foregoing shall not be construed as to obligate Landlord to cure any Latent Defects with respect to the Turn-Key Work discovered following the date that is one (1) year after the Commencement Date in the event that the facts set forth in subclauses (i) and/or (ii) are not applicable).  Tenant shall provide Landlord and its agents and contractors reasonable access to the Premises to complete any work required of Landlord under this Section 3.04. Landlord may be performing work in connection with the Latent Defects in portions of the Premises at the same time Tenant may be occupying or performing Work in such portion of the Premises and, as such, Landlord and Tenant shall reasonably cooperate and coordinate so as to not delay the performance of such work or interfere with the operation of such Work or Tenant’s business in the Premises.

ARTICLE 4. - SECURITY DEPOSIT

4.01Amount. Tenant shall, within five (5) business days after Tenant receives a fully-executed counterpart of this Lease (which counterpart may be via electronic format, e.g., .pdf) (time being of the essence with respect to the same), pay to Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 1.14 securing Tenant’s obligations under this Lease.  Tenant’s failure to provide such Security Deposit within such 5-business day period shall be deemed a Default under this Lease (time being of the essence). In no event shall the Security Deposit be deemed to be a prepayment of rent or a measure of liquidated damages.  Tenant agrees that no interest shall accrue on the Security Deposit and that Landlord shall otherwise hold and administer the Security Deposit in accordance with all applicable laws.

If Tenant Defaults in any of its obligations under this Lease beyond the expiration of any notice and cure period, if any, Landlord shall have the right, without prior notice to Tenant, to apply the Security Deposit (or any portion thereof) towards the cure of any such Default.  Tenant shall promptly, upon notice from Landlord, pay to Landlord any amount so applied by Landlord in order to restore the full amount of the Security Deposit. In addition, in the event of a termination based upon the Default of Tenant under this Lease, or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to apply the Security Deposit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease. Any amounts so applied shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. The application of all or any part of the Security Deposit to any obligation or Default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have or constitute a waiver by Landlord. Landlord shall, within sixty (60) days after the expiration of the Term (as the same may be extended in accordance with the terms of this Lease), refund to Tenant any portion of the Security Deposit which Landlord is then holding; provided, however, that if Tenant is in Default of any of its obligations under this Lease at the expiration of the Term, Landlord may (i) apply such portion of the Security Deposit as may be necessary to cure such Default and shall refund the remainder to Tenant within sixty (60) days thereafter, or (ii) elect to withhold the Security Deposit until Tenant has cured such Default to Landlord’s reasonable satisfaction.

4.02Letter of Credit.

(a) In lieu of a cash Security Deposit, Tenant may deliver to Landlord an irrevocable standby letter of credit containing provisions reasonably acceptable to Landlord, in the face amount of $1,904,857.50, securing Tenant’s performance of its obligations under this Lease, including its obligations with respect to the payment of Rent (the “LOC”). The LOC shall be issued by a national financial institution (“Bank”) of Tenant’s choice that is reasonably acceptable to Landlord, having minimum assets of $10,000,000,000 and upon which presentment may be made in New York, New York or if elsewhere, presentation may be made by nationally recognized overnight courier or by facsimile (with no additional conditions for Landlord to draw the funds thereof), and shall be in form reasonably acceptable to Landlord and otherwise shall be substantially in the form attached hereto as Exhibit G.  As of the date hereof, Landlord hereby approves U.S. Bank as an acceptable Bank to issue the LOC (so long as U.S. Bank shall maintain minimum assets of $10,000,000,000).  Upon request of Landlord, Tenant shall cause the Bank to issue to Landlord an amendment to or replacement of any LOC which Landlord is then holding so that the amended or new LOC reflects the name of any new owner of the Building or the addition, deletion, or modification of any beneficiaries under the LOC (an “LOC Transfer”).  Tenant acknowledges and agrees that Landlord shall not be responsible for paying any transfer fees or other costs assessed by the Bank in connection with an LOC Transfer, and Tenant acknowledges and agrees that it shall be deemed reasonable for Landlord to refuse to accept any LOC which provides for any such transfer fees or other costs assessed by the Bank upon Landlord unless Tenant agrees in writing to be solely responsible for payment of such fees and costs.  The LOC shall expire on the date that is sixty (60) days after the expiration of the Term (or, if applicable, the end of any Extension Term(s); provided, however, at Tenant’s option, the LOC shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of such LOC shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof, and thereafter a renewal of the LOC shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the LOC.  If the issuer of the LOC gives notice of its election not to renew such LOC for any additional period, Tenant shall deliver a substitute LOC satisfying the conditions hereof (the “Substitute LOC”) at least thirty (30) days prior to the expiration of the term of the LOC then held by Landlord. Tenant agrees that it shall from time to time renew or replace the original and any subsequent LOC so that an LOC, in the full amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date of this Lease (as the same may be extended through the end of any Extension Term(s) pursuant to the terms of this Lease). If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit without the necessity of any other monetary or other Default hereunder by Tenant and hold the proceeds thereof (the “Security Proceeds”) as a cash Security Deposit pursuant to the terms of Section 4.01.

If Tenant is in Default of its obligations under this Lease beyond any applicable cure period(s), if any, including, but not limited to, any provision relating to the payment of Base Rent, Operating Expenses, Taxes or any other sum due hereunder (a “Draw Event”), then Landlord may at any time after such event, but without obligation to do so, draw upon the LOC, in part or in whole, an amount up to the face amount of the LOC then held by Landlord to cure such Draw Event and/or to compensate Landlord for reasonably substantiated damages sustained from Tenant’s breach or Default of the Lease. Drawing on the LOC shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent or a measure of liquidated damages. In the event of any such draw by Landlord, Tenant shall, within ten (10) business days after written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (the “Additional LOC”), except that the amount of such Additional LOC shall be the amount of such draw, or Tenant may deliver an amendment to the existing LOC increasing the amount thereof by the amount of such draw. In addition, in the event of a termination based upon the Default of Tenant under this Lease, or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the LOC (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. In the event that the Bank shall no longer maintain minimum assets of $10,000,000,000, Tenant shall, within a reasonable period of time, provide Landlord with an Additional LOC in an amount required pursuant to this Section 4.02, and any such Additional LOCs shall comply with all of the provisions of this Article 4. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw down from such LOC including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon such LOC. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. To the extent that Landlord has not previously drawn upon any LOC, Substitute LOC, Additional LOC, or Security Proceeds (collectively, the “Collateral”) held by Landlord, Landlord shall return such Collateral to Tenant within sixty (60) days after the expiration of the Term, less any amounts due from Tenant hereunder.

ARTICLE 5. - RENT

5.01  Payment of Rent.  Tenant shall pay to Landlord, or such other person or entity or at such other place as Landlord may from time to time direct in writing all amounts due Landlord from Tenant hereunder, including, without limitation, Base Rent, Expense Adjustment and Tax Adjustment (all amounts due hereunder being referred to collectively as “Rent”).  Except as specifically provided in this Lease, Rent shall be paid without abatement, deduction or set off of any kind, it being the intention of the parties that, to the full extent permitted by law, Tenant’s covenant to pay Rent shall be independent of all other covenants contained in this Lease, including Tenant’s continued occupancy of the Premises.  Except as otherwise expressly set forth herein, Tenant’s obligation hereunder to pay Rent accruing during the Term (whether or not the amount thereof is determined or determinable as of the date of termination or expiration of this Lease) shall survive the termination of this Lease or the surrender of possession of the Premises.  All Rent shall be paid (a) by wire transfer of immediately available Federal Reserve Funds (as hereinafter defined) to Landlord or its designee pursuant to the wiring instructions set forth below, which wiring instructions Landlord may change from time to time upon not less than twenty (20) days’ prior notice to Tenant, or (b) by electronic payment (ACH) (“ACH Payment”) of immediately available Federal Reserve Funds to Landlord or its designee pursuant to the payment instructions below; provided, however, (i) Tenant’s election to make any such payments by ACH Payment shall in no event extend or waive Tenant’s obligation to ensure that all amounts of Rent are received by Landlord and available as and when due under this Lease (i.e., delays in posting of funds made by ACH Payment shall not relieve Tenant of its obligations to timely make payments under this Lease nor shall such delays be deemed a Force Majeure Cause), and (ii) if more than two (2) payments required to be made by Tenant in any 12-month period are not actually received by Landlord and available as and when due under this Lease due to such payments being made by ACH Payment (e.g., funds are not timely posted and available for Landlord’s use or funds are recalled for any reason), Landlord shall have the right, upon ten (10) days’ prior written notice to Tenant, to revoke the right granted hereunder to make any subsequent payments of Rent by ACH Payment.  Non-recurring installments of Rent may, in addition to being paid by wire transfer or by ACH Payment as set forth above, be paid by Tenant to Landlord in lawful money of the United States of America by good and sufficient check (subject to collection), drawn on a New York City bank that is a member of the Clearing House or a successor thereto, at the office of Landlord or such other place in the United States of America as Landlord may designate.  As used herein, the term “Federal Reserve Funds” shall mean the receipt by a bank or banks in the continental United States designated by Landlord of U.S. dollars in form that does not require further clearance, and may be applied at the direction of Landlord by such recipient bank or banks on the day of receipt of advice that such funds have been wire transferred.  As of the date hereof, Landlord’s wiring instructions and ACH Payment instructions are as follows:

Wells Fargo Bank, N.A.

San Francisco, CA

ABA # [***]

Acct: # [***]

Acct Name:  SPUSV5 1540 Broadway LLC (DACA)

5.02  Payment of Base Rent.  Base Rent shall be payable monthly, in advance, on the first day of each calendar month during the Term.  If the Term commences on a day other than the first day of a calendar month (or if the Term ends on a day other than the last day of a calendar month), then Base Rent and Additional Rent (payable with respect to the Expense Adjustment or Tax Adjustment, as applicable) for such month will be prorated on a per diem basis based on the actual number of days in such month in question.

ARTICLE 6. - OPERATING EXPENSES; TAXES

6.01  Operating Expense Inclusions.  “Operating Expenses” shall mean and include all amounts, expenses and costs of whatever nature that Landlord actually incurs or pays because of or in connection with the ownership, security, insurance, control, operation, administration, repair, management, replacement or maintenance of the Office Unit, all related improvements thereto or thereon and all machinery, equipment, landscaping, fixtures and other facilities, including personal property, as may now or hereafter exist in or on the Office Unit. The term “Operating Expenses” shall also include all common charges, assessments and other costs and expenses imposed on or required to be paid by Landlord to the Board of Managers or otherwise under the Declarations, including, without limitation, in connection with the operation, utilities, insurance, repair, cleaning, safety, maintenance, replacement, management or security of any common elements, the Office Unit, the Premises or the Building to the extent the same would be includable as Operating Expenses hereunder if incurred directly by Landlord (and for this purpose only, in all exclusions in Section 6.02, same shall be deemed to include a reference to the “Building” in substitution for each reference to “Office Unit” to the extent applicable).  Operating Expenses shall be determined by Landlord in accordance with generally accepted accounting principles consistently applied and shall include, but shall not be limited to, the following:

(1)Wages, salaries, fees, related taxes, insurance costs, benefits (including amounts payable under medical, pension and welfare plans and any amounts payable under collective bargaining agreements) and reimbursement of expenses of and relating to all personnel engaged in operating, repairing, managing and maintaining the Office Unit;

(2)All supplies and materials, including sales tax imposed in connection with the purchase thereof;

(3)Legal and accounting fees and expenses (except for legal fees incurred in connection with the negotiation or the collection of amounts due under leases or in connection with legal disputes with tenants or potential tenants);

(4)Cost of all utilities for the Office Unit, including, without limitation, water, sewer, power, fuel, heating, lighting, air conditioning and ventilating, as well as the cost of changing utility providers;

(5)Fees and other charges payable under or in respect of all maintenance, repair, janitorial, security and other service agreements for or pertaining to the Office Unit;

(6)Cost of all commercially reasonable insurance, including deductibles, relating to the Office Unit (it being agreed that any insurance required by the Board of Managers, under the Declarations or by any Mortgagee shall be deemed reasonable for purposes of this subclause (6)), or the ownership, its occupancy or operations thereof;

(7)Cost of repairs and maintenance of the Office Unit (including, without limitation, the DX Units (as hereinafter defined)), excluding only such costs which are paid or recoverable by the proceeds of insurance, by Tenant or by other third parties (other than payment by Tenant or other tenants of the Office Unit of Expense Adjustment or similar reimbursement of Office Unit costs and expenses);

(8)Amortization of the cost (plus interest at the then current market rate on the unamortized portion of such cost from time to time) of capital repairs, replacements and improvements that are for the purpose of (i) reducing costs includible in the definition of Operating Expenses (but such inclusion shall be limited to the actual savings or reductions in Operating Expenses in such Expense Comparative Year), or (ii) that may be required by (x) Legal Requirements enacted, adopted, promulgated, amended or modified on or after the Commencement Date or Legal Requirements that were in effect prior to the Commencement Date but for which Landlord was not required to perform such improvements prior to the Commencement Date, or (y) Emissions Laws.  All such costs shall be amortized over the reasonable useful life of the capital investment items, with the reasonable useful life and amortization schedule being determined in accordance with sound management accounting principles; and

(9)Management fees (not to exceed three percent (3%) of the gross revenues of the Office Unit) and reimbursed expenses of Landlord’s Management Agent and administrative expenses not borne by Landlord’s Management Agent, provided, for purposes of determining the Operating Expenses for the Expense Base Year, the management fee includable in the Operating Expenses for the Expense Base Year shall be grossed-up pursuant to Section 6.03 below to three percent (3%) of the gross revenues of the Office Unit for such Expense Base Year.

6.02  Operating Expense Exclusions.  Notwithstanding the provisions of Section 6.01 above, Operating Expenses shall not include:

(1)Principal or interest payments and transaction expenses with respect to mortgages and other financings against the Office Unit or the Building;

(2)Ground lease payments or any other payments under any superior lease;

(3)Depreciation and amortizations, except as provided in Section 6.01(8) above all as determined in accordance with generally accepted accounting principles and sound real estate practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(4)Cost of any capital improvements, except to the extent described in Section 6.01(8) above;

(5)Charges for special items or services billed separately to (and in addition to Expense Adjustment Statements) and paid by tenants of the Office Unit;

(6)Costs of any items to the extent Landlord receives or is entitled to receive reimbursement from insurance proceeds from Landlord’s or Tenant’s insurance carriers or from a third party;

(7)The cost of providing any service directly to and paid directly by any tenant (other than through Operating Expense pass through provisions), the cost of services provided selectively to one or more tenants of the Office Unit (other than Tenant) without reimbursement, and the cost of electricity and other services provided to vacant leasable areas of the Office Unit;

(8)Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Office Unit;

(9)Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Office Unit, or incurred in renovating or otherwise improving, modifying, decorating, painting or redecorating vacant space for occupancy by tenants or other occupants of the Office Unit;

(10)Costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as the same are distinguished from the costs of operating the Office Unit including, but not limited to, costs of defending any lawsuits with any mortgagee, legal fees incurred in the negotiation and enforcement of tenant leases and costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Office Unit;

(11)The wages and fringe benefits of any employee above the grade of building manager;

(12)The cost of services provided by Landlord’s affiliates to the extent that such costs would exceed the costs of such services rendered by unaffiliated third parties on a competitive basis;

(13)Fines, penalties and interest incurred as a result of Landlord’s negligence or willful misconduct;

(14)Any bad debt loss, rent loss, or reserves for bad debts or rent loss; or

(15)Landlord’s cost of electricity and other services which it has sold to tenants and for which Landlord has been reimbursed;

(16)lease takeover costs incurred by Landlord (or any party claiming by, through or under Landlord) in connection with leases and subleases in the Office Unit;

(17)costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or other Legal Requirements;

(18)Landlord’s contribution to political parties, political action committees, politicians, charities and other non-profits;

(19)Taxes and items specifically excluded from the definitions thereof;

(20)franchise and income taxes imposed upon Landlord or the Board of Managers (other than sales tax imposed in connection with services provided to Tenant under this Lease);

(21)costs incurred in performing work or furnishing services to or for individual tenants (including Tenant) at such tenant’s expense, to the extent that such work or service is in excess of any work or service Landlord at its expense is obligated to furnish to or for Tenant; if any work or service is performed or furnished by Landlord to or for any tenant other than Tenant, at such tenant’s expense, then, but only to the extent that Landlord is obligated to perform such work or furnish such service to or for Tenant at Landlord’s expense, such work or service shall be deemed to have been performed or furnished to or for such other tenant at Landlord’s expense and shall therefore be included in Operating Expenses;

(22)the cost of acquisition of sculptures, paintings or other objects of fine art in the Office Unit other than the cost of maintaining such art and other than any holiday or other seasonal decorations, displays and exhibits that are consistent with Landlord’s prior practices for the Office Unit;

(23)the cost of any judgment, settlement or arbitration award resulting from the negligence or willful misconduct of Landlord or the Board of Managers;

(24)any interest, fine, penalty or other late charges payable by Landlord as a result of late payments;

(25)expenses incurred by Landlord or the Board of Managers solely for the benefit of any retail tenant;

(26)compensation paid to clerks, attendants or other persons in commercial concessions or any fee-based parking facility (as opposed to any parking facility that does not charge tenants of the Office Unit a separate fee for the use thereof) operated by Landlord or the Board of Managers;

(27)costs incurred by Landlord in connection with any obligation of Landlord to indemnify any third party pursuant to a lease or otherwise;

(28)any bad debt loss, rent loss or reserves for bad debts or rent loss; and

(29)costs related to removal, cleaning, abatement or remediation of Hazardous Materials (which are defined as Hazardous Materials pursuant to applicable Legal Requirements as of the Effective Date and which Hazardous Materials are required to be so removed, cleaned, abated or remediated prior to the Effective Date pursuant to such applicable Legal Requirements) in or about the Office Unit, except if such cost arises due to Tenant (or anyone claiming by, through or under Tenant) bringing such Hazardous Materials to the Building or arises due to a change in Legal Requirements after the Effective Date (and excepting costs of testing and monitoring).

To the extent that Landlord (or the Board, as applicable) actually receives any rebates, credits and similar items with respect to, and attributed to, any item(s) included in the calculation of Operating Expenses for the Base Expense Year and/or an Expense Comparative Year, as applicable, then the calculation of Operating Expenses for such Base Expense Year and/or Expense Comparative Year, as applicable, shall be net of any such rebates, credits and similar items of which Landlord (or the Board, as applicable) actually receives with respect to the same.

Notwithstanding anything to the contrary contained herein, with respect to Section 320 of Title 28 of the New York City Administrative Code (as such law may be modified, supplemented, amended or otherwise changed), and with respect to similar laws and/or requirements (collectively, the “Emissions Laws”), any costs, expenses and/or amounts expended by Landlord to comply with, adhere to or that are otherwise required to be paid by Landlord under the Emissions Laws, shall be includible in Operating Expenses for each Expense Comparative Year (and the Expense Base Year, if applicable) and Tenant shall pay Tenant’s Share of such costs, expenses and/or amounts (subject to amortization as set forth in Section 6.01(8), as applicable).

6.03Gross Up of Operating Expenses If at any time the Office Unit is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least ninety-five percent (95%) of the rentable area of the Office Unit during an entire calendar year, then Landlord shall adjust actual Operating Expenses (including Operating Expenses incurred in the Base Operating Year) to Landlord’s reasonable, good faith estimate of that amount which would have been paid or incurred by Landlord as Operating Expenses had the Office Unit been ninety-five percent (95%) occupied or serviced, and the Operating Expenses as so adjusted shall be deemed to be the actual Operating

Expenses for such calendar year. If Landlord does not furnish during the Base Operating Year or any Expense Comparative Year any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a tenant which has undertaken to perform such work or service in lieu of the performance thereof by Landlord, then Operating Expenses shall be deemed to be increased by an amount equal to the additional expense which would reasonably have been incurred during the Base Operating Year or such Expense Comparative Year by Landlord if it had, at its cost, furnished such work or service to such tenant. The provisions of the preceding sentences will apply only to those Operating Expenses that either vary with occupancy or by reason of one or more tenants not receiving goods or services the cost of which constitutes all or part of Operating Expenses.

Tenant shall not be required to pay for any expense incurred by Landlord more than once, nor shall Landlord recover any item of cost more than once. Without limiting the generality of the foregoing, if Tenant or any other tenant of the Building is billed separately for any cost under their respective leases, such cost shall not be again charged as part of Operating Expenses.

6.04  Taxes.  (a) “Tax Comparative Year” means the twelve (12) consecutive month period following the Tax Base Year, and each subsequent period of twelve (12) months.

(b)“Taxes” shall mean and include all federal, state and local government taxes, assessments and charges of any kind or nature, whether general, special, ordinary or extraordinary, levied, assessed or imposed upon or with respect to the Office Unit; provided, real estate taxes and special assessments (except as provided below) shall be included in Taxes for a the Tax Base Year or a Tax Comparative Year only to the extent such taxes and assessments are paid during such Tax Base Year or a Tax Comparative Year (as applicable), regardless of when assessed.  In addition, “Taxes” shall include, without limitation, real estate and transit district taxes and assessments, sales and use taxes (except to the extent included in Operating Expenses), ad valorem taxes, margin taxes, personal property taxes, any lease or lease transaction tax, taxes on personal property, and rental income taxes, as well as assessments and charges in lieu of, substituted for, or in addition to, any or all of the foregoing taxes, assessments and charges.  Taxes shall also include any payments due and owing by Landlord to any Business Improvement District (“BID”) organization which has jurisdiction over any area which includes the Office Unit.  “Taxes” shall include Landlord’s share of any items imposed separately upon the Condominium that if imposed upon the Office Unit would be included in Taxes. Notwithstanding any provision of this Section to the contrary, Taxes shall not include any federal, state or local government income, transfer, mortgage recording, capital stock, inheritance or estate taxes, except to the extent such taxes are in lieu of or a substitute for any of the taxes, assessments and charges previously described in this Section, or any fines, penalties or other late charges resulting from a late payment of Real Taxes.  “Taxes” shall also include the amount of all fees, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) paid or incurred by Landlord in seeking or obtaining any refund or reduction of Taxes or for contesting or protesting any imposition of Taxes, whether or not successful and whether or not attributable to Taxes assessed, paid or incurred in such Tax Comparative Year.  If any special assessment that may be paid in installments is levied against all or any part of the Office Unit, then the same shall be deemed payable over the maximum number of installments and Taxes for the Tax Comparative Year in which such assessment is levied and for each Tax Comparative Year thereafter shall include only the amount of any installments of such assessment plus interest thereon paid or payable during such Tax Comparative Year (without regard to any right to pay, or payment of, such assessment in a single payment).  If, in the future, New York City or any successor agency which collects Taxes (or any tax substituted in lieu thereof) makes a change in the formula used for determining Taxes (or the formula used to determine any tax substituted in lieu of Taxes) the formula then being used hereunder shall be modified so that the amount determined to be payable by Tenant pursuant to this Section shall parallel the method used to determine the amount payable to the governmental body.  If pursuant to any Legal Requirement, any amount that is included in Taxes may be divided and paid in installments (whether or not interest shall be due thereon) then Landlord shall elect to pay such amount in such installments (including the interest) and there shall be deemed included in Taxes only the installments of such amount paid during such calendar year. In addition to all Taxes for which Tenant must reimburse Landlord as part of Operating Expenses, Tenant shall pay (either to the taxing authority directly or as a reimbursement to Landlord) when due, all taxes and impositions upon, measured by or reasonably attributable to (i) the cost or value of furniture, fixtures, equipment, or other personal property or improvements located within the Premises, (ii) the value of leasehold improvement to the Premises, (iii) the use or occupancy of the Premises, (iv) the operation of Tenant’s business, or (v) Tenant’s income, revenues, or employees.  Taxes shall be calculated for the Base Tax Year and each Tax Comparative Year without taking into account any ICIP, ICAP or any other similar tax abatements, exemptions and/or incentives.

6.05  Expense Adjustment; Tax Adjustment.

(a)The “Expense Comparative Year” shall mean the twelve (12) consecutive month period commencing on January 1, 2023, and each subsequent period of twelve (12) months during which occurs any portion of the Term.

(b)(i) In addition to Base Rent, Tenant shall pay as Additional Rent (i) for each Expense Comparative Year, an amount equal to Tenant’s Share of the excess of the Operating Expenses for such Expense Comparative Year over the Operating Expenses for the Expense Base Year (the “Expense Adjustment”), and (ii) for each Tax Comparative Year, an amount equal to Tenant’s Share of the excess of the Taxes for such Tax Comparative Year over the Taxes for the Tax Base Year (“Tax Adjustment”).  Tenant shall not be responsible to pay any Expense Adjustment or Tax Adjustment for any period prior to the first anniversary of the Commencement Date.

(ii)  If the Commencement Date occurs after the first day of the first Expense Comparative Year, then the Additional Rent due hereunder for such first Expense Comparative Year shall be a proportionate share of such Additional Rent for the entire Expense Comparative Year prorated on a per diem basis during such first Expense Comparative Year.  Upon the expiration or termination of this Lease (except termination because of Tenant’s default), whether on the same date hereinbefore set forth for the expiration of the term or on any prior or subsequent date, a proportionate share of the Additional Rent for the Expense Comparative Year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid, based upon the length of time that this Lease shall have been in existence during such Expense Comparative Year.

6.06  Payment of Expense Adjustments and Tax Adjustments.

(a) Subject to the last sentence of Section 6.05(b)(i) above, the Expense Adjustment with respect to each Expense Comparative Year shall be paid in monthly installments in advance on the first day of each calendar month during such Expense Comparative Year.  Subject to the last sentence of Section 6.05(b)(i) above, the Tax Adjustment with respect to each Tax Comparative Year shall be paid in monthly installments in advance on the first day of each calendar month during such Tax Comparative Year.   If Landlord does not deliver a notice of the amount of such estimated Expense Adjustment or Tax Adjustment, as applicable, as most recently communicated by Landlord to Tenant prior to the commencement of any Expense Comparative Year or Tax Comparative Year, as applicable, Tenant shall continue to pay estimated Expense Adjustment or Tax Adjustment, as applicable.  If, during any Expense Comparative Year or Tax Comparative Year, as applicable, Landlord reasonably determines that Operating Expenses or Taxes for such Expense Comparative Year or Tax Comparative Year, as applicable, have increased or will increase, Landlord may deliver to Tenant an updated estimate of the Expense Adjustment or Tax Adjustment for such Expense Comparative Year or Tax Comparative Year, as applicable.  In addition, Tenant shall pay to Landlord within thirty (30) days after receipt of any such estimate of the Expense Adjustment or Tax Adjustment, as applicable, the amount, if any, by which the aggregate installments of the Expense Adjustment or Tax Adjustment, as applicable, provided in such estimate of Expense Adjustment or Tax Adjustment, as applicable, exceeds the aggregate installments of the Expense Adjustment or Tax Adjustment, as applicable, paid by Tenant with respect to such prior months.

(b)Within one hundred twenty (120) days after the end of each Expense Comparative Year or as soon thereafter as practicable, Landlord shall send to Tenant a statement (the “Final Statement”) showing (i) the calculation of the Expense Adjustment for such Expense Comparative Year, (ii) the aggregate amount of the Expense Adjustment previously paid by Tenant for such Expense Comparative Year, and (iii) the amount, if any, by which the aggregate amount of the installments of Expense Adjustment paid by Tenant with respect to such Expense Comparative Year exceeds or is less than the actual Expense Adjustment for such Expense Comparative Year, and Tenant shall pay the amount of any deficiency to Landlord within thirty (30) days after the date of such statement.  Any excess shall, at Landlord’s option, either be (y) credited against payments past or next due under this Lease (unless such credit shall occur at the end of the Term and Tenant has no further obligations under this Lease to make any payments, in which event, subclause (z) shall apply, which obligation shall survive the expiration of this Lease) or (z) refunded by Landlord, provided Tenant is not then in default under this Lease.  Before or after the start of each Tax Comparative Year, Landlord shall furnish to Tenant a statement of the Taxes payable for such Tax Comparative Year, and a statement of the Taxes payable during the Tax Base Year.  Landlord’s failure to render or delay in rendering a bill with respect to any installment of Operating Expenses or Taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment; provided, that such statement is delivered within two (2) years following the later of (i) the close of the Expense Comparative Year or Tax Comparative Year in question, as applicable, or (ii) with respect to the Tax Adjustment, the final determination of Taxes for the Tax Comparative Year in question.

(c)If, after Tenant shall have made a payment of a Tax Adjustment for the Tax Comparative Year in question, Landlord shall receive a refund or credit of any portion of the Taxes payable during such Tax Comparative Year on which such payment of the Tax Adjustment shall have been based, as a result of a reduction of such Taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall either, within thirty (30) days after receiving the refund, pay to Tenant the Tenant’s Share of the net refund or credit against subsequent Base Rent and Additional Rent (after deducting from such total refund the costs and expenses, including appraisal, accounting and legal fees of obtaining the same, to the extent that such costs and expenses were not theretofore collected from Tenant for such Tax Comparative Year); provided, however, such payment or credit to Tenant shall in no event exceed the Tax Adjustment paid for such Tax Comparative Year.  If Tenant is entitled to a credit or refund pursuant to the foregoing sentence, and the same shall not be credited or refunded prior to the end of the term of this Lease, Landlord shall pay Tenant such amount within thirty (30) days after the last day of the term of this Lease, which obligation shall survive the end of the term of this Lease.

6.07  Tenant's Review of Landlord's Books and Records.  So long as Tenant is not then in default of any term or condition of this Lease beyond any applicable notice and cure period, Tenant shall have the right to conduct a Tenant's Review, as hereinafter defined, at Tenant's sole cost and expense (including, without limitation, photocopy and delivery charges), upon thirty (30) days’ prior written notice to Landlord.  “Tenant’s Review” shall mean a review of Landlord’s books and records relating to (and only relating to) Operating Expenses payable by Tenant hereunder for the most recently completed Expense Comparative Year as reflected on the Final Statement.  Notwithstanding the foregoing to the contrary, Tenant shall have the right to examine the Landlord’s books and records relating to (and only relating to) Operating Expenses with respect to the Expense Base Year simultaneously with Tenant’s first (1st) examination of the books and records with respect to the first four (4) Expense Comparative Years (provided that Tenant timely and properly elects to review such books and records pursuant to the terms hereof) and Tenant shall thereafter have no further right to review such books and records applicable to the Expense Base Year. For purposes of clarification, Tenant’s right to review such books and records for the Expense Base Year shall be on one occasion only.  Tenant’s Review must be performed by either an employee of Tenant or by a Certified Public Accountant (“CPA”) reasonably satisfactory to Landlord.  Tenant must elect to perform a Tenant’s Review by written notice of such election received by Landlord within two hundred seventy (270) days following delivery to Tenant of the Final Statement for the most recently completed Expense Comparative Year.  In the event that Tenant fails to make such election in the required time and manner required or fails to diligently perform such Tenant's Review to completion, then Landlord's calculation of Operating Expenses shall be final and binding on Tenant. Tenant hereby acknowledges and agrees that even if it has elected to conduct a Tenant's Review, Tenant shall nonetheless pay all Expense Adjustment payments to Landlord, subject to readjustment.  Tenant further acknowledges that Landlord's books and records relating to the Office Unit may not be copied in any manner, are confidential, and may only be reviewed at a location reasonably designated by Landlord; but Landlord will make such records available within the metropolitan area in which the Premises is located.  Tenant shall provide to Landlord a copy of Tenant's Review as soon as reasonably possible after the date of such Review.  If Tenant's Review reflects a reimbursement owing to Tenant by Landlord, and if Landlord disagrees with Tenant's Review, then Tenant and Landlord shall jointly appoint an auditor to conduct a review (“Independent Review”), which Independent Review shall be deemed binding and conclusive on both Landlord and Tenant.  If the Independent Review finally determines that the total Operating Expenses as set forth in the applicable Final Statement for the Expense Comparative Year applicable thereto were overstated by five percent (5%) or more, the costs of the Tenant’s Review and the Independent Review shall be paid by Landlord, but otherwise Tenant shall pay the costs of Tenant's Review and the Independent Review.  Under no circumstances shall Tenant conduct a review of Landlord's books and records whereby the auditor operates on a contingency fee or similar payment arrangement. Any such reviewer must sign a commercially reasonable non-disclosure, non-solicitation, and confidentiality agreement.  Tenant agrees to use reasonable efforts to keep the results of its audit confidential, except for such disclosures to Tenant’s agents, employees, attorneys, accountants, financial advisors, officers, directors, members and contractors, and except for such disclosures as may be required by law, compelled by judicial process or which may be necessary to enforce the terms and provisions of this Lease.

ARTICLE 7. - ELECTRICITY

7.01  Electricity Charge.  Electricity used by Tenant in the Premises shall be paid for by Tenant by a separate charge payable by Tenant to Landlord in accordance with this Section 7.01.  Tenant shall pay to Landlord within thirty (30) days after receipt of an invoice from Landlord, the sum of (a) an amount computed by applying Tenant’s consumption and demand for the billing period in question (as measured by the submeter(s) installed (to the extent not already existing) and maintained by Landlord, at Landlord’s cost and expense, unless any repairs, maintenance or replacements are caused by the negligence or willful misconduct of Tenant or any of Tenant’s contractors, agents or employees, in which case such cost shall be paid for by Tenant) to Landlord’s Monthly Cost Rate (defined below) plus, (b) two percent (2%) of the amount determined in (a).  “Landlord’s Monthly Cost Rate” means (i) the total dollar amount billed to Landlord by the public utility and/or service providers supplying electric service to the Office Unit for the Office Unit's consumption for the relevant billing period for energy (kilowatt hours, i.e., "KWH"), divided by the total kilowatt hours consumed by the Office Unit for that billing period, carried to six decimal places, and (ii) the total dollar amount billed to Landlord by the public utility and/or service providers supplying electric service to the Office Unit for the Office Unit’s consumption for the relevant billing period for demand (kilowatts, i.e., "KW"), divided by the total demand (kilowatts) of the Office Unit for such billing period, carried to six decimal places. The Landlord's Monthly Cost Rate for KWH and for KW shall be applied to Tenant's electricity consumption and demand, KWH and KW, for the relevant billing period. Where more than one (l) meter measures the service of Tenant in the Office Unit, the service rendered through each meter shall be aggregated and billed as if measured on one meter (either, at Landlord’s option, through a smart meter system or through a so-called “totalizer” that shall be installed by Landlord, at Landlord’s cost, if not already existing), in accordance with the rates herein specified. If any tax is imposed on Landlord's receipt from the sale or resale of electric energy to Tenant by any federal, state or municipal authority, Tenant covenants and agrees that where permitted by law, Tenant's pro rata share of such tax shall be passed on to, and included in the bill of, and by Tenant to Landlord.

7.02  Load.  Landlord shall supply 6 watts demand load per rentable square foot of the Premises, exclusive of Building standard heating, ventilation and air conditioning (“HVAC”) (power required by Tenant's supplemental HVAC units is included in the 6 watts of demand load); provided, however, that, in the event that Tenant provides a request for excess load (which request shall include a corresponding load letter) on or before the three (3) month anniversary of the Lease Commencement Date, Landlord shall supply up to 7 watts demand load per rentable square foot of the Premises, exclusive of Building HVAC. Landlord shall measure Tenant's electrical usage by submeter, the installation of which (if not currently serving the Premises) shall be at Landlord's sole cost and expense. Landlord, at Landlord's sole cost and expense (but subject to inclusion as an Operating Expense), shall be responsible for the maintenance, repair and, as necessary, replacement of such meters throughout the Term of this Lease.

7.03  Provider.  Landlord shall have the exclusive right to select any company providing electrical service to the Office Unit and Premises, to aggregate the electrical service for the Office Unit and Premises with other buildings, to purchase electricity for the Office Unit and Premises through a broker and/or buyers group and to change the providers and/or manner of purchasing electricity, provided, in no event shall the costs to Tenant for electricity exceed the rates that would otherwise be payable by Landlord at such time for such electricity (other than a de minimis increase); provided, further, Landlord shall be entitled, without duplication of the two percent (2%) fee set forth in Section 7.01 above, to receive a reasonable fee (if permitted by Legal Requirements) in a particular calendar year for the services provided by Landlord for the selection of utility companies and the negotiation and administration of contracts for the generation of electricity (such fee not to exceed two percent (2%) of the amount payable by Tenant for electrical services with respect to the period in question).

7.04  Intentionally Omitted.

7.05  Discontinuance.   If required pursuant to Legal Requirements or if Landlord is also discontinuing the furnishing of electricity to all other office tenants in the Office Unit, Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon one hundred twenty (120) days’ written notice to Tenant (or such shorter notice if required by Legal Requirements), and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy; provided, however, that such termination date shall be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company and/or other service provider servicing the Building (unless otherwise required by Legal Requirements).  If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect; and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company and/or other service provider servicing the Office Unit, and may utilize the then existing electric feeders, switches, risers, wiring and common electrical infrastructure serving the Premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized demand load.  Unless Landlord voluntarily discontinues furnishing electricity to the Premises pursuant to this Section 7.05 (and is not required to discontinue the same due to Legal Requirements, Force Majeure Causes or otherwise), Landlord shall be obligated to pay no part of any cost required for Tenant’s direct electric service.  If Landlord shall discontinue furnishing electricity to the Premises pursuant to this Section 7.05  as a result of Legal Requirements, any costs incurred by Landlord in obtaining electric service directly from the public utility company and/or other service provider servicing the Building for Tenant’s use in the Premises shall be includable in the calculation of Operating Expenses. Commencing with the date when Tenant receives such direct service, and as long as Tenant shall continue to receive such service, the electricity charges and any adjustments made thereto pursuant to this Section 7.01 shall no longer be due and payable by Tenant.

ARTICLE 8. - SERVICES PROVIDED

8.01  Landlord’s Services.

(a)Air conditioning, ventilation and heating is provided to the Premises through one (1) 80-ton DX unit per full floor of the Premises serving the floors on which the Premises are located (collectively, the “DX Units”), pursuant to the specifications annexed hereto as Exhibit L.  During the hours of 8:00 a.m. to 8:00 p.m. on weekdays and Saturdays 9:00 a.m. – 1:00 p.m., holidays excepted (the “HVAC Business Hours”), Tenant shall control the temperature within the Premises via the DX Units. Landlord shall furnish cooled or heated air in season to provide a temperature condition required, in Landlord’s reasonable judgment, for comfortable occupancy of the Common Areas under normal business operations and in the absence of the use of equipment which affects the temperature or humidity which would otherwise be maintained in the Premises, during the HVAC Business Hours.  Tenant agrees to keep and cause to be kept closed all windows in the Premises and at all times to cooperate fully with Landlord in the operation of said system and to abide by all reasonable regulations and requirements which Landlord may prescribe to permit the proper functioning and protection of said heating, ventilation and air conditioning systems (and the DX Units).  Tenant acknowledges that heat pumps for the HVAC service are periodically shut down for service, which service is typically performed over weekends, and Landlord will provide at least ten (10) business days’ prior notice of any voluntary heat pump shutdown by Landlord (except in the case of an emergency or as required by applicable Legal Requirements).

(b)Landlord shall furnish cold water to the Premises at all times, in such quantities as are reasonably sufficient for ordinary drinking, lavatory, and convenience kitchen facilities.

(c)Landlord shall furnish janitor service in and about the Premises and Common Areas pursuant to the specifications set forth in Exhibit H, attached hereto (including, to the extent set forth on Exhibit H, with respect to the core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises).  Landlord shall have no obligation to perform cleaning services in those portions of the Premises which are below grade, bank space, or which are used for the preparation, dispensing or consumption of food or beverages, for use as training rooms, trading rooms/floors, for files, storage, mailing or shipping purposes, for the operation of computer, telex, data processing, reproduction or similar equipment or as private lavatories or toilets (for the avoidance of doubt, excepting the core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises), or other special purposes requiring greater or more difficult cleaning work than office areas (collectively the “Above-Standard Cleaning”), all of which portions Tenant shall cause to be kept clean at Tenant’s cost and expense; provided, Tenant shall have the right to request Landlord to perform the Above-Standard Cleaning, in which event, Tenant shall pay to Landlord within thirty (30) days after demand therefor the cost to perform such Above-Standard Cleaning (as reasonably determined by Landlord and/or its cleaning contractor) that is in excess of the cost to perform ordinary office type cleaning.  If elected by Landlord, Tenant shall pay to Landlord, on demand, a charge for the removal from the Premises of any refuse and rubbish of Tenant as shall not be contained in waste receptacles of customary office size and for the removal of refuse and rubbish of Tenant’s machines and of eating facilities requiring special handling (known as wet garbage) (collectively, the “Above-Standard Refuse Removal”), which charge shall be the reasonable charge of Landlord (or Landlord’s cleaning contractor) to perform such Above-Standard Refuse Removal that is in excess of Landlord’s (or Landlord’s cleaning contractor’s) charge to perform ordinary office type refusal removal.  Landlord, its cleaning contractor and their employees shall have access to the Premises after business hours and the use of Tenant’s light, power and water in the Premises, without charge therefor, as may be reasonably required for the purpose of cleaning the Premises. Tenant agrees to employ Landlord’s cleaning contractor or such other contractor as Landlord may from time to time designate for all waxing, shampooing, polishing, lamp replacement and other special cleaning or maintenance work of the Premises and of Tenant’s furniture, fixtures and equipment.  Landlord represents that the quality thereof shall be reasonably comparable to that of other contractors doing comparable work in comparable buildings in the area of the Building and Landlord shall also cause the cleaning contractor employed by Landlord to charge to Tenant rates that are generally consistent with those rates generally charged for above standard cleaning services charged by cleaning contractors providing comparable work in Comparable Buildings (as opposed to rates being charged by any single cleaning contractor providing comparable work in Comparable Buildings).  Tenant shall not employ any other such contractor or individual without Landlord’s prior written consent, but nothing herein contained shall prohibit Tenant from utilizing a limited number of “on staff” day porters hired directly by Tenant to perform special cleaning of a nature not provided by the employees of Landlord’s designated cleaning contractor in the Building, but only for so long as the employment by Tenant of such day porters does not result in jurisdictional disputes or strikes.

(d)Landlord shall furnish passenger elevator service in common with other tenants and occupants, daily from 8:00 a.m. to 6:00 p.m., Saturdays, Sundays and Holidays excepted (the “Passenger Elevator Hours”).  Such normal passenger elevator service, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation; provided, subject to casualty, condemnation, Force Majeure Causes, Legal Requirements (including compliance with any codes) and takedowns due to emergency repairs or maintenance, Landlord shall provide (i) two (2) passenger elevators at times other than the Passenger Elevator Hours, and (ii) not less than four (4) passenger elevators servicing the Premises during the Passenger Elevator Hours. Landlord shall provide non-exclusive freight elevator service and loading dock facilities at no charge on business days from 8:00 a.m. to 5:00 p.m.  Landlord shall provide after-hours freight elevator service and loading dock facilities at Landlord’s then standard, commercially reasonable charge for the same (which is currently $260.13 per hour) (such rate, the “Overtime Freight/Loading Rates”); provided, however, (i) with respect to the first one hundred twenty (120) hours of overtime freight elevator service and loading dock service utilized by Tenant for Tenant’s initial move-in to the Premises, any such after-hours charges shall be waived by Landlord, and (ii) all after-hours freight elevator service and loading dock service utilized by Tenant solely for Tenant’s initial move-in to the Premises in excess of such one hundred twenty (120) hours, shall be at Landlord’s actual cost therefor (as reasonably determined by Landlord).  For the avoidance of doubt, the cost incurred by Landlord during the performance of the Turn-Key Work and Base Building Work on account of Overtime Freight/Loading Rates shall be at Landlord’s sole cost and expense.

8.02  Condenser Water.  Tenant shall pay Landlord, as Additional Rent, for supplying condenser water for use at the Premises at the rate of $450.00 per ton per year, which charge shall be increased, on a cumulative basis, by an amount equal to the increase in Landlord’s actual costs to supply such condenser water over Landlord’s actual costs to provide the same for the prior calendar year (as such actual costs shall be reasonably determined by Landlord).

8.03  Energy Conservation.

(a)Notwithstanding anything to the contrary in this Article 8 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be necessary or desirable, in Landlord’s reasonable discretion, for the conservation and/or preservation of energy or energy related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

(b)Subject to applicable Legal Requirements, Landlord will reasonably cooperate with Tenant’s efforts to achieve and maintain LEED, Fitwel and WELL Health and Safety certifications (collectively “Tenant’s Green Building Initiatives”) within the Premises provided that all such Tenant’s Green Building Initiatives required for the Turn-Key Work must be included in the Final Construction Documents.  All costs and expenses incurred by Landlord in connection with such cooperation shall be at Tenant’s sole cost and expense and Tenant shall pay all such excess to Landlord within thirty (30) days following demand therefor, subject to Landlord’s Turn-Key Contribution.

(c) Subject to applicable Legal Requirements, Landlord shall use commercially reasonable efforts to generally maintain the common areas of the Office Unit in accordance with Tenant’s Green Building Initiatives (which are described on Exhibit I annexed hereto) solely to the extent necessary to obtain and maintain Tenant’s Green Building Initiatives within the Premises; provided, nothing contained herein shall require or obligate Landlord to perform any alterations, changes, improvements or modifications to any portion of the Building, or otherwise incur any fines or liabilities in connection with such efforts; provided, further, if Landlord (in its sole determination) desires to perform any such physical alterations, changes, improvements or modifications to any portion of the Building that would result in Tenant being liable to pay costs in excess of $25,000.00 pursuant to the immediately following sentence, then (i) Tenant shall have no liability to pay such excess unless Landlord shall first submit to Tenant such estimated costs thereof and Tenant approves the same (which approval shall be deemed given if Tenant fails to respond in writing to Landlord’s submittal within ten (10) days following Landlord’s delivery of the same to Tenant), and (ii) if Tenant disapproves the same, Tenant shall have no obligation to pay any such excess with respect to such proposed physical alterations, changes, improvements or modifications (it being agreed that Landlord, in Landlord’s sole discretion, shall be entitled to perform such physical alterations, changes, improvements or modifications and Tenant’s approval or disapproval pursuant to the foregoing shall in no way dictate whether Landlord can or cannot perform the same, it being agreed that this proviso solely relates to Tenant’s obligation to pay excess costs to Landlord pursuant to the immediately following sentence).  Subject to the preceding sentence, all costs and expenses incurred by Landlord in excess of $25,000.00 in the aggregate in connection with such efforts shall be at Tenant’s sole cost and expense, and Tenant shall pay all such excess to Landlord within thirty (30) days following demand therefor.

8.04  Additional Services; Overtime HVAC.  Landlord shall in no event be obligated to furnish any services or utilities, other than those specified in this Lease.  Landlord will upon reasonable advance notice, which notice must be provided no later than 2:00 p.m. on the day same is required if same is a business day, otherwise at least one (1) business day prior to any other day, provide  Tenant with ventilation, air conditioning, or heating (or permit Tenant to operate the DX Units) at times other than HVAC Business Hours at Landlord’s then established rates for such after-hours service (the current rate for overtime HVAC service is $151.00 per hour per floor) payable as Additional Rent within thirty (30) days after receipt of Landlord’s invoices therefor.  If Tenant shall fail to make any such payment, Landlord may, with ten (10) days’ written notice to Tenant, and in addition to Landlord’s other remedies under this Lease, discontinue any or all of the additional services.  Except as otherwise provided herein, no failure to furnish or discontinuance of any service pursuant to this Article 8 shall result in any liability of Landlord to Tenant or be deemed to be a constructive eviction or a disturbance of Tenant’s use of the Premises.

8.05  Interruption of Services.  Except as otherwise specifically provided herein, no failure to furnish or discontinuance of any service pursuant to this Article 8 shall result in any liability of Landlord to Tenant or be deemed to be a constructive eviction or a disturbance of Tenant’s use of the Premises.  Without limitation to the generality of the foregoing, Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas or other fuel, or water, at the Office Unit after reasonable effort so to do, by any accident or casualty whatsoever by act or default of Tenant or other parties, or by any cause beyond Landlord’s reasonable control.  Such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

Notwithstanding anything to the contrary contained in this paragraph, if: (i) (y) Landlord ceases to furnish any service in the Office Unit for a period in excess of five (5) consecutive business days (or five (5) business days within a fifteen (15) business day period) after Tenant provides written notice to Landlord of such cessation and certifying that the conditions in this paragraph have been met (the “Interruption Notice”), or (z) Landlord fails to timely make any repairs, replacements or maintenance required to be performed by Landlord hereunder after Tenant provides to Landlord an Interruption Notice; (ii) such cessation or failure does not arise as a result of an act or omission of Tenant or any of its agents, representatives, contractors or employees; (iii) such cessation or failure is not caused by a casualty or condemnation (as more fully set forth below) or any Force Majeure Causes; (iv) the restoration of such service or the performance of such repair is reasonably within the control of Landlord; and (v) as a result of such cessation or failure, the Premises or a portion thereof (other than a de minimis amount of space), is rendered untenantable and Tenant in fact ceases to use the Premises, or such portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder with respect to the portion of such space so affected during the period beginning on the sixth (6th) business day of such cessation or failure and ending on the earlier to occur of (I) the day when the service in question has been restored or the repair is made, and (II) the date on which Tenant reoccupies the affected portion of the Premises for the conduct of business.  In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant as set forth above.

8.06  Security Services.  Landlord shall provide security services to the Office Unit at the levels maintained by other prudent owners of similar condominium units in Comparable Buildings that are of comparable size and age and taking into account any unique features of the Building and the Building’s layout and similar qualifications (the “Security Service Standard”). Landlord agrees that the Security Service Standard shall initially include a 24/7 manned Office Unit lobby, CCTVs (or other comparable security surveillance), and a security turnstile access system in the lobby of the Office Unit; provided in all instances, Landlord shall have the right to upgrade, modify, alter or change all or any of the foregoing items as Landlord reasonably determines (including, without limitation, removing certain items of the foregoing to account for changes to technologies and capabilities) so long as the overall quality of the security services provided by Landlord to the Office Unit shall be at least equal to the quality of security services provided by Landlord to the Office Unit as of the date of this Lease. Notwithstanding anything to the contrary contained herein, so long as Landlord shall provide security services to the Office Unit substantially in accordance with the Security Service Standard, in no event shall Landlord have any liability to Tenant (except to the extent arising from Landlord’s negligence or willful misconduct), or shall Tenant be entitled to any rent abatement, in the event that Tenant suffers any loss, damage, cost or expense as a result of any security incident occurring in or about the Building.  .

ARTICLE 9. - LEASEHOLD IMPROVEMENTS; ALTERATIONS

9.01Alterations.   (a) Except as otherwise expressly set forth herein with respect to Notice-Only Alterations, Tenant shall not, without Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) permit any alteration, improvement, addition or installation in or to the Premises (all of which is collectively referred to as “Work”). Hanging art customarily associated with standard offices shall not require Landlord’s consent. In the event Landlord consents to any Work, Work shall be performed by contractors and subcontractors that meet the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.   All Work shall comply with Landlord’s reasonable requirements and Building standards, as well as any and all applicable municipal building codes and other applicable Legal Requirements. Tenant shall pay the cost of preparation of the plans for the Work; all permit fees and the fees of said contractors and subcontractors.  Tenant shall pay for the actual reasonable cost incurred by Landlord for the services of all third parties necessitated by Tenant’s Work (including, without limitation, construction management fees and architectural and engineering costs), as well as any Building-standard charges for the use of freight elevators, loading areas, common areas, after-hours security, and other above Building-standard services.

(b) Before commencement of any Work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord, for its prior written approval, architectural plans and specifications certified by a licensed architect or engineer reasonably acceptable to Landlord, and such other documentation as Landlord shall reasonably request; provided, however, that Tenant shall not be required to submit plans and specifications to Landlord with respect to Notice-Only Alterations (as hereinafter defined) with respect to which (i) Tenant shall not actually prepare any plans and specifications, and (ii) plans and specifications are not typically prepared, in accordance with good construction practices (it being agreed that with respect to any such Notice-Only Alterations for which Tenant’s plans and specifications are not required to be provided to Landlord, Tenant shall nonetheless provide Landlord with reasonable prior written notice of all such Notice-Only Alteration(s) describing such Notice-Only Alteration(s) in reasonable detail at least fifteen (15) days before the commencement thereof). Tenant agrees to hold Landlord, its beneficiaries and their respective agents, partners, officers, servants and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with any such Work.  Tenant shall pay Landlord’s reasonable out-of-pocket costs of reviewing plans and materials submitted to Landlord for approval.  Tenant shall pay the cost of all such Work and the cost of decorating and altering the Premises and the Building occasioned by any such Work.  Landlord shall have the right to require Tenant to deliver to Landlord cash or other security in an amount and form acceptable to Landlord to be held in escrow by Landlord to assure prompt payment for the cost of any such Work (provided the Landlord shall not require such cash or other security with respect to Work that is being performed by the Named Tenant, so long as such Named Tenant is then the Tenant under this Lease) and to require Tenant’s contractors to evidence workers compensation, general liability and other insurance coverage, as reasonably required by Landlord.  Prior to the commencement of any work in or about the Premises, Tenant shall provide to Landlord a minimum of fifteen (15) days’ prior written notice, and shall take such other actions as are required to avail itself and Landlord of any statutory protections offered by the laws and statutes of New York.  All alterations, improvements, additions and installations to or in the Premises at Landlord’s election shall become part of the Premises at the expiration of the Lease Term.  If Landlord disapproves of any Work proposed by Tenant or the plans therefor, Landlord shall respond with reasonable detail as to Landlord’s reasons for such disapproval (provided, Landlord’s failure to provide the same at the time of such disapproval shall in no way negate Landlord’s disapproval of such proposed Work or plans, it being agreed that in such instance, Landlord shall provide such reasonable details promptly following Tenant’s request therefor).

(c)  Notwithstanding anything to the contrary contained herein, Tenant may construct Notice-Only Alterations (as defined herein) in the Premises without Landlord’s prior approval, provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration at least fifteen (15) days before the commencement thereof.  A

“Notice-Only Alteration” means any Work that satisfies each of the following conditions: (i) upon completion, such alteration shall not adversely affect the structural integrity of the Premises, the Building, the Office Unit, the Real Property or building systems, impair the ability to operate, maintain and manage the Real Property or otherwise constitute a material waste or deterioration of the Property or any portion thereof; (ii) could not be or become visible from the exterior of the Building; (iii) will not create or expand any obligation of Landlord under any applicable Legal Requirements, rules, regulations, or codes; (iv) will not interfere with the provision of services or utilities to other tenants in the Building; (v) the aggregate cost for all Notice-Only Alterations performed in any 12-consecutive month period during the Term does not exceed $200,000 in the aggregate per full floor of the Premises on which the Work is being performed (which amount shall be increased annually commencing on the (1st) anniversary of the Commencement Date and on each subsequent anniversary of the Commencement Date, by adding to the initial amount (with respect to the first increase) or the then applicable amount (for subsequent increases) an amount obtained by multiplying the initial amount (with respect to the first increase) or the then applicable amount (for subsequent increases) by the percentage increase in the CPI for the month immediately preceding the Commencement Date (with respect to the initial increase) or the month immediately preceding the applicable anniversary of the Commencement Date (with respect to subsequent increases) over the CPI for the month occurring twelve (12) months prior)); (vi) will not require a permit or other government approval to undertake; and (vii) such Notice-Only Alterations shall be performed diligently and continuously to completion in a good and workmanlike manner and in compliance with all applicable Legal Requirements.  Without limiting Tenant’s obligation to notify Landlord of an intended Notice-Only Alteration at least fifteen (15) days before the commencement thereof as set forth herein, Tenant shall furnish Landlord with full and final waivers of lien, and, if available, receipted bills covering all labor and materials expended and used in connection with such Notice-Only Alteration within fifteen (15) days after the completion of such Notice-Only Alteration.

(d)For financial reporting and federal income tax purposes only (i.e., same shall not be deemed to modify Tenant’s insurance obligations or restoration obligations, etc.), during the term of this Lease (i) the portion of the Turn-Key Work paid for through the Landlord’s Turn-Key Contribution shall be deemed owned by Landlord and (ii) the portion of the Turn-Key Work paid for by Tenant (and not through the Landlord’s Turn-Key Contribution) shall be deemed owned by Tenant.

9.02Tenant’s Work. The following shall apply to Tenant’s contractors: (i) prior to the commencement of the Work or the delivery of any construction or construction-related materials to the Building, Tenant shall submit to Landlord for Landlord's approval (not to be unreasonably withheld, conditioned or delayed), the names and addresses of Tenant’s contractors, copies of any necessary permits and licenses, and certificates of insurance evidencing the insurance required by Landlord pursuant to Section 9.01 above; (ii) all such Work shall be done only by union contractors or mechanics unless otherwise approved by Landlord (which approval shall not be unreasonably withheld) and at such time and in such manner as Landlord may from time to time reasonably designate; (iii) upon completion of any Work, Tenant shall furnish Landlord with as-built plans, full and final waivers of lien, and, if available, receipted bills covering all labor and materials expended and used in connection with such Work, and (iv) all such Work shall comply with all insurance requirements, all Legal Requirements, ordinances, rules and regulations of all governmental authorities, and all collective bargaining agreements applicable to the Building, and shall be done in a good and workmanlike manner and with the use of good grades of new materials. Without limitation to the generality of the foregoing, under no circumstances shall Tenant be allowed to access any risers, the roof, or any life-safety systems without the express written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Landlord may require that Tenant use Landlord’s preferred Class E contractor and designated expediter, in which case Landlord shall ensure such contractors charge commercially competitive rates for such work. At all times during the Term of this Lease, Tenant shall ensure that all wiring and cabling that it installs within the Premises or Building complies with all provisions of local fire and safety codes, as well as with the National Electric Code.

9.03  No Mechanic’s Liens.  Without limitation of the provisions of Section 9.01, Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, the Office Unit or the Building.  In case any such lien shall be filed, Tenant shall, (a) with respect to any lien equal to $100,000.00 or less in the aggregate, within thirty (30) days, or (b) with respect to any lien greater than $100,000.00 in the aggregate, within seven (7) business days, in each instance, after Tenant shall have received notice of the filing thereof, satisfy and release (or cause the release of) such lien of record, or, at Tenant’s sole cost and expense, provide a lien and completion bond in an amount equal to one hundred ten percent (110%) of the estimated cost of such improvements, to insure Landlord against any liability for mechanic’s liens and to insure completion of the work.  If Tenant shall fail to have such lien satisfied and/or released of record with the applicable time periods set forth in subclauses (a) and (b) above, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall pay Landlord on demand the amount so paid by Landlord.  If (i) following the date of this Lease, Landlord shall refinance the Office Unit, and (ii) pursuant to Landlord’s obligations under all financing and related documents with respect to such refinancing Landlord has the right (and will not be penalized in any way nor shall the same constitute a default by Landlord thereunder) to cure and remove all liens of any mechanic or materialman placed or filed against the Premises, the Office Unit or the Building within a period of more than seven (7) business days after Landlord receives notice of the same, then the seven (7) business day time period in subclause (b) above shall be extended to the lesser of (y) such time period of more than seven (7) business days that Landlord has the right under all financing and related documents to cure and remove all liens pursuant to subclause (ii) above, and (z) thirty (30) days; provided, the foregoing shall in no way obligate Landlord to refinance the Office Unit and shall in no way impose any obligation on Landlord to ensure that any such financing and related documents permit Landlord to cure and remove such liens within any particular period.

9.04  Fire Stairs.  Tenant shall have the right to use the internal fire stairway between the contiguous floors of the Premises (it being agreed that Tenant shall be permitted to use the fire stairway between non-contiguous floors of the Premises to the extent that such non-contiguous portion of the Premises shall be added thereto pursuant to any right of first offer or expansion option provided for in this Lease). Tenant, at Tenant’s sole cost and subject to Landlord’s approval of specifications, which approval shall not be unreasonably withheld, conditioned or delayed, shall install its electronic card access system at entry points between such fire stairway and the Premises. Any other alterations to the fire stairways serving the Premises shall be at Tenant’s sole cost and subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

9.05  Landlord’s Consent.  Landlord shall respond to Tenant’s request for consent to any Work (pursuant to Section 9.01 or Section 9.02 above) or to any contractor (pursuant to Section 9.02 above) within fifteen (15) business days after Landlord’s receipt of Tenant’s written request for consent therefor, accompanied by (a) with respect to any Work, plans and specifications for such work and any other submittals required in accordance with the provisions of Section 9.01 and Section 9.02 (herein called a “Work Request”), or (b) with respect to any contractor, the name and address of the contractor, the scope of work to be performed by such contractor, and such other information as may be reasonably requested by Landlord (herein called a “Contractor Request”); provided, however, if Landlord has engaged the services of an outside consultant to review Tenant’s plans and specifications for the applicable Work, the fifteen (15) business day period shall be extended by five (5) additional business days. If Landlord shall fail to approve or disapprove the Work Request or the Contractor Request, as applicable, within such fifteen (15) business day period (as may be extended by an additional five (5) business days as set forth above) after Landlord’s receipt of such Work Request or Contractor Request, as applicable, then, in either instance, Tenant shall have the right to give to Landlord a second written notice (herein called a “Second Request”) requesting Landlord’s consent to such Work or such contractor, as applicable, again accompanied by such plans, specifications and submittals and other information required hereunder. The Second Request shall contain the following language in capitalized bold print at the beginning of such notice: “THIS IS A REQUEST MADE PURSUANT TO SECTION 9.05 OF THE LEASE WITH RESPECT TO APPROVAL OF  _________ SENT TO YOU ON [DATE].  FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE A CONSENT TO ________________.” If Landlord fails to approve or disapprove any Work described in Tenant’s Second Request or a contactor set forth in Tenant’s Second Request, as applicable, within five (5) business days after Landlord’s receipt of Tenant’s Second Request, as Tenant’s sole remedy for such failure, Landlord’s consent shall be deemed given to the Work subject to such Work Request or the contractor subject to such Contractor Request.

ARTICLE 10. - SIGNAGE

10.01 Interior Signage. Tenant may place its standard corporate signage and logo on the entrance to the Premises and in the elevator lobby of any full floor within the Premises (the exact specifications of which are subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed and shall be deemed Work (and accordingly, subject to Section 9.05 above)).

10.02 Tenant’s Lobby Signage.

(a)Subject to the rights of Landlord as hereinafter set forth and provided, Landlord shall, prior to the Commencement Date, install, at Tenant’s sole cost and expense, a sign identifying Tenant as a tenant of the Building in the Building lobby, subject to Landlord’s reasonable approval, at the location described in, and in accordance with (x) specifications prepared by Landlord, at Tenant’s expense, and (y) the Building’s signage program (any such sign erected by Landlord in the Building lobby being collectively referred to herein as “Tenant’s Lobby Signage”) (it being understood that the Building’s current signage program requires that Tenant use brush aluminum finish with no colors and that the character height may not exceed eight (8) inches). If at any time the Named Tenant (as hereinafter defined) is no longer leasing at least three (3) full floors pursuant to this Lease,  Landlord shall be permitted to remove Tenant’s Lobby Signage and Tenant shall thereafter have no further rights with respect to the Tenant’s Lobby Signage.

(b)During the Term (and so long as Tenant is permitted to display the same pursuant to the terms of this Lease), Landlord, at Tenant’s sole cost, shall maintain Tenant’s Lobby Signage in good order and repair.

(c)Upon the expiration or earlier termination of the Term, or upon any earlier date upon which Tenant’s rights respecting Tenant’s Lobby Signage under this Section 10.02 shall terminate, Landlord shall remove such signage and make any repairs necessitated by such removal, and Tenant shall reimburse Landlord for the commercially reasonable and actual out-of-pocket costs and expenses incurred by Landlord in connection with such removal, which amounts shall be payable as Additional Rent within thirty (30) days after Tenant shall have been billed therefor, together with reasonable supporting documentation.  The obligations of Tenant pursuant to the preceding sentence shall survive the expiration of the Term.

(d)Tenant’s right to Tenant’s Lobby Signage shall be personal to Schrödinger, Inc. (and its Affiliated Entities and any Tenant Successor to Schrödinger, Inc. that is then the Tenant under this Lease) (collectively, the “Named Tenant”).

10.03  Exterior Signage – 45th Street Entrance.

(a)Subject to the rights of Landlord as hereinafter set forth and provided, Landlord shall, prior to the Commencement Date, install, at Tenant’s sole cost and expense, a sign identifying Tenant as a tenant of the Building on the exterior of the Building’s 45th Street entrance, subject to Landlord’s reasonable approval and any approval(s) required by New York City, at the location described in, and in accordance with (x) specifications prepared by Landlord, at Tenant’s expense, and (y) the Building’s signage program (any such sign erected by Landlord on the exterior of the Building’s 45th Street entrance being collectively referred to herein as “Tenant’s Exterior Signage”) (it being understood that a rendering of Tenant’s Exterior Signage under the Building’s current signage program, which rendering has been approved by Landlord, is attached hereto as Exhibit D; provided, subject to Landlord’s reasonable approval Tenant may request additional modifications to the rendering so long as the modified signage is substantially similar to the rendering.  Notwithstanding any of the foregoing, Tenant’s rights set forth in this Section 10.03 are non-exclusive, and Landlord may, without triggering any rights of Tenant under this Section 10.03, install signage on the exterior of the Buildings 45th Street entrance that identifies any of the following: (i) Landlord or any affiliates of Landlord, (ii) a tenant or occupant of the Building that was granted such right in connection with a lease, (iii) a person (other than a tenant of the Building) to which Landlord sold such naming rights, or (iv) the managing agent for the Building or the Unit.  If at any time the Named Tenant is no longer leasing at least three (3) full floors pursuant to this

Lease,  Landlord shall be permitted to remove Tenant’s Exterior Signage and Tenant shall thereafter have no further rights with respect to the Tenant’s Exterior Signage.

(b)During the Term (and so long as Tenant is permitted to display the same pursuant to the terms of this Lease), Landlord, at Tenant’s sole cost, shall maintain Tenant’s Exterior Signage in good order and repair.

(c)Upon the expiration or earlier termination of the Term, or upon any earlier date upon which Tenant’s rights respecting Tenant’s Exterior Signage under this Section 10.03 shall terminate Landlord shall remove such signage and make any repairs necessitated by such removal, and Tenant shall reimburse Landlord for the commercially reasonable and actual out-of-pocket costs and expenses incurred by Landlord in connection with such removal, which amounts shall be payable as Additional Rent within thirty (30) days after Tenant shall have been billed therefor, together with reasonable supporting documentation.  The obligations of Tenant pursuant to the preceding sentence shall survive the expiration of the Term.

(d)Tenant’s right to Tenant’s Exterior Signage shall be personal to the Named Tenant.

(e)Subject to the provisions of this Section 10.03, Landlord will install Tenant’s Exterior Signage in the position of Tenant 2 (as depicted on Exhibit D) and substantially in accordance with the attached Exhibit D.  To the extent that any additional tenant signage (not including any signage identifying Tenant) is added after the date hereof to the columns of the Building’s 45th Street entrance, such signage shall be placed next in the position of Tenant 4 and lastly, in the position of Tenant 3 (as depicted on Exhibit D); provided, however, so long as Tenant shall be permitted to display Tenant’s Exterior Signage in the position of Tenant 2 (as depicted on Exhibit D) pursuant to the terms and conditions of this Lease, then, if prior to the date that signage shall be placed in all four positions shown on Exhibit D, that certain Fourth Amendment to Lease dated as of October 1, 2019 by and between SPUSV5 1540 Broadway, LLC, as landlord, and Adobe Inc., as tenant (and the underlying lease to which such Fourth Amendment to Lease modifies, as the same may be hereinbefore or hereinafter modified, extended or assigned) shall no longer be in full force and effect and the tenant or occupant thereunder shall no longer have any signage rights with respect to the columns of the Building’s 45th Street entrance, then (on a going-forward basis only) such additional signage shall be placed next in the position of Tenant 3 and lastly in the position of Tenant 4.  For so long as Tenant shall be permitted to install the Tenant’s Exterior Signage pursuant to the terms hereof, except to the extent required by applicable Legal Requirements, Landlord agrees that it shall not permit tenants or occupants of the Office Unit (including Tenant) to install or maintain more than four (4) signs in total on the columns of the Building’s 45th Street entrance, and no more than two (2) signs on either of such columns of the Building’s 45th Street entrance.

ARTICLE 11. - SURRENDER AND HOLDING OVER

11.01Surrender.  At the termination of this Lease, by lapse of time or otherwise, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises and all locks therein to Landlord and make known to Landlord the combination of all combination locks in the Premises, and shall, subject to Articles 12 and 13, return the Premises to Landlord in “broom clean” condition and in as good condition as when Tenant originally took possession, ordinary wear and tear and repairs which are not Tenant's obligation under this Lease excepted, and shall remove (i) all of Tenant’s movable machinery, equipment, furniture and trade fixtures and other personal property (collectively, “Tenant Personalty”), (ii) all Specialty Alterations, as defined below, and (iii) all telecommunication, computer and other cabling installed by or for Tenant in the Premises or elsewhere in the Building, unless such cabling is appropriately labeled or tagged at both ends (in which event such cabling may be left in place whether or not such cabling is located within the Premises or elsewhere in the Building). If Tenant fails to surrender possession of the Premises in the foregoing condition, Landlord may restore the Premises to such condition and Tenant shall pay the actual, reasonable cost thereof to Landlord on demand. With respect to any Tenant Personalty remaining on the Premises following surrender (or termination) of possession of the Premises, Landlord may, without liability to Landlord, elect to: (i) retain such property, in which event this Lease shall act as a bill of sale therefor, (ii) discard any such property (including, without limitation, files, computers and confidential information and documentation) in any manner Landlord deems appropriate, including, without limitation, document destruction; and/or (iii) if any property consists of large pieces of furniture (including modular furniture) or files containing confidential information, then Landlord leave such property within the Premises and treat Tenant as "holding over" as more fully set forth below; provided, without limitation of the generality of the foregoing, Tenant shall not be deemed in “hold over” under this Lease merely as a result of its failure to remove a de minimis amount of Tenant Personalty from the Premises at the end of the Lease Term.

11.02 Removal of Fixtures. Upon termination of this Lease or of Tenant's right to possession of the Premises, by lapse of time or otherwise, all installations, additions, partitions, hardware, light fixtures, floor coverings, non-trade fixtures and improvements, temporary or permanent, whether placed there by Tenant or Landlord, shall be Landlord's property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. Landlord shall have the right to require that any Specialty Alterations (defined below) be removed by Tenant at the expiration of the Term; subject to the following sentence. Upon Tenant’s written request at the time of Tenant’s submission of plans and specifications for any Work (including the Turn-Key Work), Landlord shall advise Tenant whether such Work is a Specialty Alteration and whether such Specialty Alterations is required to be removed upon the expiration or sooner termination of this Lease (it being agreed that if such written request is not made by Tenant at the time of Tenant’s submission of plans and specifications, then Landlord shall have the right to serve notice upon Tenant no less than six (6) calendar months’ prior to the expiration of this Lease that any of such Specialty Alterations shall be removed); it being agreed that if such request is properly made by Tenant (as set forth below), any Specialty Alteration not designated by Landlord as required to be removed pursuant to this Section 11.02 shall not be required to be removed (except with respect to any restrooms other than core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises; which such restrooms shall all be and be deemed to be Specialty Alterations and shall be required to be removed by Tenant, other than core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises).  Any such request made by Tenant shall state, in bold capital letters that “THIS IS A REQUEST UNDER SECTION 11.02 OF THE LEASE FOR LANDLORD TO DESIGNATE WHETHER LANDLORD SHALL REQUIRE THAT ANY WORK DESCRIBED IN THE PLANS AND SPECIFICATIONS BEING PROVIDED TO LANDLORD HEREUNDER ARE SPECIALTY ALTERATIONS AND ARE TO BE REMOVED PRIOR TO THE END OF THE TERM OF THE LEASE. IF LANDLORD SHALL FAIL TO DESIGNATE ANY SUCH WORK AS SPECIALTY ALTERATIONS WHICH WILL BE REQUIRED TO BE REMOVED BY TENANT, TENANT SHALL NOT BE REQUIRED TO REMOVE ANY SUCH WORK PRIOR TO THE EXPIRATION OF THE TERM OF THIS LEASE IN ACCORDANCE WITH SECTION 11.02 OF THE LEASE.”  "Specialty Alterations" shall mean Work installed by or at the request of Tenant (including, without limitation, the Turn-Key Work), that (i) perforate, penetrate (other than a de minimis size or amount) or require reinforcement of a floor slab (such as interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) consist of a kitchen (other than a typical non-cooking office pantry) or restrooms (other than core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises), and/or (v) is not consistent for office space within similar Class A buildings in Landlord’s reasonable judgement and the same would materially increase demolition costs over the costs to demolish typical office installations. Notwithstanding the foregoing, Tenant shall not be required to remove (x) any internal staircase installed in the Premises except to the extent the Lease is terminated prior to the scheduled Expiration Date (e.g., Tenant shall be required to remove all internal staircases installed in the Premises if Tenant exercises the Termination Option), or (y) core restrooms and up to one (1) additional ADA restroom located on each full floor of the Premises.

11.03  Holding Over.  If Tenant retains possession of the Premises or any part thereof after the expiration or sooner termination of this Lease, by lapse of time or otherwise, Tenant, unless Landlord otherwise elects, shall become a tenant at sufferance.  Tenant shall pay Landlord monthly Base Rent at one hundred fifty percent (150%) for the initial sixty (60) days of the holdover period and two hundred percent (200%) thereafter, of the rate of Base Rent in effect for the month immediately preceding said holding over (without taking into effect any abatements, offsets or credits), computed on a per month basis, for each month or part thereof (without reduction for any such partial month)

that Tenant thus remains in possession, and Tenant will continue to pay the Expense Adjustment and Tax Adjustment in accordance with the terms of this Lease in effect preceding such holdover.  The provisions of this Article 11 do not exclude Landlord’s right of reentry or any other right hereunder.  Additionally, notwithstanding anything contained in this Lease to the contrary, Tenant shall be liable for all actual and direct damages incurred by Landlord if Tenant holds over for more than sixty (60) days following the expiration or termination hereof.

11.04  Cumulative Rights.  All of Landlord’s rights and remedies under this Section 11 shall be cumulative with and in addition to any and all rights and remedies which Landlord may have elsewhere in this Lease, at law or in equity.  Any specific remedy provided for in any provision of this Section shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

11.05  Survival.  All obligations of Tenant under this Article 11 shall survive the termination of this Lease, by lapse of time or otherwise.

ARTICLE 12. - DAMAGE OR DESTRUCTION

12.01  Minor Damage. Subject to the Declarations, in the event the Premises, the Office Unit or the Building, or any portion thereof, is damaged or destroyed by any casualty (and this Lease is not terminated), then Landlord shall (or shall cause the Board of Managers to) rebuild, repair and restore the damaged portion thereof, provided that (i) such rebuilding, restoration and repair can be completed within two hundred seventy (270) days after the work commences in the opinion of a registered architect or engineer appointed by Landlord, (ii) the damage or destruction has occurred more than twelve (12) months before the expiration of the Term and (iii) such rebuilding, restoration, or repair is then permitted, under applicable governmental laws, rules and regulations, to be done in such a manner as to return the damaged portion thereof to substantially its condition immediately prior to the damage or destruction, including, without limitation, substantially the same net rentable floor area.  Notwithstanding the foregoing, Landlord shall have no obligation to repair any damage to, or to replace any of, the Tenant Personalty, including, without limitation, Tenant’s personal property, furnishings, trade fixtures, equipment or other such property or effects of Tenant.

12.02  Major Damage.  In the event the Premises, the Office Unit or the Building, or any portion thereof, is damaged or destroyed by any casualty (whether or not the Premises are damaged or destroyed) that its repair or restoration requires more than two hundred seventy (270) days or the expenditure of more than thirty-five percent (35%) of the full insurable value of the Office Unit immediately prior to the casualty (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), then Landlord shall within sixty (60) days after such damage or destruction, notify Tenant of its election, at its option, to either (i) rebuild, restore and repair the damaged portions thereof, in which case Landlord’s notice shall specify the time period within which Landlord estimates such repairs or restoration can be completed; or (ii) terminate this Lease effective as of the date the damage or destruction occurred, provided that Landlord shall terminate leases covering no less than seventy-five percent (75%) of the office space in the Office Unit then leased to tenants (including Tenant).  If Landlord does not give Tenant written notice within sixty (60) days after the damage or destruction occurs of its election to rebuild or restore and repair the damaged portions thereof, Landlord shall be deemed to have elected to terminate this Lease.  Notwithstanding the foregoing, if Landlord does not elect to terminate this Lease, Tenant may terminate this Lease if Landlord notifies Tenant that such repair or restoration cannot be completed within three hundred and sixty-five (365) days after the work is commenced, unless Tenant’s negligent actions or omissions (or willful misconduct) are the cause of the damage.  If Tenant has the right to terminate the Lease in accordance with the above provisions, Tenant may so elect by written notice to Landlord which must be given within forty-five (45) days after Tenant’s receipt of Landlord’s notice of its election to rebuild.  Upon Landlord’s receipt of such notice, the termination shall be effective as of the date the destruction occurred.

12.03  Abatement of Rent.  There shall be an abatement of rent by reason of damage to or destruction of the Premises or the Building, or any portion thereof (other than a de minimis portion), to the extent that the floor area of the Premises (or a portion thereof) cannot be reasonably used or accessed by Tenant (and, as a result, Tenant does not actually occupy and access the Premises or such portion thereof) for conduct of its business, in which event the Base Rent shall abate proportionately commencing on the date that the damage to or destruction of the Premises or Building has occurred and ending on the date that Landlord shall complete the required work set forth in this Article 12, except that, if Landlord or Tenant elects to terminate this Lease as provided in Paragraph 12.02 above or Paragraph 12.05 below (or this Lease is otherwise terminated), no obligation shall accrue under this Lease after such termination.  Notwithstanding the provisions of this Section, if any such damage is due to the negligence or willful misconduct of Tenant, any person claiming through or under Tenant, or any of their employees, suppliers, shippers, servants, customers or invitees, then there shall be no abatement of rent by reason of such damage, except to the extent Landlord is fully reimbursed for such abatement through insurance.  Tenant’s right to terminate this Lease in the event of any damage or destruction to the Premises or Building, is governed by the terms of this Section and therefore Tenant hereby expressly waives the provisions of any and all Legal Requirements, whether now or hereafter in force, and whether created by ordinance, statute, judicial decision, administrative rules or regulations, or otherwise, that would cause this Lease to be terminated, or give Tenant a right to terminate this Lease, upon any damage to or destruction of the Premises or Building that occurs.

12.04  Waiver.  Tenant waives the provisions of any present or future Legal Requirements or case decisions regarding damage, destruction, repair or restoration of the Premises and/or Building and agrees that the provisions of this Article 12 shall control to the same effect.  Upon completion of such repair or restoration, Tenant shall promptly refixture the Premises substantially to the condition they were in prior to the casualty and shall reopen for business if closed by the casualty.  Without limitation to the generality of the foregoing, this Lease shall be considered an express agreement governing any case of damage to or destruction of, any part of the Building or Premises by fire or other peril, and Section 227 of the Real Property Law of the State of New York providing for such contingency in the absence of express agreement, and any other law of like import now or later in force, shall have no application.

12.05  Substantial Damage at the End of the Term.  Notwithstanding anything contained in this Article 12 to the contrary, if the Premises shall be substantially damaged (e.g., it would take 3 months or more for Landlord to perform its required repairs to the Building and/or the Premises) or Tenant’s shall have no reasonable means of access thereto, in either event, due to the occurrence of a casualty during the last five hundred forty (540) days of the term of this Lease (as same may have been extended), Tenant may elect by notice, given within forty-five (45) days after the occurrence of such damage, to terminate this Lease and if Tenant makes such election, the Term shall expire not later than the 120th day after notice of such election is given and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease.

ARTICLE 13. - EMINENT DOMAIN

13.01  Condemnation of the Premises.  In the event that the whole Premises shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), then the Lease shall terminate as of the date possession is taken.  In the event that (a) fifteen percent (15%) or more of the Premises shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking) and as a result thereof in Tenant’s reasonable business judgement, the remainder of the Premises cannot be used for the same purpose as prior to such taking, or (b) a portion of the Building shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), and as a result thereof, such fifteen percent (15%) or more of the Premises are rendered inaccessible, then in either event of subclauses (a) or (b), Tenant may elect to cancel this Lease provided such notice of election is given by Tenant to Landlord not later than forty-five (45) days after the date when title shall vest in the condemning authority.  Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice and Rent shall be apportioned as of such termination date.

13.02  Partial Condemnation of the Premises.  If less than fifteen percent (15%) of the Premises shall be so condemned or taken (or sold under threat thereof) and after such taking in Tenant’s reasonable business judgement the Premises can be used for the same purposes as prior thereto (subject to Section 13.01 above), the Lease shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Tenant shall pay full Rent up to that date (with appropriate refund by Landlord of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Base Rent and Tenant’s Share shall be equitably adjusted to reflect the reduction in the Premises by reason of such taking, Landlord shall, at its expense, make all necessary repairs or alterations to the Building so as to constitute the remaining Premises a complete architectural unit, provided that Landlord shall not be obligated to undertake any such repairs or alterations if the cost thereof exceeds the award resulting from such taking.

13.03  Building Condemnation.  If part of the Building shall be so condemned or taken (or sold under threat thereof), or if any adjacent property or street shall be condemned or improved by a public or quasi-public authority in such a manner and Landlord is obligated to terminate (and Landlord does so terminate) all of the office leases within the Office Unit (whether pursuant to law or as otherwise required by a Mortgagee, a Ground Lessor, or the Condominium (or the Board of Managers)), Landlord may terminate this Lease by notifying Tenant of such termination within sixty (60) days following the taking of possession by such public or quasi-public authority, and this Lease shall expire on the date specified in the notice of termination, which shall be not less than sixty (60) days after the giving of such notice, as fully and completely as if such date were the date hereinbefore set forth as the expiration of the Term, and the Base Rent, Expense Adjustment and Tax Adjustment hereunder shall be apportioned as of such date.

13.04  Award.  Landlord shall be entitled to receive the entire award, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Building.  Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation, whether attributable to the value of any unexpired portion of the Term, the loss of profits, goodwill, leasehold improvements or otherwise, Tenant irrevocably assigning any and all such claims to Landlord; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of the Tenant Personalty taken.

ARTICLE 14. - RELEASE, WAIVER AND INDEMNIFICATION

14.01  Intentionally omitted.

14.02  Tenant’s Indemnification.  Subject to Section 15.05, to the extent not expressly prohibited by applicable Legal Requirements and except to the extent caused by the negligence or willful misconduct of Landlord or any Mortgagees, any Ground Lessors, and the Board of Managers and each of their respective beneficiaries, mortgagees, stockholders, agents (including, without limitation, management agents), partners, officers, servants and employees, and their respective agents, partners, officers, servants and employees (collectively, the “Landlord Indemnified Parties”), Tenant shall indemnify, defend and hold harmless Landlord and the other Landlord Indemnified Parties from and against any and all claims by any person other than any of the Landlord Indemnified Parties arising from or in connection with (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the Premises during the term of this Lease or during the period of time, if any, prior to the commencement of the term of this Lease that Tenant shall have been given access to the Premises (and shall have actually accessed the Premises); (b) any negligent act or omission (where there is a duty to act) of Tenant or any of its subtenants or licensees or its or their members, partners, directors, principals, shareholders, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (except to the extent caused by Landlord’s negligence or the negligence of any of the Landlord Indemnified Parties) occurring in, at or upon the Premises; and (d) any breach or default by Tenant of Tenant’s obligations under this Lease beyond any applicable periods of notice and cure; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.  Landlord may, at its option, repair such damage or replace such loss, and Tenant shall within thirty (30) days after demand by Landlord reimburse

Landlord for all costs of such repairs, replacement and damages in excess of amounts, if any, paid to Landlord under insurance covering such damages.  In the event any action or proceeding is brought against Landlord or any of the other Landlord Indemnified Parties by reason of any such claims, then, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord (it being understood and agreed that counsel designated by Tenant’s insurer shall be deemed to be reasonably satisfactory).

14.03  Landlord’s Indemnification.  Subject to applicable waivers of subrogation, releases, and limitations on liability (including, without limitation, Section 15.05), except to the extent caused by the negligence or willful misconduct of Tenant or its subtenants or licensees, or any of their respective partners, members, directors, principals, shareholders, officers, agents, employees and contractors (collectively, the “Tenant Indemnified Parties”), Landlord shall indemnify, defend and hold harmless Tenant and the other Tenant Indemnified Parties harmless from and against all claims by any person other than Tenant or any of the other Tenant Indemnified Parties, resulting from (a) any negligent act or omission (where there is a duty to act) or willful misconduct of Landlord or its officers, agents, employees or contractors and (b) any breach or default by Landlord of Landlord’s obligations under this Lease beyond any applicable periods of notice and cure, together with all reasonable costs and expenses incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements.  None of the events or conditions set forth in this paragraph shall be deemed a constructive or actual eviction or entitle Tenant to any abatement or reduction of Rent. If any action or proceeding is brought against any Tenant Indemnified Party by reason of such claim for which Landlord has liability hereunder, Tenant shall promptly notify Landlord and Landlord, upon notice from such Tenant Indemnified Party shall resist and defend such action or proceeding (using counsel reasonably satisfactory to Tenant.  Notwithstanding anything contained herein, in no event shall Landlord be liable to any of the Tenant Indemnified Parties for any consequential or punitive damages.

14.04  Limitation on Liability.  Tenant agrees that in the event Tenant shall have any claim against Landlord under this Lease arising out of the subject matter of this Lease, Tenant’s sole recourse shall be against Landlord’s interest in the Office Unit, for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord or any of the other Landlord Indemnified Parties as a result of a breach hereof or otherwise in connection with this Lease, and no other property or assets of Landlord, the Landlord Indemnified Parties, or their successors or assigns, shall be subject to the levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction or decree.  Under no circumstances shall Landlord or Tenant be liable for, and Landlord and Tenant hereby waive, consequential, punitive, special, or exemplary damages, or any damages similar thereto (except, with respect to Tenant, as otherwise set forth in Section 11.03).

ARTICLE 15. - INSURANCE; WAIVER OF SUBROGATION

15.01  Tenant’s Liability Insurance.  Tenant shall procure and maintain at its own cost   an occurrence form commercial general liability policy with such limits as may be reasonably requested by Landlord from time to time (which as of the date hereof shall be not less than $3,000,000 under a combined single limit of coverage, $5,000,000 aggregate and $5,000,000 umbrella) insuring Landlord, the other Landlord Indemnified Parties and Tenant from claims, demands or actions for injury to or death of any person or persons and for damage to property made by, or on behalf of, any person or persons, firm or corporation, arising from, related to or connected with the Premises.  The insurance shall name Landlord and Landlord’s Managing Agent (and, if requested by Landlord or any mortgagee, include any Mortgagee or Ground Lessor) and their respective agents and employees as additional insureds.  Tenant’s insurance shall be primary to Landlord’s insurance and Landlord’s insurance shall be excess to and not contribute with Tenant’s insurance. Certificates of insurance, copies of additional insured endorsements evidencing the coverage required and satisfactory evidence of payment of the premium shall be provided to Landlord prior to the commencement of the Term and each renewal thereof not less than thirty (30) days prior to the expiration of the policy.

15.02  Tenant’s Property Insurance.  Tenant shall carry insurance of the type typically referred to as “all risks” insurance that is at least as broad in scope as the ISO Causes of Loss – Special Form (CP 10 30) covering the full replacement cost of alterations, betterments and tenant improvements in the Premises and its interest in all its personal property and trade fixtures located on or within the Building, including, without limitation, its office furniture, equipment and supplies.  Tenant shall also carry business interruption insurance in an amount adequate to cover the payment of Tenant’s rental expenses during the period of partial or total shutdown of Tenant’s business for a period of not less than twelve (12) months.

15.03  Additional Coverage.  Tenant shall also carry a policy of Workers’ Compensation insurance that satisfies all legal requirements of the State in which the Premises is located.  Additionally, Landlord may require that Tenant carry other forms of insurance; provided that the same are commercially reasonable and in keeping with the insurance requirements of owners of similar properties in the applicable submarket in which the Premises is located.

15.04  Increase in Coverage.  Landlord may, by notice to Tenant, require an increase in coverage if, in the reasonable opinion of Landlord, the insurance specified in this Article 15 is no longer considered adequate to maintain a reasonable level of insurance protection; provided, however, that (a) Landlord shall not require an increase in coverage more frequently than one (1) time in any three (3) year period) and (b) the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of Comparable Buildings.  If Tenant fails to maintain and secure the insurance coverage required under this Article then Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to procure and maintain such insurance, the cost of which shall be due and payable to Landlord by Tenant within ten (10) business days after written demand.

15.05  Waiver of Subrogation.  (a) Notwithstanding any other provision of this Lease to the contrary, Tenant hereby waives all rights of action against Landlord and the Board of Managers for loss or damage to the Premises, or the Building and property of Tenant in the Building, which loss or damage is insured or is required pursuant to this Lease to be insured, subject to the condition that this waiver shall be effective only when the waiver is permitted by such insurance policies or when, by the use of good faith effort, such waiver could have been permitted in the applicable insurance policies.

(b)Notwithstanding any other provision of this Lease to the contrary, Landlord hereby waives all rights of action against Tenant for loss or damage to the Premises, or the Building and property of Landlord in the Building, which loss or damage is insured or is required pursuant to this Lease to be insured by valid and collectible insurance policies to the extent of the proceeds collected or collectible under such insurance policies, subject to the condition that this waiver shall be effective only when the waiver is permitted by such insurance policies or when, by the use of good faith effort, such waiver could have been permitted in the applicable insurance policies.

15.06   Acceptable Insurers.  All insurance policies shall be in forms reasonably satisfactory to Landlord and any mortgagee of the building and placed with insurers admitted in the State where the property is located.  All insurance shall be issued by insurers with an A. M. Best rating of A-, VII or better.

15.07  Cancellation.  The aforesaid insurance policies shall provide at least thirty (30) days’ prior written notice of cancellation (unless such cancellation is due to non-payment of premiums, in which event ten (10) days’ prior written notice shall be required).  If Tenant receives notice of cancellation, Tenant shall notify the Landlord and Landlord’s Management Agent in writing within five (5) business days of receiving such notice.

15.08  Increased Costs.  Tenant shall not conduct or permit to be conducted by its employees, agents, guests or invitees any activity, or place any equipment in or about the Premises or the Building that will in any way increase the cost of fire insurance or other insurance on the Building (provided the mere use of the Premises for general, administrative and executive office use shall not be deemed to violate this sentence).  If any increase in the cost of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau, if any, to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such cost is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase.  Tenant shall reimburse Landlord for such amount upon written demand from Landlord and any such sum shall be considered additional Rent payable hereunder.  Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building.

15.09  Landlord’s Insurance.  Landlord shall maintain in respect of the Office Unit at all times during the Term, (a) fire and casualty insurance covering the Office Unit and Landlord’s property, and (b) general liability insurance in amounts of coverage required by any institutional mortgagee of the Office Unit, or, if there is no institutional mortgagee of the Office Unit, then in amounts comparable to the amounts carried by owners of comparable condominium units in Comparable Buildings.

ARTICLE 16. - LANDLORD’S AND TENANT’S RIGHT OF ACCESS

16.01  Entry into Premises.  Landlord and its contractors and representatives shall have the right to enter the Premises at all reasonable times to perform janitorial and cleaning services and, after verbal notice (such notice to be no less than one (1) business day, except in the case of emergencies in which case no advance notice shall be required), to inspect the same, to make repairs, alterations and improvements, to maintain the Premises and the Building, specifically including, but without limiting the generality of the foregoing, to make repairs, additions or alterations within the Premises to mechanical, electrical and other facilities serving other premises in the Building, to post such reasonable notices as Landlord may desire to protect its rights, to exhibit the Premises to mortgagees and purchasers, and, during the one hundred eighty (180) days prior to the expiration of the Term, to exhibit the Premises to prospective tenants.  Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduit, plumbing, vents and wires, in, to and through the Premises to the extent Landlord may now or hereafter deem necessary or appropriate for the proper operation, maintenance and repair of the Building and any portion of the Premises; provided (a) if installed adjacent to the Premises then such installations shall be, at Landlord’s cost and expense, located in boxed enclosures and appropriately furred, (b) if installed within the Premises then such installations shall be located within any existing hung ceiling or wall, and if the same cannot be so installed using commercially reasonable means, then the same shall be in boxed enclosures and appropriately furred and (c) the same are installed at such locations as will not interfere with or impair Tenant’s layout or use of the Premises or reduce the usable area of the Premises (in each case, other than to a de minimis extent).

16.02  Landlord’s Repairs.  Landlord shall also have the right to take all material into the Premises that may be required for the purposes set forth in the foregoing Section 16.01 without the same constituting a constructive eviction of Tenant, in whole or in part, and Rent shall not abate (except as provided in Article 12) while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.  Subject to Section 16.01, if Tenant shall not be personally present to open and permit entry into the Premises, at any time, when for any reason entry therein shall be necessary or desirable, Landlord or Landlord’s agents may enter the Premises by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease.

16.03Minimize Interference.  In exercising its rights under this Article 16 (and at such other times that Landlord shall enter the Premises following the Commencement Date, other than in an emergency or pursuant to a default), Landlord will use reasonable efforts to minimize any interference with Tenant's use or occupancy of the Premises. Landlord will not be obligated to provide overtime labor or perform work after regular Building hours unless Landlord's repairs materially and adversely impact Tenant's ability to conduct business.   Notwithstanding anything herein to the contrary, in the event Landlord or its agents or any party accessing the Premises with Landlord’s consent shall enter the Premises for the purposes permitted under this Lease, such party shall, at its own expense, repair any damage to the Premises in connection with such entry promptly thereafter.

16.04Tenant’s Access. Tenant and its employees shall have reasonable access to the Premises 24 hours per day, 7 days per week (and access to such portions of the Building as required in order to access the Premises on a 24 hour per day, 7 day per week basis), except due to any Force Majeure Cause (as described in Section 28.7 below) or emergencies preventing such access.

16.05Tenant’s Card Access System.  Tenant may, at its sole cost and expense and subject to the provisions of Article 9 hereof, install a private security system (which may be a card access security system) within the Premises and Landlord will use commercially reasonable efforts to permit Tenant, at no cost to Landlord, to utilize the same technology utilized by Landlord so that Tenant may issue to its employees a single card that will permit access through Landlord’s lobby turnstiles and to the Premises; provided, however, that nothing contained herein shall be construed to permit Tenant to control or monitor or tie into Landlord’s system.  Nothing contained herein shall prevent Landlord, without any liability to Tenant, from (a) changing from time-to-time the technology utilized by Landlord with respect to the Building security systems, and (b) accessing the Premises pursuant to Section 16.01 above.   Landlord will provide Tenant, without charge therefor, a sufficient and reasonable number of access cards to enter the Building and up to the Premises for all of Tenant’s employees that shall be located in the Premises as of the Commencement Date (provided that, upon Landlord’s request, Tenant shall provide such information to Landlord as is reasonably necessary for Landlord to provide such access cards, including, without limitation, the number of Tenant’s employees that shall be located in the Premises as of the Commencement Date).  For the avoidance of doubt, all further access cards and all replacements cards shall be provided by Landlord to Tenant at Landlord’s then-established reasonable charge therefor.

ARTICLE 17. - RIGHTS RESERVED TO LANDLORD

Landlord shall have the following rights exercisable without notice and without liability to Tenant for damage or injury to property, person or business (all claim’s for damage being hereby waived and released by Tenant) and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for set-offs or abatement of Rent:

(a)To change the name or street address of the Building or the suite number of the Premises;

(b)To install and maintain signs on the exterior and interior of the Building (subject to any express limitations set forth in Article 10);

(c)To designate all sources furnishing sign painting and lettering, towels, coffee cart service, vending machines or toilet supplies used or consumed on the Premises and the Building provided that the same are qualitatively in keeping with a Comparable Buildings and are reasonably priced;

(d)To have pass keys to the Premises;

(e)To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted by this Lease;

(f)To make repairs, additions or alterations to the Building which may change, eliminate or remove common areas, or the method of ingress to or egress from the Building and such areas (so long as Tenant shall still have reasonable egress and ingress to the Premises), to convert common areas into leasable areas, or otherwise alter, repair or reconstruct the common areas or change the use thereof, to change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building, and to close entrances, doors, corridors, elevators, plaza or other facilities, and to perform any acts related to the safety, protection, preservation, reletting, sale or improvement of the Premises or the Building, provided the same does not reduce the services expressly provided to Tenant hereunder;

(g)To have access to all mail chutes or boxes according to the rules of the United States Postal Service; and

(h)To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to security personnel by registration or otherwise, and to establish their right to enter or leave and to exclude or expel any peddler, solicitor or beggar at any time from the Premises or the Building.

ARTICLE 18. - INTENTIONALLY OMITTED

ARTICLE 19. - TRANSFER OF LANDLORD’S INTEREST

As used in this Lease, the term “Landlord” means only the current owner of the fee title to the Office Unit or the leasehold estate under a ground lease of the Office Unit at the time in question.  Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title.  Any Landlord who transfers its title or interest in the Office Unit to a third party transferee (i.e., such transferee does not control, is not controlled by nor is under common control with Landlord) is relieved of all liabilities for the obligations of Landlord under this Lease to be performed on or after the date of transfer and Tenant agrees to look solely to the transferee with respect to all matters in connection with this Lease; provided that the transferee shall assume, in writing, all of the obligations of Landlord hereunder.

ARTICLE 20. - TRANSFER OF TENANT’S INTEREST

20.01  Landlord’s Consent.  Except as otherwise expressly set forth in this Article 20, Tenant shall not sell, assign, encumber, mortgage or transfer this Lease or any interest therein, sublet or permit the occupancy or use by others of the Premises or any part thereof, or allow any transfer hereof of any lien upon Tenant’s interest by operation of law or otherwise (collectively, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed (and which consent must be in writing and form reasonably satisfactory to Landlord). Without limiting Landlord’s right to withhold such consent, the withholding of such consent may be based upon, but not limited to, the following:

(a)In the reasonable judgment of Landlord, the subtenant or assignee (A) is, of a character or engaged in a business or proposes to use the Premises in a manner which is not in keeping with the first-class standards of Landlord for the Building, (B) has an unfavorable reputation or (C) with respect to an assignee has an insufficient financial worth considering the responsibility involved;

(b)Either the area of the Premises to be sublet or the remaining area of the Premises is not regular in shape with appropriate means of ingress or egress suitable for normal renting purposes;

(c)Tenant is in Default under this Lease at the time such request is made by Tenant to Landlord or at the time of the Transfer;

(d)The proposed assignee or subtenant or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed assignee or subtenant, is then an occupant or tenant of any other space in the Office Unit and Landlord has comparable space in the Office Unit (or anticipates having comparable space available in the Office Unit) available for a comparable term;

(e)The proposed sublessee or assignee is a person or entity with whom Landlord (i) is then negotiating to lease space in the Office Unit, or (ii) has negotiated for the lease of space within the Office Unit during the previous six (6) months, provided such negotiations are evidenced by written communications (e.g., receipt or delivery of a request for proposal, letter of intent, a term sheet, emails regarding the terms of the proposed transaction, etc.); provided, with respect to subclause (ii), Landlord has comparable space in the Office Unit (or anticipates having comparable space in the Office Unit) available for a comparable term;

(f)The proposed assignee or subtenant is a foreign government or and entity related to foreign government, or otherwise be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of, New York State, or shall agree to consent thereto; or

(g)The proposed assignee or subtenant is a “high density” user or otherwise may overburden the common elements, and the proposed occupancy shall not materially increase the office cleaning requirements, impose a material additional burden upon services to be supplied by Landlord to Tenant, or materially increase the burden on the elevators which service the Premises, in each case beyond that which is associated with normal office occupancy or if greater, that which Landlord is expressly required to supply hereunder.

Tenant shall not publicly advertise in any way the availability of the Premises at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable space in the Building for a comparable term, but nothing contained in this clause shall be deemed to prohibit Tenant, without Landlord’s consent or approval, from (x) listing with brokers the availability of the Premises for sublet or assignment at any rental rate, and Landlord hereby acknowledges that brokers’ fliers shall not be deemed to constitute public advertisements, or (y) concluding a Transfer at a lower rental rate.

Notwithstanding any provision of this Lease to the contrary, provided that (i) Tenant remains liable on this Lease, (ii) Tenant provides Landlord with prior written notice and names of the applicable transferee and a copy of the applicable assignment or sublease agreement in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by the parties thereto, and (iii) Tenant is not then in default beyond any applicable notice and cure period, then Tenant shall have the right, without obtaining Landlord’s consent, to assign its interest in this Lease or to sublease the Premises, or any portion thereof, to an Affiliated Entity or a Tenant’s Successor, as hereinafter defined (each a “Permitted Transfer”), so long as (a) such Affiliated Entity and Tenant’s Successor, as applicable, is a reputable entity of good character, and with respect to a Tenant’s Successor, has a tangible net worth (as hereinafter defined) computed in accordance with GAAP at least equal to the greater of (i) the tangible net worth of Tenant immediately prior to such Transfer, (ii) an amount equal to the then Base Rent per annum (without taking into account any abatements, credits, reductions, offsets, or similar deductions) multiplied by forty (40), or (iii) if such successor to Tenant or transferee shall not satisfy the tangible net worth requirement above, the Security Deposit required under Article 4 hereof shall be increased by the Increased Transfer Security Amount (as hereinafter defined); (b) (i) in the event of subclauses (a)(i) or (a)(ii) above, the proof reasonably satisfactory to Landlord of such Tenant’s Successor satisfying such tangible net worth test shall have been delivered to Landlord at least ten (10) Business Days’ prior to the effective date of any such transaction (unless applicable Legal Requirements or a valid confidentiality agreement with a third-party prevent delivery prior to the effective date of such transaction, then same shall be delivered within five (5) days following the effective date of such transaction), or (ii) in the event of subclause (a)(iii) above, to the extent necessary, an amendment or modification to the existing LOC (in form and substance reasonably acceptable to Landlord) or a new LOC for the Security Deposit (plus the Increased Transfer Security Amount) shall have been delivered to Landlord at least ten (10) Business Days’ prior to the effective date of any such transaction (or if Landlord shall then be holding the Security Deposit in cash rather than a LOC, then the Increased Transfer Security Amount shall have been delivered to Landlord in cash at least ten (10) Business Days’ prior to the effective date of any such transaction); (c) an instrument in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by the assignee, in which such assignee assumes (as of the Commencement Date with respect to a Tenant’s Successor and as of the effective date of the assignment with respect to a Tenant’s Affiliate) observance and performance of, and agrees to be personally bound by (as of the Commencement Date with respect to a Tenant’s Successor and as of the effective date of the assignment with respect to a Tenant’s Affiliate), all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord at least ten (10) Business Days prior to the effective date of any such transaction (unless applicable Legal Requirements or a valid confidentiality agreement with a third-party prevent delivery prior to the effective date of such transaction, then same shall be delivered within five (5) days following the effective date of such transaction); (d) such Transfer shall be for a good business purpose and not for the purpose of circumventing Landlord’s rights under this Lease; and (e) with respect to an Affiliated Entity, such entity remains in such relationship to Tenant.  For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant.  For the purposes hereof, control shall mean the direct or indirect ownership of twenty-five percent (25%) or more of the beneficial interest of the entity in question.  For purposes hereof, a “Tenant’s Successor” means a legal entity (x) into or with which Tenant is merged or consolidated, or (y) to which substantially all of Tenant’s assets are transferred. For purposes hereof, the “Increased Transfer Security Amount” means (i) with respect to a transfer having an effective date prior to the fifth (5th) anniversary of the Rent Commencement Date, an amount equal to the then-current monthly Base Rent (without taking into account any abatements, credits, reductions, offsets, or similar deductions) multiplied by nine (9), or (ii) with respect to a transfer having an effective date on or following the fifth (5th) anniversary of the Rent Commencement Date, an amount equal to the then-current monthly Base Rent (without taking into account any abatements, credits, reductions, offsets, or similar deductions) multiplied by six (6),

Any agreement pursuant to which (A) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of Base Rent or Additional Rent under this Lease, and/or (B) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this Lease.

Other than with respect to a Permitted Transfer, Tenant shall reimburse Landlord on demand for any reasonable third party costs that may be incurred by Landlord in connection with an assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and actual third party legal costs incurred in connection with the granting of any requested consent.

20.02  Notice to Landlord.

(a)     Transfer Notice.  Prior to any Transfer (other than a Permitted Transfer), Tenant shall submit to Landlord a written notice (any such notice being hereinafter called an "Transfer Request Notice"), which shall contain the following information:

(i)the name and address of the proposed subtenant or assignee and a brief description of such person’s or entity’s business, such person’s or entity's proposed use of the Premises or applicable portion thereof, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant, Landlord agreeing to hold any such financial information in confidence and make no disclosure thereof except to Landlord's accountants and attorneys, a Mortgagee or Ground Lessor, and otherwise as required by law) (provided such financial information is only required if such Transfer is an assignment (or with respect to an Eligible Sublease pursuant to Section 20.07 below)), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord;

(ii)a description of all of the material economic terms and conditions of the proposed subletting or assignment (including, without limitation, with respect to a subletting, a description of the portion of the Premises proposed to be sublet, the proposed fixed rent, additional rent, base amounts or years, if any, free rent and other concessions, if any, the term, the party responsible for the cost of physical separation and end of term restoration, and other similar, material proposed terms and conditions) setting forth all consideration to be received or paid by Tenant for such subletting or assignment (including, without limitation, any payment to be made for Tenant Personalty or leasehold improvements) and the terms of payment therefor.  The effective date of the proposed sublease or assignment shall be at least thirty (30) days but not more than one hundred eighty (180) days after the date of the giving of such Transfer Request Notice, and the effectiveness thereof shall be conditioned on Landlord's consent thereto and shall comply with the provisions of this Article;

(iii)the transaction expenses reasonably estimated to be incurred by Tenant;

(iv)fully-executed copies of the proposed assignment or sublease (in substance or form which is reasonably acceptable to Landlord) and all other agreements, if any, relating to the proposed assignment or sublease and affecting occupancy of the Premises (or portion thereof) and, if not fully disclosed by such agreements, a statement of all consideration to be received or paid by Tenant for or in connection with such assignment or sublease (including, without limitation, any payment to be made for Tenant Personalty or leasehold improvements) and the terms of payment therefor; and

(v)such other information as Landlord may reasonably require.

(b)   Approval.  If the Transfer Request Notice contains the information required herein and the proposed assignment or sublease otherwise complies with the terms of this Article 20, Landlord shall, within fifteen (15) days after receipt of such Transfer Request Notice, approve or disapprove the proposed Transfer, which approval shall not be unreasonably withheld provided that the conditions herein shall be satisfied (including, without limitation, the conditions set forth in Section 20.01).   If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer that satisfies the conditions of this Article 20, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 20 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF TRANSFER." If Landlord fails to deliver notice of Landlord's consent, or the withholding of Landlord's consent, to the proposed Transfer within such five (5) business day period, Landlord shall be deemed to have approved the Transfer in question. If Landlord at any time timely delivers notice to Tenant of Landlord's withholding of consent to a proposed Transfer, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent.  Any dispute between Landlord and Tenant as to whether  Landlord acted reasonably in consenting to an assignment or subletting pursuant to this Article 20 shall be resolved by Expedited Arbitration Proceeding (as hereinafter defined).

20.03  Intentionally omitted.

20.04  Excess Rent.  If Tenant individually, or as debtor or debtor in possession or if a trustee in bankruptcy acting on behalf of Tenant pursuant to the Bankruptcy Code, 11 U.S.C.  101 et seq., shall sublet or assign the Premises or any part thereof or assign any interest in this Lease at a rental rate (or additional consideration paid for such sublet or assignment) in excess of the then current Base Rent per rentable square foot, fifty percent (50%) of said excess Rent (or additional consideration paid for such sublet or assignment) paid or payable for or under such sublease or assignment (but not for the sale of the business or any amount up to the fair market value of any fixtures or equipment leased or sold in connection therewith) shall be and become the property of Landlord and shall be paid to Landlord as it is received by Tenant, after first deducting Tenant’s reasonable brokerage (excluding commissions paid to brokers who are Tenant’s affiliates), legal and other expenses (“Tenant’s Costs”) incurred in connection with such assignment or sublease (based on bills, receipts or other evidence of such costs).  If Tenant shall sublet the Premises or any part thereof, Tenant shall be responsible for all actions and neglect of the subtenant and its officers, partners, employees, agents, guests and invitees as if such subtenant and such persons were employees of Tenant.  Nothing in this Section shall be construed to relieve Tenant from the obligation to obtain Landlord’s prior written consent to any proposed sublease.

20.05  Included Transfers.  If Tenant is a partnership, a withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 20.  If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale, transfer or redemption of a controlling interest of the capital stock of Tenant in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Article 20.  However, the preceding sentence shall not apply to corporations the stock of which is traded through a national or regional exchange or over-the-counter.  Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

20.06  Desk Sharing.   Anything to the contrary herein notwithstanding, Tenant shall have the right without the consent of Landlord, subject to all of the terms and conditions of this Lease, to permit any temporary use or occupancy of desk space in the Premises in an aggregate amount not to exceed twenty percent (20%) of the rentable area of the Premises, by un-affiliated persons who have an ongoing business relationship with Tenant and have a reasonable need to have such entity located in the Premises in connection with the conduct of Tenant’s business in the Premises (such persons who shall be permitted to occupy portions of the Premises pursuant to this Section 20.06 being referred to individually as a “Permitted Occupant”, or collectively as the “Permitted Occupants”), provided that (a) no demising walls shall be (or shall otherwise be required by applicable Legal Requirements) be erected in the Premises separating the space used by a Permitted Occupant from the remainder of the Premises, (b) there shall be no separate identification of any Permitted Occupant in the elevator lobby, (c) the Permitted Occupants shall use the Premises in conformity with all applicable provisions of this Lease, (d) in no event shall the use of any portion of the Premises by any Permitted Occupant create or be deemed to create any estate or title in or to the Premises, (e) the occupancy by a Permitted Occupant shall not materially increase the traffic through the lobby of the Building beyond that which would reasonably be expected to occur if Tenant used the entire Premises for the normal conduct of its business, be likely to materially increase Landlord’s operating expenses beyond that which would be incurred for use by Tenant or for use in accordance with standards of use by Tenant or for use in accordance with standards of use of other tenancies in the Building, or materially increase the burden on existing cleaning services or elevators over the burden that would be incurred for use by Tenant for normal business purposes in accordance with the provisions of this Lease if the Premises were fully occupied by Tenant, (f) such arrangement will terminate automatically upon the termination of this Lease, (g) Tenant shall receive no rent, payment or other consideration in connection with the occupancy by a Permitted Occupant in excess of the pro rata portion of the Base Rent attributable to the space occupied by the Permitted Occupant (other than consideration for actual services rendered or provided to the Permitted Occupant so long as the cost therefore shall not exceed the cost set forth under this Lease with respect to such service, to the extent applicable), and (h) Tenant shall give Landlord a Permitted Occupant Notice with respect to each such Permitted Occupant at least ten (10) Business Days prior to the commencement of such Permitted Occupant’s occupancy in the Premises.  Each such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and in the event of the expiration or earlier termination of this Lease for any reason whatsoever, including without limitation, a voluntary surrender of the Premises or the applicable portion of the Premises by Tenant to Landlord, such occupancy shall immediately terminate.  Any occupancy agreement which provides for the Permitted Occupant an entrance and reception area separate from those used by Tenant, shall be deemed to be “ordinary subletting” which ordinary subletting shall be governed by the provisions of this Article 20.  Each notice given by Tenant to Landlord pursuant to this Section 20.06 (each, a “Permitted Occupant Notice”) shall include (i) the name and the nature of the business or occupation of such Permitted Occupant and its relationship to Tenant and (ii) the material terms of such Permitted Occupant’s occupancy.

20.07  Landlord Recognition Agreement.  Landlord shall, within thirty (30) days after Tenant’s written request, accompanied by an executed counterpart of an Eligible Sublease (as hereinafter defined), deliver to Tenant and the subtenant under an Eligible Sublease (herein called an “Eligible Subtenant”) a non-disturbance agreement (herein called a “Landlord’s Non-Disturbance Agreement”) on Landlord’s standard form. Following the Eligible Subtenant’s and Tenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall, within thirty (30) days, execute and deliver a counterpart thereof to the Eligible Subtenant. For purposes hereof, the term “Eligible Sublease” shall mean a direct sublease:

(a)between Tenant and a subtenant that is not a Tenant’s Affiliate or a Tenant’s Successor, and, as of the date of execution of the Eligible Sublease, that has a tangible net worth equal to or greater than the product of (X) the greater of (i) the Lease Rent (as hereinafter defined) and (ii) the annual fixed annual rent and additional rent payable by the Eligible Subtenant pursuant to the Eligible Sublease, and (Y) fifty (50), and Landlord has been provided with proof thereof reasonably satisfactory to Landlord;

(b)that has been consented to by Landlord pursuant to the provisions of, and which meets all of the applicable requirements of, this Article 20;

(c)demising only full floors (i.e., all of the rentable area on a floor of the Building);

(d)demising at least one (1) full floor (i.e., all of the rentable area on a floor of the Building) of the Premises;

(e)demising the highest and/or lowest floors within the Premises, or if one or more Eligible Subleases is in effect, demising the next contiguous full floors above or below the highest or lowest full floor that is subject to an Eligible Sublease then in effect and shall expire on the same date as the other Eligible Subleases then in effect;

(f) that is for an initial sublease term (i.e., not including any renewals) of no less than five (5) years (or, if there shall not be five (5) years remaining in the term, then for the remainder of the term of this Lease (less one day)); provided, all Eligible Subleases shall be required to have the same expiration date (for the avoidance of doubt, and by way of illustration only, two subleases having the same expiration date but having differing renewal options shall not be deemed to have the same expiration date for purposes of this subclause (f)); and

(g)providing for a rental rate, on a per rentable square foot basis (including fixed annual rent and additional rent) that (after taking into account all rent concessions provided for therein) is equal to or in excess of the Base Rent and Additional Rent payable hereunder with respect to the applicable portion of the Premises for the term of the Eligible Sublease (hereinafter called the “Lease Rent”) or, in the alternative, provides for a rental rate that is less than the Lease Rent, but will automatically increase to the Lease Rent from and after the attornment of the sublessee to Landlord pursuant to the Landlord’s Non-Disturbance Agreement.

For purposes hereof, the term “tangible net worth” shall mean the excess of total assets over total liabilities; total assets and total liabilities each being determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets that would be classified as intangible assets under generally accepted accounting principles, including goodwill, trade names, licenses, patents, trademarks, copyrights and franchises.

ARTICLE 21. - DEFAULT; LANDLORD’S RIGHTS AND REMEDIES

21.01  Default.  The occurrence of any one or more of the following matters constitutes a default (“Default”) by Tenant under this Lease:

(a)Failure by Tenant to pay, within five (5) business days after notice that the same was due and not paid, any Rent or any other amounts due and payable by Tenant under this Lease;

(b)Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof to Tenant by Landlord; or if said default shall be non-monetary in nature and same cannot (due to Force Majeure Causes) with due diligence be completely cured within such thirty (30) day period, and the continuance of which for the period required for cure will not (i) subject Landlord, and Mortgagee, and Ground Lessor or the Board of Managers to prosecution for a crime or any other fine or charge that is not bonded, (ii) subject the Premises or any part thereof or the Office Unit, the Building or Land, or any part thereof, to being condemned or vacated, (iii) subject the Office Unit, the Building or Land, or any part thereof, to any lien or encumbrance that is not removed or bonded within the time period required under this Lease, or (iv) result in the foreclosure of any Superior Mortgage, the termination of a Ground Lease, or a default under the Declarations, and Tenant shall not (A) within such thirty (30) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy such default, (B) duly commence within such thirty (30) day period, and thereafter diligently and in good faith prosecute to completion all steps reasonably necessary to remedy such default as soon as practicable, and (C) complete such remedy within a reasonable time after the date of such notice of Landlord (it being agreed, that notwithstanding anything contained in this Section 21.01(b), if Tenant’s failure to cure any default under this Section 21.01(b),including, without limitation, the breach of any of Tenant’s obligations with respect to Hazardous Materials pursuant to Article 24 hereof, within the time periods provided under any Superior Mortgage shall be deemed a default by Landlord under any such Superior Mortgage (whether or not Tenant shall be permitted to cure such non-monetary default following such 30-day period pursuant to this Section 21.01(b)), Landlord shall have the right, but not the obligation, upon written notice to Tenant to cure such default on Tenant’s behalf at any time and Tenant shall pay to Landlord the costs and expenses incurred by Landlord in connection therewith upon demand);

(c)The levy upon execution of the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien (not filed by Tenant) in respect of such leasehold interest that is not removed within the time periods set forth in Section 9.03 above;

(d)Intentionally omitted;

(e)Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for itself or for all or a part of its property;

(f)Proceedings for the appointment of a trustee, custodian or receiver of Tenant or for all or a part of Tenant’s property are filed against Tenant and are not dismissed within sixty (60) days;

(g)Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant, and, if instituted against Tenant, are allowed against either or are consented to by either or are not dismissed within sixty (60) days thereof; and

(h)Tenant shall repeatedly Default in the timely payment of Rent or any other charges required to be paid, whether or not Tenant shall timely cure any such Default.  For the purposes of this subsection, the occurrence of similar defaults three (3) times during any twelve (12) month period shall constitute a repeated Default (and Tenant shall not be entitled to any notices hereunder with respect to any subsequent defaults).

Any notice periods provided for under this Article 21.01 shall run concurrently with any statutory notice periods, and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

21.02  Landlord’s Remedies.  If a Default occurs, Landlord shall have the following rights and remedies, which shall be distinct, separate and cumulative, and which may be exercised by Landlord concurrently or consecutively in any combination and which shall not operate to exclude or deprive Landlord of any other right or remedy which Landlord may have at law or in equity:

(a)Landlord may serve a written five (5) days’ notice of termination of this Lease upon Tenant, and, upon the expiration of such five (5) days, this Lease and the term hereunder shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term hereof and Tenant shall then quit and surrender the Premises to Landlord but Tenant shall remain liable as hereinafter provided;

(b)Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by other legal means, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The word “reenter,” as used herein, is not restricted to its technical legal meaning.  If this Lease is terminated or Landlord shall reenter the Premises under the provisions of this Section, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of Default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Base Rent and

Additional Rent payable up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Section 21.04 below;

(c)Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Base Rent or Additional Rent due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 21.04 or pursuant to law; and

(d)Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including injunctive relief and recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

21.03  Surrender of Possession.  If Landlord exercises either of the remedies provided for in subparagraphs (a) and (b) of Article 21.02, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Landlord may then, or at any time thereafter, re-enter and take complete and peaceful possession of the Premises, full and complete license so to do being granted to Landlord, and Landlord may remove all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

21.04  Damages.  If a Default occurs and Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent hereunder for the full stated Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Expense Adjustments and Tax Adjustments and any other sums then due under this Lease during the period from the date of such notice or termination of possession to the end of the Term, but without acceleration thereof.  Landlord may file suit from time to time to recover any such sums and no suit or recovery by Landlord of any such sums or portion thereof shall be a defense to any subsequent suit brought for any other sums due under this Lease.  Alternatively, if Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant all Base Rent, Expense Adjustments and Tax Adjustments accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant hereunder.  In addition, Landlord shall be entitled to recover, as liquidated damages for loss of the benefit of its bargain and not as a penalty, the sum of (y) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Base Rent, Expense Adjustments and Tax Adjustments (as reasonably estimated by Landlord) for the remainder of the Term over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, immediately prior to such termination, such present worth to be computed in each case on the basis of a six percent (6%) per annum discount from the respective dates upon which rentals would have been payable hereunder had the Term not been terminated, and (z) any damages in addition thereto, including reasonable attorneys’ fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent.

21.05  Reletting.  In the event Landlord terminates the Lease, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent deemed by Landlord necessary, and, in connection therewith, change the locks to the Premises, and Tenant shall upon demand pay the cost thereof together with Landlord’s expenses of reletting (provided that if same is relet for a period beyond the term of this Lease, such costs shall be appropriately prorated).  Landlord may collect the rents from any such reletting and apply the same first to the payment of the expenses of re-entry, redecoration, repair and alterations and the expense of reletting (including without limitation brokers’ commissions and reasonable attorneys’ fees) and second to the payment of Rent herein provided to be paid by Tenant.  Any excess or residue shall operate only as an offsetting credit against the amount of Rent as the same theretofore became or thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong solely to Landlord.  No such re-entry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant, an election on Landlord’s part to terminate this Lease or an acceptance of a surrender of this Lease, unless a written notice of such intention be given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder.  Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

21.06  Removal of Tenant’s Property.  All property removed from the Premises by Landlord from and after the Commencement Date pursuant to any provisions of this Lease or of law shall be handled, removed or stored by Landlord at the cost, expense and risk of Tenant, and Landlord, shall in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay Landlord upon demand for all expenses incurred by Landlord in such removal and storage.

21.07  Intentionally Omitted.

21.08  Intentionally Omitted.

21.09  Late Charges and Interest.  At the option of Landlord, Landlord may impose a late payment fee equal to five percent (5%) of the amount due if any payment of Rent is paid more than five (5) days after its due date; provided, such late charge with respect to the first two (2) late payments in any twelve (12) month period shall be waived.  In addition, any amount due hereunder shall bear interest after Default in the payment thereof at the annual rate equal to five percent (5%) above the so-called prime rate as published, from time to time, by the Wall Street Journal, or its successor, from time to time, but in no event greater than the highest lawful rate from time to time in effect, provided that in no event shall such interest rate exceed the highest legal interest rate for business loans.  Further, to partially compensate Landlord for banking, administrative and accounting costs, Tenant shall pay to Landlord a fee of $100.00 (which may be increased from time to time, upon prior written notice, but not in excess of $250.00 per occurrence) per occurrence for any check received for payments under this Lease that is not immediately honored for any reason whatsoever (including, without limitation, insufficient funds), which fee shall be in addition and without limitation to any other amounts claimed by Landlord.

21.10  Landlord’s Right to Perform Tenant’s Duties.  If Tenant fails timely to perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), after the expiration of any notice and grace period specifically provided by this Lease, to perform such duty on behalf and at the expense of Tenant without further notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be Rent under this Lease and shall be due and payable to Landlord upon demand by Landlord.

21.11  Cumulative Rights.  All of Landlord’s rights and remedies under this Lease shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or in equity.  Any specific remedy provided for in any provision of this Lease shall not preclude the concurrent or consecutive exercise of a remedy provided for in any other provision hereof.

21.12  Prevailing Parties.  If any action or proceeding is brought by Landlord or Tenant to enforce its rights under this Lease or in the event of any dispute between Landlord and Tenant in any way related to this Lease, the prevailing party in such action shall be entitled to collect its reasonable attorneys’ fees and costs of suit from the other party.

ARTICLE 22. - COUNTERCLAIMS AND WAIVER OF JURY TRIAL

22.01  Counterclaims.  Except for compulsory or mandatory counterclaims, Tenant hereby waives any right to plead any counterclaim, offset or affirmative defense in any action or proceedings brought by Landlord against Tenant pursuant to New York forcible eviction and detainer laws or otherwise, for the recovery of possession based upon the non-payment of Rent or any other Default.  This shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord, subject, however, to the terms and conditions of Article 14 above.

22.02  WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES AGREE THAT EACH SHALL, AND DO HEREBY, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY, BETWEEN OR AGAINST THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES.  THIS WAIVER IS MADE FREELY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER EACH OF THE PARTIES HERETO HAS HAD THE BENEFIT OF ADVICE FROM LEGAL COUNSEL ON THIS SUBJECT.

ARTICLE 23. - SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE

23.01  Subordination.  (a) Landlord may have heretofore encumbered or may hereafter encumber with a mortgage or trust deed the Office Unit, or any interest therein, and may have heretofore sold and leased back or may hereafter sell and lease back the land on which the Building is located, and may have heretofore encumbered or may hereafter encumber the leasehold estate under such lease with a mortgage or trust deed.  Any such mortgage or trust deed is herein called a “Mortgage” and the holder of any such mortgage or the beneficiary under any such trust deed is herein called a “Mortgagee.” Any such lease of the underlying land is herein called a “Ground Lease”, and the lessor under any such lease is herein called a “Ground Lessor.” This Lease is, or shall be, subject and subordinate to any Mortgage now or hereafter encumbering the Building or the Office Unit, subject to the terms and conditions hereof. Except as otherwise expressly set forth herein, this provision shall be self-operative, and no further instrument of subordination shall be required to effectuate such subordination; provided, however, as soon as practicable after the full execution of the Lease (and, in all events, prior to the Commencement Date, but subject to the limitations set forth in Section 1.07), Landlord agrees to deliver to Tenant a Nondisturbance Agreement (a “SNDA”) substantially in the form attached hereto as Exhibit J (the “Initial Mortgagee SNDA”), executed on behalf of the Mortgagee under the Mortgage that exists on the date hereof.  If requested by any Mortgagee, Tenant will either (i) subordinate its interest in this Lease to the lien of the Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (ii) make certain of Tenant’s rights and interest in this Lease superior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such Mortgagee or Ground Lessor.  Tenant agrees that Landlord may assign the rents and interests in this Lease to the holder of any Mortgage or Ground Lease.  Additionally, this Lease is subordinate to the Declarations; provided, however, that, as soon as practicable after the full execution of the Lease (and, in all events, prior to the Commencement Date, but subject to the limitations set forth in Section 1.07), Landlord agrees to deliver to Tenant a Recognition and Attornment Agreement substantially in the form attached hereto as Exhibit K (the “Initial Condominium Recognition and Attornment Agreement”), executed on behalf of the Condominium Board.  In conjunction with the foregoing provisions, following written request, Tenant hereby agrees to complete and execute any Initial Mortgagee SNDA and/or Initial Condominium Recognition and Attornment Agreement, provided such form is substantially consistent with the forms attached as Exhibit J and Exhibit K, respectively, and remit the same to Landlord within twenty (20) days.

(b)  With respect to future Mortgages and future Ground Leases, the provisions of Section 23.01 above shall be conditioned upon the execution and delivery by and between Tenant and any such Mortgagee or Ground Lessor of a subordination, non-disturbance and attornment agreement on the Mortgagee’s or Ground Lessor’s then-standard form (as applicable), provided such form contains substantially the same substantive protections received by Tenant under the Initial Mortgagee SNDA (to the extent same remain applicable) (herein called a “Future SNDA”) and do not increase any of Tenant’s obligations under the Lease (except to a de minimis extent) (taking into account any increased obligations set forth in the Initial Mortgagee SNDA).  Tenant agrees to execute any such Future SNDA and return same to Landlord within twenty (20) days after Landlord’s written request therefor (herein called the “SNDA Request”).  If Tenant shall fail to execute, acknowledge and return any such Future SNDA within such twenty (20) day period, then this Lease shall be subordinate to such future Mortgages and Ground Leases pursuant to the terms of such Future SNDA (as if same was executed by Tenant).

23.02  Intentionally omitted.

23.03  Mortgagee Requirements.  Should any prospective Mortgagee require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder (except to a de minimis extent), in the reasonable judgment of Tenant, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within twenty (20) days following the request therefor (and Landlord shall reimburse Tenant for the actual, third party, reasonable costs and expenses incurred by Tenant in connection therewith).  Should any prospective Mortgagee notify Tenant in writing that said Mortgagee has terminated Landlord’s license to collect rents and other monetary amounts under this Lease, Tenant shall thereafter remit all rent (and other monetary amounts required to be paid by Tenant under this Lease to Landlord, if any) directly to such Mortgagee, and Landlord waives any right, claim, or demand it may have against Tenant by reason of Tenant’s payment of said sums to such Mortgagee.

23.04  Mortgagee’s Notice and Cure Rights.  Subject to the terms of any then applicable SNDA, Tenant agrees to give any Mortgagee (from which Tenant has received a SNDA), by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant prior to exercising any right or remedy which Tenant may have on account of any such default, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy or an assignment of Landlord’s interests in leases, or otherwise) of the address of such Mortgagee.  Subject to the terms of any then applicable SNDA, Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such Mortgagee has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default) before Tenant may exercise any right or remedy which it may have on account of any such default of Landlord.  The foregoing sentence shall not in and of itself limit Tenant’s rights to perform any express self-help rights in accordance with, pursuant to, and to the extent permitted, under Section 28.21 below.

23.05  Estoppel Certificate.  (a) Tenant agrees that from time to time, upon not less than fifteen (15) business days’ prior written request by Landlord, Tenant will complete, execute and deliver to Landlord or any party or parties designated by Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same are in full force and effect as modified and identifying the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) that the Premises have been unconditionally accepted by Tenant (or if not, stating with particularity the reasons why the Premises have, not been unconditionally accepted); (iv) the amount of any Security Deposit held hereunder; (v) that, so far as the party making the certificate knows, Landlord is not in default under any provisions of this Lease, if such is the case, and if not, identifying all defaults with particularity; and (vi) any other matter reasonably requested by Landlord.  The initial form of estoppel certificate is attached hereto as Exhibit F.  Any purchaser or Mortgagee of any interest in the Building shall be entitled to rely on said statement.  Failure to give such a statement within fifteen (15) business days after said written request shall be conclusive evidence, upon which Landlord and any such purchaser or Mortgagee shall be entitled to rely, that this Lease is in full force and effect and Landlord is not in default and Tenant shall be estopped from asserting against Landlord or any such purchaser or Mortgagee any defaults of Landlord existing at that time but Tenant shall not thereby be relieved of the affirmative obligation to give such statement.  Moreover, if Tenant fails to deliver or cause to be delivered such statement within said fifteen (15) business day period, Landlord shall be entitled to pursue any and all remedies it may have with respect to such Default.

(b)  Landlord shall from time to time (but in no event more frequently than once in any consecutive 12-calendar month period), within fifteen (15) business days after written request by Tenant, deliver a similar written instrument (to the extent applicable) set forth in Section 23.05(a) above mutatis mutandis to Tenant or any other person, firm or corporation reasonably specified by Tenant.

23.06  Quiet Enjoyment.  Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease, and any mortgage and/or deed of trust to which this Lease is subordinate.

ARTICLE 24. - HAZARDOUS MATERIALS

Tenant covenants and agrees that it shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept, or used in or about the Premises or Building by Tenant, its agents, employees, contractors or invitees.  The foregoing covenant shall not extend to substances typically found or used in general office applications so long as (i) such substances and any equipment which generates such substances are maintained only in such quantities as are reasonably necessary for Tenant’s operations in the Premises, (ii) such substances are used strictly in accordance with the manufacturers’ instructions therefor, (iii) such substances are not disposed of in or about the Building in a manner which would constitute a release or discharge thereof, and (iv) all such substances and any equipment which generates such substances are removed from the Building by Tenant upon the expiration or earlier termination of this Lease (collectively, the “Permitted Customary Office Hazardous Materials”).  Any use, storage, generation, disposal, release or discharge by Tenant of Hazardous Materials in or about the Building as is permitted pursuant to this Paragraph shall be carried out in compliance with all applicable federal, state and local laws, ordinances, rules and regulations.  Moreover, no Hazardous Materials resulting from any operations by Tenant shall be stored or maintained by Tenant in or about the Building for more than ninety (90) days prior to removal by Tenant (other than Permitted Customary Office Hazardous Materials).  Tenant shall, annually within thirty (30) days after Tenant’s receipt of Landlord’s written request therefor, provide to Landlord a written list identifying any Hazardous Materials then maintained by Tenant in the Building, the use of each such Hazardous Material and the approximate quantity of each such Hazardous Material so maintained by Tenant, together with written certification by Tenant stating, in substance, that neither Tenant nor any person for whom Tenant is responsible has released or discharged any Hazardous Materials in or about the Building.

In the event that Tenant proposes to conduct any use or to operate any equipment which will or may utilize or generate a Hazardous Material other than as specified in the first paragraph of this subsection, Tenant shall first in writing submit such use or equipment to Landlord for approval.  No approval by Landlord shall relieve Tenant of any obligation of Tenant pursuant to this subsection, including the removal, clean‑up and indemnification obligations imposed upon Tenant by this subsection.  Tenant shall, within five (5) days after receipt thereof, furnish to Landlord copies of all notices or other communications received by Tenant with respect to any actual or alleged release or discharge of any Hazardous Material in or about the Premises or the Building and shall, whether or not Tenant receives any such notice or communication, notify Landlord in writing of any discharge or release of Hazardous Material by Tenant or anyone for whom Tenant is responsible in or about the Premises or the Building.  In the event that Tenant is required to maintain any Hazardous Materials license or permit in connection with any use conducted by Tenant or any equipment operated by Tenant in the Premises, copies of each such license or permit, each renewal or revocation thereof and any communication relating to suspension, renewal or revocation thereof shall be furnished to Landlord within five (5) days after receipt thereof by Tenant.  Compliance by Tenant with the two immediately preceding sentences shall not relieve Tenant of any other obligation of Tenant pursuant to this subsection.

Upon any violation of the foregoing covenants, Tenant shall be obligated, at Tenant’s sole cost, to clean‑up and remove from the Building all Hazardous Materials introduced into the Building by Tenant or any person or entity for whom Tenant is responsible.  Such clean‑up and removal shall include all testing and investigation required by any governmental authorities having jurisdiction and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction.  All such clean‑up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction.  Landlord’s right of entry pursuant to Article 16 above shall include the right to enter and inspect the Premises for violations of Tenant’s covenants herein.

Notwithstanding and in addition to the provisions of Article 14 above, subject to Section 15.05, Tenant shall indemnify, defend and hold harmless Landlord and the other Landlord Indemnified Parties from and against any and all claims, liabilities, losses, actions, costs and expenses (including reasonable attorneys’ fees and costs of defense) incurred by such indemnified persons, or any of them, as the result of (i) the introduction into or about the Building by Tenant or anyone for whom Tenant is responsible of any Hazardous Materials, (ii) the usage, storage, maintenance, generation, disposition or disposal by Tenant or anyone for whom Tenant is responsible of Hazardous Materials in or about the Building, (iii) the discharge or release in or about the Building by Tenant or anyone for whom Tenant is responsible of any Hazardous Materials, (iv) any injury to or death of persons or damage to or destruction of property resulting from the use, introduction, maintenance, storage, generation, disposal, disposition, release or discharge by Tenant or anyone for whom Tenant is responsible of Hazardous Materials in or about the Building, and (v) any failure of Tenant or anyone for whom Tenant is responsible to observe the foregoing covenants of this subsection.

As used in this subsection, “Hazardous Materials” is used in its broadest sense and shall include any petroleum based products, pesticides, paints and solvents, polychlorinated biphenyl, lead, cyanide, DDT, acids, ammonium compounds and other chemical products and any substance or material defined or designated as hazardous or toxic, or other similar term, by any federal, state or local environmental statute, regulation, or ordinance affecting the Premises or Building presently in effect or that may be promulgated in the future, as such statutes, regulations and ordinances may be amended from time to time, including but not limited to the following statutes: Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.  ‘ 9601 et seq.; Clean Air Act, 42 U.S.C. § 7401‑7626; Water Pollution Control Act (Clean Water Act of 1977), 33 U.S.C. § 1251 et seq.; Insecticide, Fungicide, and Rodenticide Act (Pesticide Act of 1987), 7 U.S.C. § 135 et seq.; Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; National Environmental Policy Act (NEPA) 42 U.S.C. § 4321 et seq.; Refuse Act of 1899, 33 U.S.C. § 407 et seq.; Tenant acknowledges that incorporation of any material containing asbestos into the Premises is absolutely prohibited.  Tenant agrees, represents and warrants that it shall not incorporate or permit or suffer to be incorporated, knowingly or unknowingly, any material containing asbestos into the Premises.

If any Hazardous Materials (other than those brought to the Building by Tenant or anyone claiming by, through or under Tenant), as classified as such under applicable Legal Requirements as of the date hereof are discovered in the Premises during (a) the performance of Landlord’s Work or (b) the Lease Term, and in either instance, which applicable Legal Requirements require same to be abated, encapsulated, removed or otherwise remediated (as of the date hereof), then Landlord, at Landlord’s cost and expense (except to the extent same may be included in Operating Expenses pursuant to the terms of this Lease), following notice thereof by Tenant (provided no such notice shall be required in connection with subclause (a) above), shall promptly abate, encapsulate, remove or otherwise remediate such Hazardous Materials as and to the extent required in compliance with all Legal Requirements (to the extent applicable) (it being agreed that with respect to subclause (a) above, such abatement, encapsulation, removal or remediation shall be performed by Landlord as part of Landlord’s Work).  If following the Commencement Date, Tenant is actually prevented or prohibited from conducting business operations in the Premises (or portion thereof) due to Landlord’s compliance with its obligations under the immediately preceding sentence and Tenant in fact ceases to use the Premises, or such portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder with respect to the portion of such space so affected for each day that Tenant is so actually prevented or prohibited from conducting business operations in such portion of the Premises.

ARTICLE 25. - TEMPORARY SPACE

Provided that Tenant shall send written notice to Landlord no later than April 1, 2021 (time being of the essence with respect to such date) requesting use of the Temporary Space pursuant to this Article 25, Landlord shall permit Tenant exclusive use and access, in accordance with the terms and conditions of this Lease, to one (1) full floor in the Building (such floor to be determined by Landlord in its sole discretion; provided, however, that such floor shall be built space and comprise approximately 27,000 rentable square feet) (the “Temporary Space”), for the period commencing on June 1, 2021 (the “Temporary Space Commencement Date”) and ending on the date that is fourteen (14) days following the Commencement Date (the “Temporary Space Expiration Date”). Notwithstanding the foregoing, the Temporary Space Expiration Date shall be extended by one day for each day of Governmental Order Delay with respect to the Premises, except that if Tenant has a Skeleton Crew occupy the Premises pursuant to Section 1.09, then there shall be no extension of the Temporary Space Expiration Date.  The Temporary Space shall be delivered in “as is” condition with Landlord endeavoring (at no cost to Landlord) to deliver the space (i) in a condition suitable for Tenant to operate its business, and (ii) with all existing furniture in place. There shall be no base rent for the Temporary Space for the period (the “Temporary Space Free Rent Period”) commencing on the Temporary Space Commencement Date through the date that is fourteen (14) days following the Commencement Date. If Tenant does not surrender the Temporary Space to Landlord by the Temporary Space Expiration Date in the condition required hereunder, the same shall be a holdover subject to the applicable provisions of Section 11.03, provided, Tenant shall pay base rent of $60.00 per rentable square foot per annum for the Temporary Space (in the same manner as Base Rent) during such holdover. The Temporary Space Free Rent Period described in this Article 25 shall apply solely to payment of the base rent for the Temporary Space, and shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease, including, without limitation, the Electricity Charge for the Temporary Space in accordance with Article 7 (all of which shall be payable by Tenant with respect to the Temporary Space).

Tenant shall leave the Temporary Space in broom clean condition upon vacating the same and shall, subject to Section 15.05, be responsible for any and all damage to the Temporary Space (other than reasonable wear and tear and damage by casualty excepted), to the extent caused by (a) the negligence or willful misconduct of Tenant (including its employees, agents and invitees), or (b) due to the performance or existence of any Work in the Temporary Space performed by or on behalf of Tenant (provided that the foregoing shall not be construed as permitting Tenant to perform any Work in the Temporary Premises without Landlord prior approval, which such approval shall be granted or withheld in Landlord’s sole discretion).

Tenant shall have no obligation to make any repairs to the Temporary Space except, subject to Section 15.05, to the extent caused by the items set forth in subclauses (a) or (b) of this Article 25. Notwithstanding anything contained in this Lease to the contrary, including, without limitation, Section 3.04 above, Landlord shall have no obligation to perform any maintenance, repairs or replacements with respect to the Temporary Space; provided, in the event that (i) any repair is required in or to the Temporary Space following the Temporary Space Commencement Date and prior to the Temporary Space Expiration Date in order for the Temporary Space to be deemed habitable for the occupancy by persons for customary office use, and (ii) such repair shall not be necessitated due to the items set forth in subclauses (a) or (b) of this Article 25, then, subject to Section 15.05, Article 12 and Article 13, following Tenant’s written notice to Landlord, Landlord shall either, at Landlord’s option, (1) make such repairs in and to the Temporary Space as reasonably necessary to the extent required for the Temporary Space to be deemed habitable for the occupancy by persons for customary office use, or (2) relocate Tenant, at Landlord’s cost, from the current Temporary Space (the “Old Temporary Space”) to other Temporary Space in the Office Unit (the “New Temporary Space”), in which event, (i) within ten (10) days following the date on which Landlord shall deliver possession of the New Temporary Space to Tenant, Tenant shall vacate and surrender the Old Temporary Space to Landlord in accordance with the terms of this Article 25, and (ii) all of the terms of this Article 25 shall apply with respect to the New Temporary Space on a going-forward basis.

Tenant shall have no right to separately assign or sublease the Temporary Space.

Landlord does not own the furniture in the Temporary Space; however, if possible, Landlord will attempt to secure, at no cost to Landlord, any of the furniture currently in the space for Tenant’s use, and Landlord will be responsible, at its cost, for the removal of such furniture after Tenant vacates the Temporary Space. Provided Tenant needs to move furniture into the Temporary Space in connection with Tenant’s initial move-in and occupancy thereof, for all or a portion of the space, Landlord shall provide Tenant free overtime freight elevator access in connection with the same (but otherwise subject to the terms of this Lease).  Except as otherwise herein provided, Tenant’s and Landlord’s obligations hereunder with respect to the Temporary Space shall be governed by, and subject to, the terms and conditions of this Lease.

ARTICLE 26. - NOTICES AND DEMANDS

All notices, demands, approvals, consents, requests for approval or consent or other writings in this Lease provided to be given, made or sent by either party hereto to the other (“Notice”) shall be in writing and shall be deemed to have been fully given, made or sent when made by personal service, nationally-recognized overnight courier, or two (2) business days after deposit in the United States mail, certified or registered and postage prepaid and properly addressed as follows:

To Landlord:	To Landlord at the addresses set forth in Article 1 above.

To Tenant:	To Tenant at the address set forth in Section 1.02.

The address to which any Notice should be given, made or sent to either party may be changed by written notice given by such party as above provided.  Any notice, demand, request or consent to be made by or required of (x) Landlord, may be made and given by Landlord’s Management Agent and/or Landlord’s counsel with the same force and effect as if made and given by Landlord, and (y) Tenant, may be made and given by Tenant’s counsel with the same force and effect as if made and given by Tenant.

ARTICLE 27. - REAL ESTATE BROKERS

Landlord and Tenant represent and warrant unto each other that each has directly dealt with and only with Landlord’s Management Agent and the Brokers, if any, identified in Article 1 of this Lease as broker in connection with this Lease, and each agrees to indemnify and hold harmless the other from and against any and all claims or demands, damages, liabilities and expenses of any type or nature whatsoever arising by reason of the incorrectness or breach of the aforesaid representation or warranty, but only the party that breached or made such misrepresentation shall indemnify the other party. Landlord shall pay the Brokers any commission due to the Brokers pursuant to the terms of a separate agreement between Landlord and Brokers.   The provisions of this Article 27 shall survive the expiration or early termination of this Lease.

ARTICLE 28. - MISCELLANEOUS

28.01  Benefit.  Subject to the provisions of Articles 19 and 20 hereof, all terms, covenants and conditions on this Lease shall be binding upon and inure to the benefit of and shall apply to the respective heirs, executors, administrators, successors, assigns and legal representatives of Landlord and Tenant.

28.02  Execution and Delivery.  The execution of this Lease by Tenant and delivery of the same to Landlord or Landlord’s Management Agent do not constitute a reservation of or option to lease the Premises or an agreement by Landlord to enter into a Lease, and this Lease shall become effective only if and when Tenant and Landlord executes this Lease and Landlord delivers a counterpart hereof to Tenant.

28.03  Intentionally Omitted.

28.04  Applicable Law.  This Lease shall be governed by and construed in accordance with the laws of the State of New York.

28.05  Landlord’s Consent.  Unless otherwise specifically provided herein, wherever Landlord’s consent is required, such consent may be withheld by Landlord at Landlord’s sole discretion.

28.06  Non-Waiver of Defaults.  No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and in that event only for the time and in the manner specifically stated.  No receipt of monies by Landlord from Tenant after the termination of this Lease will in any way alter the length of the Term of Tenant’s right of possession hereunder or, after the giving of any notice, shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment, nor shall any such payment be deemed to be other than on account of the amount due, nor shall the acceptance of Rent by Landlord or the payment of Rent by Tenant be deemed a waiver of any breach by the other party of any term, covenant or condition of this Lease.  No endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction.  Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance due of any installment or payment of Rent or pursue any other remedies available to Landlord with respect to any existing Defaults.  None of the terms, covenants or conditions of this Lease can be waived by either Landlord or Tenant except by appropriate written instrument.

28.07  Force Majeure. Neither Landlord nor Tenant, as applicable, shall be deemed in default with respect to the failure to perform any of the terms, covenants and conditions of this Lease on Landlord’s or Tenant’s part to be performed, if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees, guests or invitees) (with respect to Landlord only), acts caused directly or indirectly by Landlord (or Landlord’s agents, employees, guests or invitees) (with respect to Tenant only), acts of other tenants or occupants of the Building or any other cause beyond the reasonable control of such party (the foregoing circumstances described in this Section 28.07 being herein called “Force Majeure Causes”.  In such event, the time for performance by Landlord shall be extended by an amount of time equal to the period of the delay so caused.  No interruption of service resulting from any of the causes described in the first sentence of this Section 28.07 shall relieve Tenant of any of its obligations under this Lease or render Landlord liable for damages.  In no event shall either party be excused for any payment obligations (including, but not limited to, Tenant’s obligation to pay Base Rent and Additional Rent hereunder) solely due to any Force Majeure Causes.  Landlord and Tenant shall each give prompt notice to the other if such party is unable to fulfill its obligations due to Force Majeure Causes and, upon request, shall keep the other party reasonably apprised of the status of such delay(s).

28.08  Counterparts.  This Lease may be executed in several duplicate counterparts, each of which shall be deemed an original of this Lease for all purposes.  Signatures made by DocuSign or other electronic means or exchanged via .pdf or other electronic means shall be deemed originals.

28.09  Rider, Work Letters and Exhibits.   Any and all riders, work letters and exhibits attached hereto are hereby incorporated in this Lease by reference.

28.10  Financial Statements.  Tenant shall, when requested by Landlord from time to time, furnish a true and accurate audited statement of its financial condition prepared in conformity with generally accepted accounting principles and in a form reasonably satisfactory to Landlord. This provision shall not be applicable as long as Tenant is a publicly traded company with publicly-available financial statements.

28.11  Relationship of Parties.  Nothing contained in this Lease shall create any relationship between the parties hereto other than that of Landlord and Tenant, and it is acknowledged and agreed that Landlord shall not be deemed to be a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

28.12  Amendments.  This Lease contains and embodies the entire agreement of the parties hereto, and no representation, inducements or agreements, oral or otherwise, not contained in this Lease shall be of any force or effect.  This Lease may not be modified in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

28.13  Intentionally omitted.

28.14  Bankruptcy.  Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the United States Bankruptcy Code (“Code”) may have certain rights to assume or assign this Lease.  Landlord and Tenant further understand that, in such event, Landlord is entitled under the Code to adequate assurances of future performance of the terms and provisions of this Lease.  The parties hereto agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following: (1) since the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease, in order to assure Landlord that the proposed assignee will have the resources with which to pay all Rent payable pursuant to the terms hereof, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the greater of (x) the net worth of Tenant on the date this Lease became effective, and (y) forty (40) times the then annual Rent payable under this Lease, or if such assignee fails to meet such net worth minimum, such assignee shall deliver a security deposit in accordance with Section 20.01(h); (2) since Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Primary Use, any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Primary Use, and such proposed assignee shall continue to engage in the Primary Use; and (3) any proposed assignee of this Lease must assume and agree to be personally bound by the terms, covenants and provisions of this Lease.

28.15    Confidentiality. Except as otherwise permitted by the terms of this Lease or in response to an order of a court or other governmental or regulatory authority or otherwise as required by applicable law, rule, deposition, interrogatory, subpoena, civil investigative demand or similar process, Tenant and Landlord shall at all times keep the terms and conditions of this Lease confidential and shall not disclose the terms thereof to any third party, except for its accountants, attorneys, lenders, brokers, potential subtenants and assignees, and other professionals and parties who have a legitimate business reason to know the terms of this Lease.  Without limitation to the generality of the foregoing, Tenant shall specifically not release any information about lease rates, concessions, options or rights to any current or prospective tenant or occupant of the Building.  Tenant hereby acknowledges that Landlord may suffer damages in the event of the breach of this paragraph. The above notwithstanding, (1) Landlord shall be entitled to discuss and disclose the transaction (a) to insurance adjusters in connection with claims, (b) to any Mortgagee, the Board of Managers, any Ground Lessor, or any actual or prospective purchaser, lender, or investor, and (c) to governmental or quasi-governmental bodies in connection the Turn-Key Work or any subsequent Work within the demised premises (e.g., the New York City Department of Buildings), and (2) Landlord and Tenant shall be entitled to discuss and disclose the transaction (x) to the extent Landlord or Tenant (or any entity controlling, controlled by or under common control with Landlord or Tenant) is required to do so by securities laws or compliance with other laws or the compliance provisions of any legal authority, or any securities, bond or commodities exchange, or (y) if required to do so to enforce the terms of this Lease (including, without limitation, in any arbitration or litigation between Landlord and Tenant).

28.16  Construction of Lease.  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against either Landlord or Tenant.  Article and Section headings in this Lease are for convenience only and are not to be construed as part of this Lease or in any way defining, limiting, amplifying, construing, or describing the provisions hereof.  Time is of the essence of this Lease and every term, covenant and condition hereof.  The words “Landlord” and “Tenant,” as herein used, shall include the plural as well as the singular.  The neuter gender includes the masculine and feminine.  In the event there is more than one person or entity which executes this Lease as Tenant, the obligations to be performed and liability of all such persons and entities shall be joint and several.  All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing conditions were used in each separate instance.  Landlord and Tenant agree that in the event any term, covenant or condition herein contained (other than with respect to the payment of Rent) is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

28.17OFAC.  (a) Tenant represents and warrants that, to the best of its knowledge, Tenant and all persons and entities having an ownership interest in Tenant, as well as all guarantors of all or any portion of the Lease: (i) are not, and shall not become, a person or entity with whom a Mortgagee is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

(b)Landlord represents and warrants that, to the best of its knowledge, Landlord and all persons and entities having an ownership interest in Landlord: (i) are not, and shall not become, a person or entity with whom a Mortgagee is restricted from doing business with under regulations of OFAC; (ii) are not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) are not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

28.18  Reservation.  This Lease does not grant any right to light or air over or above the Building.  Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any right to use the roof of the Building for any purpose without the prior written approval of Landlord and all of the unit owners in accordance with the Declaration.  This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents.  Neither party is relying upon any warranty, statement or representation not contained in this Lease.  This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.  Notwithstanding the foregoing, the provisions of this Section 28.18 shall be deemed to be an shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Building.

28.19  Arbitration.  In the event of any dispute under this Lease with respect to whether Landlord acted reasonably in consenting to an assignment or subletting pursuant to Article 20, or where otherwise expressly provided in this Lease (where such arbitration mechanics are not otherwise set forth), Tenant shall have the right to submit such dispute to arbitration (and such arbitration rules are not otherwise set forth herein) (herein called an “Expedited Arbitration Proceeding”) in the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) (presently Rules E-1 through E-7); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule E-2 shall be returned within five (5) days from the date of mailing; (ii) the parties shall notify the AAA by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the second paragraph of Rule E-2; (iii) the Notice of Hearing referred to in Rule E-3 shall be four (4) days in advance of the hearing; (iv) the hearing shall be held within five (5) days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages; and (vi) the decision of the arbitrator shall be final and conclusive on the parties.  The time periods set forth in this Section 28.19 are of the essence.  If any party fails to appear at a duly scheduled and noticed hearing without valid cause (i.e., Force Majeure Causes), the arbitrator is hereby expressly authorized to enter judgment for the appearing party.  The arbitrators conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions.  Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable Legal Requirements.  Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction.  Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least 10 years’ experience in New York City in a calling connected with the matter of the dispute.  Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances.  Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section 28.19, and the expenses and fees of the arbitrators selected shall be shared equally by Landlord and Tenant; provided, that, to the extent the arbitrator determines that a party significantly prevailed in a dispute, all of the actual reasonable out-of-pocket costs incurred by such party in connection with such arbitration shall be borne by the unsuccessful party; it being understood and agreed that mere fact that the arbitrator may rule in the favor of a particular party shall not mean per se that such party prevailed “significantly” on the matter which is the subject of dispute.  Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor shall either party be entitled to recover, any damages.  Neither party shall have ex parte communications with any arbitrator selected under this Section 28.19 following his or her selection and pending completion of the arbitration hereunder.  This Section 28.19 shall survive the expiration or sooner termination of this Lease.

28.20  Condominium.  (a) For purposes of this Lease, the term “Board of Managers” means the persons responsible under, and as elected pursuant to and in accordance with, the Declarations for the operation of the Condominium.

(b)Tenant acknowledges and agrees that: (i) this Lease represents a lease of Landlord’s interest in all or a portion of the Office Unit; and (ii) one (1) or more of Landlord's obligations under this Lease may, from time to time, be performed on behalf of Landlord by the Board of Managers (provided that the costs thereof shall not exceed the cost that would have been incurred had such obligation been performed by Landlord or that is permitted under this Lease). Tenant shall not be required to obtain any separate consents or approvals from the Board of Managers with respect to any matter or thing under this Lease.

(c)Landlord shall not perform any act, or fail to perform any act (including the timely payment of all sums due from Landlord under the Declarations), if such performance or failure to perform would be a violation of or a default under the Declarations, or would adversely affect Tenant's use and occupancy of the Premises or Tenant’s rights, obligations or remedies under this Lease.

(d)Landlord hereby covenants to Tenant that Landlord shall not amend the Declarations (or agree to any amendment to the extent Landlord has the right to withhold its consent thereto) in any manner that shall, individually or in the aggregate, increase any costs payable by Tenant under this Lease or reduce any rights granted to Tenant under this Lease.

28.21  Self-Help.

(a)If Tenant believes that Landlord has failed to timely perform any required repairs expressly required of Landlord to perform pursuant to the express terms of this Lease, including Section 3.03, in all events, solely within the Premises (collectively herein called a “Self Help Item”), Tenant may give Landlord a written notice (herein called a “Self Help Notice”) of Tenant’s intention to perform such Self Help Item on Landlord’s behalf solely to the extent that the work required to cure the Self Help Item would affect only the Premises.  If Landlord fails within ten (10) business days after its receipt of such Self Help Notice to either (i) commence (and thereafter continue to diligently perform) the cure of such Self Help Item or (ii) give a notice to Tenant (herein called a “Landlord’s Self Help Dispute Notice”) disputing Tenant’s right to perform the cure of such Self Help Item pursuant to the terms of this Section 28.21, Tenant shall have the right, but not the obligation, to commence and thereafter prosecute the cure of such Self Help Item in accordance with the provisions of this Section 28.21 at any time thereafter, provided that Tenant commences to cure such Self Help Item prior to the date on which Landlord either (x) notifies Tenant that it intends to immediately commence to cure such Self Help Item and promptly commences such cure or (y) gives to Tenant a Landlord’s Self Help Dispute Notice.  The extent of the work performed by Tenant in curing any such default by Landlord shall not exceed the work that is reasonably necessary to effectuate such remedy and the cost of such work shall be reasonably prudent and economical under the circumstances.  Notwithstanding anything to the contrary contained herein, Tenant shall not be entitled to cure any such default of Landlord if the performance of such cure (i) would affect any other portion of the Building other than the Premises, (ii) is structural or affects the structural elements of the Building, or (iii) would affect base Building systems outside the Premises or would impair or disrupt services to the other tenants of the Building.

(b) If either (i) within such ten (10) business day period or at any time thereafter prior to the date on which Tenant commences to cure such Self Help Item, Landlord gives a Landlord’s Self Help Dispute Notice, or (ii) Tenant disputes whether Landlord has commenced to cure or is diligently proceeding with the cure of such Self Help Item, Tenant may commence Expedited Arbitration Proceeding.  Such arbitration shall make a determination as to either (x) whether Landlord has failed to commence or has been and is then continuing to fail to diligently prosecute the Self Help Item in question or (y) whether Tenant has the right pursuant to the terms of this Section 28.21 to cure such Self Help Item.  If Tenant shall prevail in such arbitration, Tenant may perform the cure of such Self Help Item.  In addition, Landlord shall have the right to initiate an Expedited Arbitration Proceeding if either (1) Landlord disputes the existence or nature or scope or appropriate manner of correction of a Self Help Item or (2) the Self Help Amount (as such term is defined in subsection (c) below).

(c) Upon completion of any Self Help Item by Tenant as provided herein, Tenant shall give notice thereof (herein called a “Self Help Item Completion Notice”) to Landlord, together with a copy of paid invoices setting forth the costs and expenses incurred by Tenant to complete such Self Help Item (herein called the “Self Help Amount”).  Landlord shall reimburse Tenant in the amount of such actual and reasonable out-of-pocket costs and expenses within thirty (30) days after receipt of Tenant’s Self Help Item Completion Notice, unless Landlord disputes same in accordance with the terms hereof.  If Landlord fails to pay such undisputed amount to Tenant within such 30-day period, Tenant shall have the right, as its sole and exclusive remedy with respect thereto, to have such unpaid amount be credited against the next installment(s) of Base Rent thereafter becoming due under this Lease, provided Tenant first gives Landlord an additional ten (10) business days’ written notice to Landlord (which may be given only following the expiration of the initial 30-day period), which notice shall state in bold and capitalized letters: “LANDLORD’S FAILURE TO MAKE A PAYMENT PURSUANT TO THIS LETTER SHALL RESULT IN TENANT BEING ENTITLED TO OFFSET BASE RENT PURSUANT TO SECTION 28.21 OF THE LEASE”.  If Landlord fails to dispute such credit within the 30-day or 10-business day period described above, Tenant shall be entitled to take such credit against the next installment(s) of Base Rent thereafter becoming due under this Lease.

(d) Any Self Help Items performed by Tenant shall constitute Work and shall be subject to all of the terms and conditions of this Lease (other than the approval of the item of work provided such work is limited to the scope of work Landlord failed to perform with respect to such Self Help Item).  Landlord, at no out of pocket cost to Landlord (except to the extent that such cost may be included in the Self Help Amount), shall provide Tenant with all reasonable cooperation required by Tenant in connection with the performance by Tenant of Self Help Items including, without limitation, providing Tenant with copies of applicable plans and specifications and/or other relevant documentation in Landlord’s possession.

28.22  Incentives.  If any tax benefits or incentives are available to Tenant from any governmental authority during the Lease Term hereof and Tenant desires to avail itself of same, Landlord shall reasonably cooperate (at no cost to Landlord and provided same has no adverse impact on the remaining portion of the Building or the Office Unit or any other tenant’s or occupant’s thereof or Landlord’s administering, leasing and operation of same), including, executing application and other reasonable documentation, with Tenant in connection with Tenant’s seeking of same.

28.23  Telecom.  Subject to all of the terms and conditions of this Lease and subject to the execution by any such provider that is not currently providing services to the Office Unit, of a license agreement in form reasonably satisfactory to Landlord governing such provider’s access to the Office Unit, upon Tenant’s reasonable request, Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) so that Tenant may receive telephone and data transmissions from providers of its choice; provided Landlord shall be permitted to impose a commercially reasonable fee with respect to the same.  Nothing contained in this Section 28.23 shall be construed to permit Tenant or any such provider to install any equipment in the telecommunications closets (or elsewhere) of the Building or Office Unit without Landlord’s consent, which consent shall not be unreasonably withheld.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

SPUSV5 1540 BROADWAY, LLC,

a Delaware limited liability company

By:_/s/ Tiffany Sanders______________________

Name:_Tiffany Sanders________________________

Title:_President______________________________

TENANT:

SCHRÖDINGER, INC.,

a Delaware corporation

By:_/s/ Ramy Farid___________________________

Name:_Ramy Farid_____________________________

Title:_President & CEO_________________________

[Signature Page to Office Lease]

RIDER TO LEASE

Landlord and Tenant hereby agree that the following provisions are hereby added to the Lease:

1.Right of First Offer – Partial Floor.

(a)Partial Floor ROFO Space.  If, at any time during the Term of the Lease (but only for so long as three (3) years remain in the term of the Lease, or if less than three (3) years remain but Tenant chooses to exercise the Extension Option provided in Rider Section 7 herein simultaneously with Tenant’s election of its rights under this Rider Section 1 and Tenant is entitled to renew pursuant to the provisions thereof), Landlord desires to actively market any partial floor of the Building on which Tenant already leases space pursuant to this Lease (each partial floor availability in its entirety, the “Partial Floor ROFO Space”), then subject to the terms of this Rider Section 1, Landlord shall give Tenant written notice (“Partial Floor ROFO Notice”) no less than four (4) months and no more than twelve (12) months in advance of such event.  The Partial Floor ROFO Notice shall include, with respect to such Partial Floor ROFO Space, Landlord’s good faith estimate (but not binding, subject to the Baseball Arbitration procedure described below) of the Market Rental Rate (as defined below), the anticipated delivery date (“Anticipated Partial Floor Delivery Date”), and the location, configuration and size of the Partial Floor ROFO Space, concessions offered (in Landlord’s discretion), and whether such Partial Floor ROFO Space shall be delivered in its then as-is condition or other condition as selected by Landlord.  In the event Tenant desires to lease the Partial Floor ROFO Space, within thirty (30) days after the date the Partial Floor ROFO Notice is delivered to Tenant, Tenant shall give Landlord written notice (“Partial Floor ROFO Acceptance Notice”) of its election to lease the Partial Floor ROFO Space, the time of giving of the Partial Floor ROFO Acceptance Notice to be of the essence of this Section.  In the event Tenant desires to lease the Partial Floor ROFO Space but disputes in the Partial Floor ROFO Acceptance Notice Landlord’s estimate of the Market Rental Rate, the parties shall have an additional period of fifteen (15) business days after Landlord’s receipt of the Partial Floor ROFO Acceptance Notice in which to negotiate in good faith the Market Rental Rate.  If after such fifteen (15) additional business days, the parties cannot agree to the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

(b)Amendment.  After receipt of any Partial Floor ROFO Acceptance Notice (and, if applicable, any subsequent determination of the Market Rental Rate as provided in Rider Section 1(a) above), Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease accordingly.  Except as set forth in the Partial Floor ROFO Notice (and this Rider Section 1), the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the Partial Floor ROFO Space.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the Partial Floor ROFO Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 1.  Except for such waiver, Tenant’s rights under this Rider Section 1 are continuous and, therefore, if the lease in favor of a third party of the Partial Floor ROFO Space expires or otherwise terminates, and Landlord desires to accept an offer to lease such Partial Floor ROFO Space after the expiration of the third party Lease, Landlord shall again give Tenant notice of its right to lease such Partial Floor ROFO Space (subject to the provisions of this Rider Section 1).

(d)Subordination.  Tenant’s right to lease Partial Floor ROFO Space shall be subordinate to (i) any right of offer, right of first refusal, renewal right, expansion right, or similar right or option in favor of any third party existing as of the date of this Lease; (ii) any party having a renewal right contained in such party’s lease or occupancy agreement with respect to such Partial Floor ROFO Space, and (iii) any tenant or occupant of the Partial Floor ROFO Space irrespective of whether there is a renewal right contained in such party’s lease or occupancy agreement; provided, with respect to this subclause (iii) only, Landlord shall not voluntarily renew a tenant or occupant of the Partial Floor ROFO Space if there is no renewal right contained in such party’s lease or occupancy agreement, unless such tenant or occupant then also leases or occupies other space in the Building (or will lease or occupy other

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space in the Building at the time of such voluntary renewal, e.g., a tenant leases the Partial Floor ROFO Space and at the time of such voluntary renewal, such tenant shall expand and lease additional space in the Building).

(e)Not Transferable; Occupancy.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement (as hereinafter defined) is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.  The “Occupancy Requirement” means that Tenant shall not be subleasing more than twenty-five percent (25%) of the rentable area of the Premises to a party (other than in connection with a Permitted Transfer or other than a party as to which Tenant has a ten percent (10%) or more ownership interest; provided, Tenant shall provide reasonable evidence of such ownership interest to Landlord as part of any Transfer Request Notice with respect to such subleasing and otherwise upon Landlord’s request).

(f)No Default.  Tenant shall be deemed to have waived its rights under this Section as to the Partial Floor ROFO Space described in the applicable Partial Floor ROFO Notice in the event that Tenant is in Default under this Lease as of the date of either the Partial Floor ROFO Notice or Partial Floor ROFO Acceptance Notice.

(g)Delivery.

(i)Subject to Rider Section 1(h) below, effective as of the later of (y) the Anticipated Partial Floor Delivery Date of the applicable Partial Floor ROFO Space, and (z) the date the applicable Partial Floor ROFO Space is delivered to Tenant in the condition required by Rider Section 1(g)(ii) below (such later date being referred to herein as the “Partial Floor Delivery Date”), through and including the Expiration Date:

(1)Such Partial Floor ROFO Space shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Rider Section 1; provided, however, that Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to such Partial Floor ROFO Space and Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy thereof, unless otherwise set forth in the Partial Floor ROFO Notice or as otherwise agreed to between the parties in writing;

(2)The Base Rent with respect to the Premises shall be increased by an amount equal to the 100% of the Market Rental Rate for such Partial Floor ROFO Space (as determined pursuant to this Rider); and

(3)For purposes of calculating the Expense Adjustment and the Tax Adjustment allocable to the applicable Partial Floor ROFO Space, the Tenant’s Share shall be increased effective as of the applicable Partial Floor Delivery Date by the applicable Tenant’s Share with respect to the Partial Floor ROFO Space (computed on the same basis as the initial Premises), and the Expense Base Year and the Tax Base Year with respect to the Partial Floor ROFO Space only shall be appropriately adjusted as set forth herein.

(ii)Landlord agrees to deliver and Tenant agrees to accept the applicable Partial Floor ROFO Space added to the Premises in their then “as is” condition and state of repair existing as of the applicable Partial Floor Delivery Date (with no duty to demolish or perform any landlord’s work), vacant and broom clean, and Tenant understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s initial occupancy thereof (subject to Landlord’s ongoing repair and maintenance expressly provided for in this Lease), unless otherwise set forth in the Partial Floor ROFO Notice or as otherwise agreed to between the parties in writing.

(h)Failure to Deliver.

(i)If any Partial Floor ROFO Space shall not be available for Tenant’s occupancy on the Anticipated Partial Floor Delivery Date for any reason not within the control of Landlord, including the holding

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over of the prior tenant, then Landlord and Tenant agree that the failure to have such Partial Floor ROFO Space available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of such Partial Floor ROFO Space in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 1, the Partial Floor Delivery Date shall be deferred to and shall be the date such Partial Floor ROFO Space is delivered to Tenant in the delivery condition set forth in Rider Section 1(g)(i) above.  The provisions of this Rider Section 1(h)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(ii)Notwithstanding Rider Section 1(h)(i) above, if any Partial Floor ROFO Space shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated Partial Floor Delivery Date (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)), then Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 1 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated Partial Floor Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 1 pursuant to the immediately preceding sentence within such 30-day period, then, if any Partial Floor ROFO Space shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy, rescind the exercise of its option under this Rider Section 1 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the applicable Partial Floor ROFO Space.

(i)If (y) Landlord shall have sent a Partial Floor ROFO Notice to Tenant and Tenant fails to exercise its option under this Rider Section 1 with respect to a particular Partial Floor ROFO Space (or is deemed to have waived such options), and (z) Landlord fails to enter into a lease or other occupancy agreement covering all or any portion of such Partial Floor ROFO Space within nine (9) months after the date of Tenant’s response (or deemed response) to such Partial Floor ROFO Notice (provided, that such 9-month period shall be tolled during all periods that Landlord shall be then actively negotiating the leasing or occupancy of all or any portion of such Partial Floor ROFO Space directly or through a broker or agent) then, Landlord shall again comply with the applicable provisions and conditions of this Rider Section 1 before leasing such Partial Floor ROFO Space to any third party (to the extent applicable and subject to the this Rider Section 1).

2.Right of First Offer – Available Space.

(a)Available ROFO Space.  If, at any time during the Term of the Lease (but only for so long as three (3) years remain in the term of the Lease, or if less than three (3) years remain but Tenant chooses to exercise the Extension Option provided in Rider Section 7 herein simultaneously with Tenant’s election of its rights under this Rider Section 2 and Tenant is entitled to renew pursuant to the provisions thereof), Landlord desires to actively market any space in the Building (other than any partial floor of the Building on which Tenant already leases space pursuant to this Lease, which shall be governed by Rider Section 1 above) which is accessible by the elevator bank(s) serving the Premises at such time (each space, the “Available ROFO Space”), then subject to the terms of this Rider Section 2, Landlord shall give Tenant written notice (“Available ROFO Notice”) no less than four (4) months and no more than twelve (12) months in advance of such event.  The Available ROFO Notice shall include, with respect to such Available ROFO Space, Landlord’s good faith estimate (but not binding, subject to the Baseball Arbitration procedure described below) of the Market Rental Rate, the anticipated delivery date (“Anticipated Available ROFO Delivery Date”), and the location, configuration and size of the Available ROFO Space, concessions offered (in Landlord’s

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discretion), and whether such Available ROFO Space shall be delivered in its then as-is condition or other condition as selected by Landlord.  In the event Tenant desires to lease the Available ROFO Space, within thirty (30) days after the date the Available ROFO Notice is delivered to Tenant, Tenant shall give Landlord written notice (“Available ROFO Acceptance Notice”) of its election to lease the Available ROFO Space, the time of giving of the Available ROFO Acceptance Notice to be of the essence of this Section.  In the event Tenant desires to lease the Available ROFO Space but disputes in the Available ROFO Acceptance Notice Landlord’s estimate of the Market Rental Rate, the parties shall have an additional period of fifteen (15) business days after Landlord’s receipt of the Available ROFO Acceptance Notice in which to negotiate in good faith the Market Rental Rate.  If after such fifteen (15) additional business days, the parties cannot agree to the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

(b)Amendment.  After receipt of any Available ROFO Acceptance Notice (and, if applicable, any subsequent determination of the Market Rental Rate as provided in Rider Section 2(a) above), Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease accordingly.  Except as set forth in the Available ROFO Notice (and this Rider Section 2), the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the Available ROFO Space.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the Available ROFO Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 2.  Except for such waiver, Tenant’s rights under this Section are continuous and, therefore, if the lease in favor of a third party of the Available ROFO Space expires or otherwise terminates, and Landlord desires to accept an offer to lease such Available ROFO Space after the expiration or termination of a third party lease, Landlord shall again give Tenant notice of its right to lease such Available ROFO Space (subject to the provisions of this Rider Section 2).

(d)Subordination.  Tenant’s right to lease the Available ROFO Space shall be subordinate to (i) any right of offer, right of first refusal, renewal right, expansion right, or similar right or option in favor of any third party existing as of the date of this Lease; (ii) any party having a renewal right contained in such party’s lease or occupancy agreement with respect to such Available ROFO Space, and (iii) any tenant or occupant of the Available ROFO Space irrespective of whether there is a renewal right contained in such party’s lease or occupancy agreement.

(e)Not Transferable; Occupancy.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(f)No Default.  Tenant shall be deemed to have waived its rights under this Section as to the Available ROFO Space described in the applicable Available ROFO Notice in the event that Tenant is in Default under this Lease as of the date of either the Available ROFO Notice or Available ROFO Acceptance Notice.

(g)Delivery.

(i)Subject to Rider Section 1(h), effective as of the later of (y) the Anticipated Available ROFO Delivery Date of the applicable Available ROFO Space, and (z) the date the applicable Available ROFO Space is delivered to Tenant in the condition required by Rider Section 2(g)(ii) below (such later date being referred to herein as the “Available ROFO Delivery Date”), through and including the Expiration Date:

(1)Such Available ROFO Space shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Rider Section 2; provided, however, that Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to such Available ROFO Space and Landlord shall not be required to perform any work in connection with

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Tenant’s initial occupancy thereof, unless otherwise set forth in the Available ROFO Notice or as otherwise agreed to between the parties in writing;

(2)The Base Rent with respect to the Premises shall be increased by an amount equal to the 100% of the Market Rental Rate for such Available ROFO Space (as determined pursuant to this Rider); and

(3)For purposes of calculating the Expense Adjustment and the Tax Adjustment allocable to the applicable Available ROFO Space, the Tenant’s Share shall be increased effective as of the applicable Available ROFO Delivery Date by the applicable Tenant’s Share with respect to the Available ROFO Space (computed on the same basis as the initial Premises), and the Expense Base Year and the Tax Base Year with respect to the Available ROFO Space only shall be appropriately adjusted as set forth herein.

(ii)Landlord agrees to deliver and Tenant agrees to accept the applicable Available ROFO Space added to the Premises in their then “as is” condition and state of repair existing as of the applicable Available ROFO Delivery Date (with no duty to demolish or perform any landlord’s work), vacant and broom clean, and Tenant understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s initial occupancy thereof (subject to Landlord’s ongoing repair and maintenance expressly provided for in this Lease), unless otherwise set forth in the Available ROFO Notice or as otherwise agreed to between the parties in writing.

(h)Failure to Deliver.

(i)If any Available ROFO Space shall not be available for Tenant’s occupancy on the Anticipated Available ROFO Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such Available ROFO Space available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of such Available ROFO Space in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 2, the Available ROFO Delivery Date shall be deferred to and shall be the date such Available ROFO Space is delivered to Tenant in the delivery condition set forth in Rider Section 2(g)(i) above.  The provisions of this Rider Section 2(h)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(ii)Notwithstanding Rider Section 2(h)(i) above, if any Available ROFO Space shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated Available ROFO Delivery Date (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)), then Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 2 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated Available ROFO Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 2 pursuant to the immediately preceding sentence within such 30-day period, then, if any Available ROFO Space shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy, rescind the exercise of its option under this Rider Section 2 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the applicable Available ROFO Space.

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(i)If (y) Landlord shall have sent an Available ROFO Notice to Tenant and Tenant fails to exercise its option under this Rider Section 2 with respect to a particular Available ROFO Space (or is deemed to have waived such options), and (z) Landlord fails to enter into a lease or other occupancy agreement covering all or any portion of such Available ROFO Space within nine (9) months after the date of Tenant’s response (or deemed response) to such Available ROFO Notice (provided, that such 9-month period shall be tolled during all periods that Landlord shall be then actively negotiating the leasing or occupancy of all or any portion of such Available ROFO Space directly or through a broker or agent) then, Landlord shall again comply with the applicable provisions and conditions of this Rider Section 2 before leasing such Available ROFO Space to any third party (to the extent applicable and subject to the this Rider Section 2).

3.25th Floor Expansion Option.

(a)Subject to the terms of this Rider Section 3, Tenant shall have the option to lease the entire rentable area located on the 25th floor of the Office Unit, consisting of approximately 27,198 rentable square feet (the “25th Floor”) by giving Landlord written notice of its election to lease the 25th Floor no later than January 1, 2022 (the “25th Floor Notice”) (time being of the essence with respect to such date), which 25th Floor Notice shall set forth whether or not Tenant elects for Landlord to perform the turn-key work with respect to the 25th Floor as set forth in Rider Section 3(b)(i) below (it being agreed that if Tenant shall fail to set forth in the 25th Floor Notice Tenant’s election for Landlord to perform or not to perform the turn-key work, Tenant will be deemed to have elected for Landlord not to perform such turn-key work).

(b)Amendment.  After receipt of the 25th Floor Notice, Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease to include the 25th Floor in the Premises pursuant to the following terms, effective as of the later of (y) the Anticipated 25th Floor Delivery Date (as defined below), and (z) the date the 25th Floor is delivered to Tenant in the condition required hereunder (such later date being referred to herein as the “25th Floor Delivery Date”), through and including the Expiration Date:

(i)

Anticipated 25th Floor Delivery Date: (1) August 1, 2022 or, (2) February 1, 2023 if Tenant elects pursuant to the 25th Floor Notice for Landlord to turn-key the 25th Floor improvements substantially in accordance with the Turn-Key Work for the initial Premises (such applicable date, the “Anticipated 25th Floor Delivery Date”);

(ii)	Base Rent for the Expansion Space: Tenant’s then escalated rent;
(iii)	“Tenant’s Share” shall increase by 2.9973%;
(iv)	Allowance: the unamortized portion of Landlord’s Turn-Key Contribution (i.e., $150.00 per rentable square foot) as of the 25th Floor Delivery Date;
(v)

Abatement: the unamortized portion of the Rent Abatement Period as of the 25th Floor Delivery Date, plus 6 months if Tenant does not elect for Landlord to turn-key the 25th Floor improvements (such applicable period, “25th Floor Rent Abatement Period”);

(vi)	Landlord shall complete the Base Building Work on the 25th Floor as described on Exhibit B-1 of the Lease;
(vii)

At Tenant’s election (which election shall be made at the time Tenant delivers the 25th Floor Notice), Landlord shall construct the tenant improvements for the 25th Floor on a turn-key basis with Landlord’s contribution to such turn-key capped at the Allowance set forth in Rider Section 3(b)(iv); and

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(viii)	Term: coterminous with the Lease.

Except as set forth in the 25th Floor Notice (and this Rider Section 3), the applicable terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the 25th Floor.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid on or before January 1, 2022 (time being of the essence) or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 3.

(d)Not Transferable.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(e)No Default.  Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in Default under this Lease as of the date of either the 25th Floor Notice or the 25th Floor Delivery Date.

(f)Failure to Deliver.

(i)If the 25th Floor shall not be available for Tenant’s occupancy on the Anticipated 25th Floor Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have the 25th Floor available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of the 25th Floor in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 3, the 25th Floor Delivery Date shall be deferred to and shall be the date the 25th Floor is delivered to Tenant in the delivery condition herein. The provisions of this Rider Section 3(f)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(ii)Notwithstanding Rider Section 3(f)(i) above, if the 25th Floor shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated 25th Floor Delivery Date (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)), then, subject to Rider Section 3(f)(iii), Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 3 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated 25th Floor Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 3 pursuant to the immediately preceding sentence within such 30-day period, then, if the 25th Floor shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy (subject to Rider Section 3(f)(iii)), rescind the exercise of its option under this Rider Section 3 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the 25th Floor.

(iii)If the 25th Floor Delivery Date has not occurred on or before the date that is thirty (30) days following the Anticipated 25th Floor Delivery Date (as such date shall be extended one (1) day for each day

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of delay due to casualty, condemnation, Tenant Delay and/or Force Majeure Causes, the “25th Floor Delivery Outside Date”), then as Tenant’s sole and exclusive remedy in connection therewith (except as otherwise provided in Rider Section 3(f)(ii) above), the 25th Floor Rent Abatement Period shall be increased by one (1) day for each day following the 25th Floor Delivery Outside Date until the 25th Floor Delivery Date occurs.  For the avoidance of doubt, if Tenant shall rescind its election pursuant to Rider Section 3(f)(ii) above, Tenant shall not be entitled to any abatement or credit under this Rider Section 3(f)(iii).

4.26th Floor Expansion Option.

(a)Subject to the terms of this Rider Section 4, Tenant shall have the option to lease the entire rentable area located on the 26th floor of the Office Unit, consisting of approximately 26,942 rentable square feet (the “26th Floor”), for a term commencing on the 26th Floor Delivery Date through the Expiration Date of the Lease (i.e., coterminous with the balance of the Premises). The term of the existing lease covering the 26th Floor is scheduled to expire pursuant to its terms on May 31, 2023.  Landlord shall give Tenant written notice (the “26th Floor Availability Notice”) no less than nine (9) months and no more than twelve (12) months in advance of the date on which Landlord reasonably anticipates, in good faith, that it will be entitled to possession of such 26th Floor free and clear of any tenancies or occupancies.  The 26th Floor Availability Notice shall, with respect to the 26th Floor, include Landlord’s good faith estimate (but not binding, subject to the Baseball Arbitration procedure described below) of the Market Rental Rate (as defined below) and the anticipated delivery date (“Anticipated 26th Floor Delivery Date”) and concessions offered (in Landlord’s discretion).  In the event Tenant desires to lease the 26th Floor, within thirty (30) days after the date the 26th Floor Availability Notice is delivered to Tenant, Tenant shall give Landlord written notice (“26th Floor Acceptance Notice”) of its election to lease the 26th Floor, the time of giving of the 26th Floor Acceptance Notice to be of the essence of this Section.  In the event Tenant desires to lease the 26th Floor but disputes in the 26th Floor Acceptance Notice Landlord’s estimate of the Market Rental Rate, the parties shall have an additional period of fifteen (15) business days after Landlord’s receipt of the 26th Floor Acceptance Notice in which to negotiate in good faith the Market Rental Rate.  If after such fifteen (15) additional business days, the parties cannot agree to the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

(b)Amendment.  After receipt of the 26th Floor Acceptance Notice (and, if applicable, any subsequent determination of the Market Rental Rate as provided in Rider Section 4(a) above), Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease accordingly. Except as set forth in the 26th Floor Availability Notice (and this Rider Section 4), the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the 26th Floor.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the 26th Floor Availability Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 4.

(d)Not Transferable.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(e)No Default.  Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in Default under this Lease as of the date of either the 26th Floor Availability Notice or the 26th Floor Delivery Date.

(f)Delivery.

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(i)Subject to Rider Section 4(g), effective as of the later of (y) the Anticipated 26th Floor Delivery Date, and (z) the date the 26th Floor is delivered to Tenant in the condition required by Rider Section 4(f)(ii) (such later date being referred to herein as the “26th Floor Delivery Date”), through and including the Expiration Date:

(1)The 26th Floor shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Rider Section 4; provided, however, that Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to the 26th Floor and Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy thereof (except as otherwise expressly provided in Rider Section 4(f)(ii) below);

(2)The Base Rent with respect to the Premises shall be increased by an amount equal to the 100% of the Market Rental Rate for the 26th Floor (as determined pursuant to this Rider); and

(3)For purposes of calculating the Expense Adjustment and the Tax Adjustment allocable to the 26th Floor, the Tenant’s Share shall be increased effective as of the applicable 26th Floor Delivery Date by the applicable Tenant’s Share with respect to the 26th Floor (computed on the same basis as the initial Premises), and the Expense Base Year and the Tax Base Year with respect to the 26th Floor only shall be appropriately adjusted as set forth herein.

(ii)Landlord agrees to deliver and Tenant agrees to accept the 26th Floor added to the Premises in their then “as is” condition and state of repair existing as of the 26th Floor Delivery Date (with no duty to demolish or perform any landlord’s work), vacant and broom clean, and Tenant understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s initial occupancy thereof (subject to Landlord’s ongoing repair and maintenance expressly provided for in this Lease), unless otherwise set forth in the 26th Floor Availability Notice or as otherwise agreed to between the parties in writing; provided, Landlord shall perform the Base Building Work on the 26th Floor as described on Exhibit B-1 of the Lease (to the extent applicable).

(g)Failure to Deliver.

(i)If the 26th Floor shall not be available for Tenant’s occupancy on the Anticipated 26th Floor Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have the 26th Floor available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of the 26th Floor in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 4, the 26th Floor Delivery Date shall be deferred to and shall be the date the 26th Floor is delivered to Tenant in the delivery condition herein. The provisions of this Rider Section 4(g)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(ii)Notwithstanding Rider Section 4(g)(i) above, if the 26th Floor shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated 26th Floor Delivery Date (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)), then, subject to Rider Section 4(g)(iii), Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 4 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated 26th Floor Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 4 pursuant to

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the immediately preceding sentence within such 30-day period, then, if the 26th Floor shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy (subject to Rider Section 4(g)(iii)), rescind the exercise of its option under this Rider Section 4 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the 26th Floor.

(iii)If the 26th Floor Delivery Date has not occurred on or before the date that is thirty (30) days following the Anticipated 26th Floor Delivery Date (as such date shall be extended one (1) day for each day of delay due to casualty, condemnation, Tenant Delay and/or Force Majeure Causes, the “26th Floor Delivery Outside Date”), then as Tenant’s sole and exclusive remedy in connection therewith (except as otherwise provided in Rider Section 4(g)(ii) above), Tenant shall receive a per diem credit against the Base Rent payable with respect to the 26th Floor in an amount equal to the (x) the per diem Base Rent payable with respect to the 26th Floor, multiplied by (y) the number of days following the 26th Floor Delivery Outside Date until the 26th Floor Delivery Date occurs.   For the avoidance of doubt, if Tenant shall rescind its election pursuant to Rider Section 4(g)(ii) above, Tenant shall not be entitled to any abatement or credit under this Rider Section 4(g)(iii).

5.27th Floor Expansion Option.

(a)Subject to the terms of this Rider Section 5, Tenant shall have the option to lease the entire rentable area located on the 27th floor of the Office Unit, consisting of approximately 27,938 rentable square feet (the “27th Floor”), for a term commencing between the fourth (4th) and sixth (6th) anniversary of the Commencement Date through the Expiration Date of the Lease (i.e., coterminous with the balance of the Premises). Landlord shall give Tenant written notice (the “27th Floor Availability Notice”) no less than nine (9) months and no more than twelve (12) months in advance of the date on which Landlord reasonably anticipates, in good faith, that it will be entitled to possession of such 27th Floor free and clear of any tenancies or occupancies.  The 27th Floor Availability Notice shall, with respect to the 27th Floor, include Landlord’s good faith (but not binding, subject to the Baseball Arbitration procedure described below) estimate of the Market Rental Rate (as defined below), concessions offered (in Landlord’s discretion), and the anticipated delivery date (“Anticipated 27th Floor Delivery Date”).  In the event Tenant desires to lease the 27th Floor, within thirty (30) days after the date the 27th Floor Availability Notice is delivered to Tenant, Tenant shall give Landlord written notice (“27th Floor Acceptance Notice”) of its election to lease the 27th Floor, the time of giving of the 27th Floor Acceptance Notice to be of the essence of this Section.  In the event Tenant desires to lease the 27th Floor but disputes in the 27th Floor Acceptance Notice Landlord’s estimate of the Market Rental Rate, the parties shall have an additional period of fifteen (15) business days after Landlord’s receipt of the 27th Floor Acceptance Notice in which to negotiate in good faith the Market Rental Rate.  If after such fifteen (15) additional business days, the parties cannot agree to the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

(b)Amendment.  After receipt of the 27th Floor Acceptance Notice (and, if applicable, any subsequent determination of the Market Rental Rate as provided in Rider Section 5(a) above), Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease accordingly. Except as set forth in the 27th Floor Availability Notice (and this Rider Section 5), the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the 27th Floor.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the 27th Floor Availability Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 5.

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(d)Not Transferable.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(e)No Default.  Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in Default under this Lease as of the date of either the 27th Floor Availability Notice or the 27th Floor Delivery Date.

(f)Delivery.

(i)Subject to Rider Section 5(g), effective as of the later of (y) the Anticipated 27th Floor Delivery Date, and (z) the date the 27th Floor is delivered to Tenant in the condition required by Rider Section 5(f)(ii) (such later date being referred to herein as the “27th Floor Delivery Date”), through and including the Expiration Date:

(1)The 27th Floor shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Rider Section 5; provided, however, that Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to the 27th Floor and Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy thereof (except as otherwise expressly provided in Rider Section 5(f)(ii) below);

(2)The Base Rent with respect to the Premises shall be increased by an amount equal to the 100% of the Market Rental Rate for the 27th Floor (as determined pursuant to this Rider); and

(3)For purposes of calculating the Expense Adjustment and the Tax Adjustment allocable to the 27th Floor, the Tenant’s Share shall be increased effective as of the applicable 27th Floor Delivery Date by the applicable Tenant’s Share with respect to the 27th Floor (computed on the same basis as the initial Premises), and the Expense Base Year and the Tax Base Year with respect to the 27th Floor only shall be appropriately adjusted as set forth herein.

(ii)Landlord agrees to deliver and Tenant agrees to accept the 27th Floor added to the Premises in their then “as is” condition and state of repair existing as of the 27th Floor Delivery Date (with no duty to demolish or perform any landlord’s work), vacant and broom clean, and Tenant understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s initial occupancy thereof (subject to Landlord’s ongoing repair and maintenance expressly provided for in this Lease), unless otherwise set forth in the 27th Floor Availability Notice or as otherwise agreed to between the parties in writing; provided, Landlord shall perform the Base Building Work on the 27th Floor as described on Exhibit B-1 of the Lease (to the extent applicable).

(g)Failure to Deliver.

(i)If the 27th Floor shall not be available for Tenant’s occupancy on the Anticipated 27th Floor Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have the 27th Floor available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of the 27th Floor in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 5, the 27th Floor Delivery Date shall be deferred to and shall be the date the 27th Floor is delivered to Tenant in the delivery condition herein. The provisions of this Rider Section 5(g)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

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(ii)Notwithstanding Rider Section 5(g)(i) above, if the 27th Floor shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated 27th Floor Delivery Date (subject to extension due to Force Majeure Causes (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)) and/or delays to the extent caused by Tenant), then, subject to Rider Section 5(g)(iii), Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 5 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated 27th Floor Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 5 pursuant to the immediately preceding sentence within such 30-day period, then, if the 27th Floor shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy (subject to Rider Section 5(g)(iii)), rescind the exercise of its option under this Rider Section 5 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the 27th Floor.

(iii)If the 27th Floor Delivery Date has not occurred on or before the date that is thirty (30) days following the Anticipated 27th Floor Delivery Date (as such date shall be extended one (1) day for each day of delay due to casualty, condemnation, Tenant Delay and/or Force Majeure Causes, the “27th Floor Delivery Outside Date”), then as Tenant’s sole and exclusive remedy in connection therewith (except as otherwise provided in Rider Section 5(g)(ii) above), Tenant shall receive a per diem credit against the Base Rent payable with respect to the 27th Floor in an amount equal to the (x) the per diem Base Rent payable with respect to the 27th Floor, multiplied by (y) the number of days following the 27th Floor Delivery Outside Date until the 27th Floor Delivery Date occurs.   For the avoidance of doubt, if Tenant shall rescind its election pursuant to Rider Section 5(g)(ii) above, Tenant shall not be entitled to any abatement or credit under this Rider Section 5(g)(iii).

6.Full Floor Expansion Option.

(a)Subject to the terms of this Rider 6, Tenant shall have the option to lease a full floor in the Office Unit (i.e., the entire rentable area located on a floor in the Office Unit) consisting of at least 26,001 rentable square feet (the “Full Floor Expansion Space”), for a term commencing between the ninth (9th) and eleventh (11th) anniversary of the Commencement Date through the Expiration Date of the Lease (i.e., coterminous with the balance of the Premises). Landlord shall give Tenant written notice (the “Full Floor Availability Notice”) no less than nine (9) months and no more than twelve (12) months in advance of the Full Floor Expansion Space’s availability.  The Full Floor Availability Notice shall, with respect to a Full Floor Expansion Space, include Landlord’s good faith (but not binding) estimate of the Market Rental Rate (but not binding, subject to the Baseball Arbitration procedure described below), concessions offered (in Landlord’s discretion), and the anticipated delivery date (“Anticipated Full Floor Delivery Date”).  In the event Tenant desires to lease the Full Floor Expansion Space, within thirty (30) days after the date the Full Floor Availability Notice is delivered to Tenant, Tenant shall give Landlord written notice (“Full Floor Acceptance Notice”) of its election to lease the Full Floor Expansion Space, the time of giving of the Full Floor Acceptance Notice to be of the essence of this Section.  In the event Tenant desires to lease the Full Floor Expansion Space but disputes in the Full Floor Acceptance Notice Landlord’s estimate of the Market Rental Rate, the parties shall have an additional period of fifteen (15) business days after Landlord’s receipt of the Full Floor Acceptance Notice in which to negotiate in good faith the Market Rental Rate.  If after such fifteen (15) additional business days, the parties cannot agree to

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the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

(b)Amendment.  After receipt of the Full Floor Acceptance Notice (and, if applicable, any subsequent determination of the Market Rental Rate as provided in Rider Section 6(a) above), Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease accordingly. Except as set forth in the Full Floor Availability Notice (and this Rider Section 6), the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the Full Floor Expansion Space.

(c)Failure to Exercise.  In the event that Tenant fails to exercise its right as aforesaid within thirty (30) days of the date the Full Floor Availability Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of this Lease as aforesaid within thirty (30) days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Rider Section 6.

(d)Not Transferable.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(e)No Default.  Tenant shall be deemed to have waived its rights under this Section in the event that Tenant (i) is in Default under this Lease as of the date of either the Full Floor Availability Notice or the Full Floor Delivery Date, or (ii) exercises any Termination Option described in Rider Section 8.

(f)Delivery.

(i)Subject to Rider Section 6(g), effective as of the later of (y) the Anticipated Full Floor Delivery Date, and (z) the date the Full Floor Expansion Space is delivered to Tenant in the condition required by Rider Section 6(f)(ii) (such later date being referred to herein as the “Full Floor Delivery Date”), through and including the Expiration Date:

(1)The Full Floor Expansion Space shall be deemed added to and included in the Premises upon the terms and conditions of the Lease except as otherwise set forth in this Rider Section 6; provided, however, that Tenant shall not be entitled to any rent abatement period, work credit or any other tenant inducement with respect to the Full Floor Expansion Space and Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy thereof (except as otherwise expressly provided in Rider Section 6(f)(ii) below);

(2)The Base Rent with respect to the Premises shall be increased by an amount equal to the 100% of the Market Rental Rate for the Full Floor Expansion Space (as determined pursuant to this Rider); and

(3)For purposes of calculating the Expense Adjustment and the Tax Adjustment allocable to the Full Floor Expansion Space, the Tenant’s Share shall be increased effective as of the applicable Full Floor Delivery Date by the applicable Tenant’s Share with respect to the Full Floor Expansion Space (computed on the same basis as the initial Premises), and the Expense Base Year and the Tax Base Year with respect to the Full Floor Expansion Space only shall be appropriately adjusted as set forth herein.

(ii)Landlord agrees to deliver and Tenant agrees to accept the Full Floor Expansion Space added to the Premises in their then “as is” condition and state of repair existing as of the Full Floor Delivery Date (with no duty to demolish or perform any landlord’s work), vacant and broom clean, and Tenant understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s initial occupancy thereof (subject to Landlord’s ongoing repair and maintenance expressly

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provided for in this Lease), unless otherwise set forth in the Full Floor Availability Notice or as otherwise agreed to between the parties in writing; provided, Landlord shall perform the Base Building Work on the Full Floor Expansion Space as described on Exhibit B-1 of the Lease (to the extent applicable).

(g)Failure to Deliver.

(i)If the Full Floor Expansion Space shall not be available for Tenant’s occupancy on the Anticipated Full Floor Delivery Date for any reason not within the control of Landlord, including the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have the Full Floor Expansion Space available for occupancy by Tenant shall in no way affect the validity of the Lease or the inclusion of the Full Floor Expansion Space in the Premises or the obligations of Landlord or Tenant under the Lease, nor shall the same be construed in any way to extend the term of the Lease or impose any liability on Landlord, and for the purpose of this Rider Section 6, the Full Floor Delivery Date shall be deferred to and shall be the date the Full Floor Expansion Space is delivered to Tenant in the delivery condition herein. The provisions of this Rider Section 6(g)(i) are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(ii)Notwithstanding Rider Section 6(g)(i) above, if the Full Floor Expansion Space shall not be available for Tenant’s occupancy for any reason on or before the six (6)-month anniversary of the Anticipated Full Floor Delivery Date (subject to extension due to Force Majeure Causes, delays to the extent caused by Tenant, and/or delays caused by the holding over of the prior tenant (provided, Landlord shall diligently enforce all of its rights and remedies under such prior tenant’s lease with respect to such prior tenant’s holdover, including, but not limited to, instituting holdover proceedings against such prior tenant; provided, further, such delay due to such holding over of the prior tenant shall not exceed ninety (90) days in the aggregate)), then, subject to Rider Section 6(g)(iii), Tenant may, as its sole remedy (except as otherwise provided in the following sentence), rescind the exercise of its option under this Rider Section 6 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after the six (6)-month anniversary of the Anticipated Full Floor Delivery Date (as may be extended pursuant to this sentence).  If Tenant shall not have elected to rescind the exercise of its option under this Rider Section 6 pursuant to the immediately preceding sentence within such 30-day period, then, if the Full Floor Expansion Space shall not be available for Tenant’s occupancy for any reason on or before the three (3)-month anniversary of the expiration of such 30-day period (subject to extension due to Force Majeure Causes (including holding over of the prior tenant) and/or delays to the extent caused by Tenant), then Tenant again may, as its sole remedy (subject to Rider Section 6(g)(iii)), rescind the exercise of its option under this Rider Section 6 with respect thereto by giving notice of such rescission to Landlord within thirty (30) days after such three (3)-month anniversary (as may be extended pursuant to this sentence).  Landlord shall use commercially reasonable efforts to remove any prior tenant holding over in the Full Floor Expansion Space.

(iii)If the Full Floor Delivery Date has not occurred on or before the date that is thirty (30) days following the Anticipated Full Floor Delivery Date (as such date shall be extended one (1) day for each day of delay due to casualty, condemnation, Tenant Delay and/or Force Majeure Causes, the “Full Floor Delivery Outside Date”), then as Tenant’s sole and exclusive remedy in connection therewith (except as otherwise provided in Rider Section 6(g)(ii) above), Tenant shall receive a per diem credit against the Base Rent payable with respect to the Full Floor Expansion Space in an amount equal to the (x) the per diem Base Rent payable with respect to the Full Floor Expansion Space, multiplied by (y) the number of days following the Full Floor Delivery Outside Date until the Full Floor Delivery Date occurs.   For the avoidance of doubt, if Tenant shall rescind its election pursuant to Rider Section 6(g)(ii) above, Tenant shall not be entitled to any abatement or credit under this Rider Section 6(g)(iii).

7.Extension Option. Subject to the terms of this Rider Section 7, Tenant shall have the right and option (the "Extension Option") to extend the Term of the Lease with respect to all or a portion of the then Premises, but no less than two (2) contiguous full floors of the Premises (which shall contain either the highest full floor or lowest full floor in the Premises at the time such option is exercised) (the “Extension Premises”) for one (1) consecutive period of five (5) years (the “Extension Term”).  The Extension Term shall be under the same terms and conditions as stated in the Lease, with the exceptions that (i) no further extension options shall exist beyond the Extension Option set forth herein, and

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(ii) monthly rental for each Extension Term shall be at a rate equal to the Market Rental Rate.  The Extension Option shall be exercised by Tenant, if at all, by delivery to Landlord of written notice of exercise (the "Extension Exercise Notice") at least twelve (12) months prior to the expiration of the then-current Term, but no more than eighteen (18) months prior to the expiration of the Term.   The Extension Exercise Notice shall set forth the Extension Premises with respect to which the Extension Option is being exercised by Tenant; it being agreed that if Tenant shall fail to specify the Extension Premises in the Extension Exercise Notice, the Extension Premises shall be deemed to be the entire Premises (it being further agreed that if Tenant shall exercise this Extension Option at a time where Tenant is exercising any right to increase the size of the Premises pursuant to any right of first offer set forth in this Rider, the Extension Premises shall automatically mean the entire Premises).  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise. Tenant shall be deemed to have waived its Extension Option in the event that Tenant is in Default under this Lease as of the date of the Extension Exercise Notice.

Within ten (10) business days following receipt of Tenant’s Extension Exercise Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Market Rental Rate. Tenant shall have the right, within ten (10) business days following receipt of Landlord’s determination of the Market Rental Rate, to elect by written notice to Landlord one of the following: (x) to revoke Tenant’s exercise of the Extension Option, in which event Tenant’s exercise of the Extension Option shall be deemed null and void and of no force or effect whatsoever; (y) to accept Landlord’s determination of the Market Rental Rate; or (z) to object to Landlord’s determination of the Market Rental Rate. Failure of Tenant to timely give Landlord written notice pursuant to the immediately preceding sentence shall be deemed to be Tenant’s election pursuant to clause (x) of such sentence. If Tenant objects to Landlord’s determination of the Market Rental Rate, then Landlord and Tenant shall use commercially reasonable efforts to negotiate, in good faith, the Market Rental Rate applicable to the Extension Premises for the Extension Term. If Landlord and Tenant have not agreed upon the Market Rental Rate applicable to the Extension Premises within fifteen (15) business days following the delivery of Tenant’s notice objecting to Landlord’s initial determination of the Market Rental Rate, the Market Rental Rate shall be determined in accordance with the Baseball Arbitration procedure described below.

Following the determination of the Market Rental Rate for the Extension Option, the parties shall enter into an amendment to this Lease setting forth the monthly Rent payable pursuant to this Lease during the Extension Term.

If the Extension Premises shall be less than the entire Premises, then (i) Tenant shall, at Tenant’s sole cost and expense, (x) disconnect and cap any connections between (1) the Extension Premises and (2) the portions of the Premises not part of the Extension Premises (the “Non-Extended Portions”), (y) remove all Specialty Alterations in the Non-Extended Portions, and (z) perform any other work reasonably necessary so that the Non-Extended Portions will function separate and apart from the Extension Premises (including, re-distributing any electricity that was taken from such Non-Extended Portions), provided that Landlord at its sole cost and expense shall remove and close any slab openings for any internal staircase between the Extension Premises and the Non-Extended Portions (and Tenant shall permit Landlord reasonable access to the Premises in order to perform such work, and such access and performance shall not be construed as a constructive eviction or otherwise), and (ii) Tenant shall deliver the Non-Extended Portions to Landlord on or before the initially scheduled Expiration Date in the condition required under this Lease.

8.Termination Option.

(a)Subject to the terms of this Rider Section 8, Landlord hereby grants to Tenant a one-time option (“Termination Option”) to terminate either (i) the Lease with respect solely to one (1) full floor of the Premises (either the highest or lowest floor in the Premises) (the “Single Floor Termination”) or (ii) the entire Lease (the “Lease Termination”) (subject to the immediately following sentence), in each instance, effective on the tenth (10th) anniversary of the Rent Commencement Date (“Termination Effective Date”).  Notwithstanding the foregoing, Tenant shall have no right to exercise the Lease Termination (and any exercise of such Lease Termination shall be deemed automatically void) if Tenant shall have exercised any right to increase the size of the Premises pursuant to any right

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of first offer set forth in Rider Section 1 or Rider Section 2 within the two (2) year period prior to the Termination Effective Date.

(b)Termination Notice.  The Termination Option shall be exercisable by Tenant by written notice (“Termination Notice”) to Landlord no less than, in the event of the Single Floor Termination, twelve (12) months prior to the Termination Effective Date, or, in the event of the Lease Termination, fifteen (15) months prior to the Termination Effective Date, the time for giving of such Termination Notice being of the essence of this Section. If Tenant fails to deliver to Landlord the Termination Notice on or before the applicable date, the Termination Option shall lapse and Tenant shall have no further right to terminate.

(c)Termination Fee.  In consideration of Landlord’s agreement to allow the termination of the Lease, Tenant shall pay to Landlord the sum of (i) the cost to remove any internal stairwells (and close any slab opening) installed by or on behalf of Tenant (with respect to a Lease Termination, rather than a Single Floor Termination, it being agreed that Tenant is obligated to remove any internal stairwells and close any slab opening with respect to a Single Floor Termination pursuant to Rider Section 8(g) below), plus (ii) the unamortized portion of all Landlord Lease Costs (as defined below) attributable to the negotiation, execution, and implementation of the Lease (with interest accruing on such Landlord Lease Costs at the rate of six percent (6%) per year) as may be reasonably calculated by Landlord (“Termination Fee”). Such Termination Fee shall be paid by Tenant to Landlord as follows: (i) 50% with the delivery of the Termination Notice, and (ii) the remainder on or before the Termination Effective Date. “Landlord Lease Costs” shall mean legal fees, broker commissions, rent abatement, construction costs for Landlord’s Work (but not any Base Building Work described on Exhibit B-1), tenant finish allowance, concessions, and other amounts for Tenant’s benefit in connection with entering into this Lease. The Termination Fee shall not be deemed to be a penalty. In the event that Tenant exercises the Single Floor Termination, the Landlord Lease Costs shall be pro-rated accordingly. If any portion of the Termination Fee is not timely paid by Tenant to Landlord pursuant to the terms of this subclause (b), Landlord shall give Tenant notice of such non-payment, and if such portion of the Termination Fee in question is not paid by Tenant to Landlord within three (3) business days after such notice, then Landlord shall have the right, at Landlord’s option, to nullify Tenant’s exercise of the Termination Option and if Landlord exercises such option, (x) Tenant shall have no right to terminate as provided herein and the Lease shall continue in full force and effect in accordance with its terms, and (y) Landlord shall return to Tenant any amounts paid by Tenant towards the Termination Fee within thirty (30) days after Landlord shall have nullified Tenant’s exercise of the Termination Option.  For the avoidance of doubt, Landlord’s election not to nullify Tenant’s exercise of the Termination Option pursuant to the preceding sentence shall in no way reduce or limit Landlord’s rights with respect to (or Tenant’s obligations to pay) any unpaid portions of the Termination Fee, all of which shall survive the Termination Effective Date.

(d)Survival of Obligations.  In the event Tenant has satisfied the provisions of this Rider Section 8, then, as of the Termination Effective Date, all obligations of the parties shall cease and terminate in the same manner as upon expiration of the term; provided, however, that Tenant shall remain liable hereunder for all obligations and liabilities which accrue under the Lease through the Termination Effective Date, including, without limitation, Tenant’s obligation to pay Base Rent, Operating Expenses and Taxes. Any such amounts not due and payable prior to the Termination Effective Date, but which relate to the period prior to the Termination Effective Date, shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receipt of an invoice therefor from Landlord.

(e)Not Transferable.  The option herein granted herein shall be deemed personal to the Named Tenant.  The exercise of the aforesaid option at a time when (i) the Occupancy Requirement is not satisfied, or (ii) the Tenant under this Lease is not the Named Tenant, shall be void and of no force and effect unless Landlord shall elect otherwise.

(f)No Default.  Tenant shall be deemed to have waived its rights under this Section as to the Termination Option described in the Termination Notice in the event that Tenant is in Default of any monetary obligation under this Lease or of any material non-monetary obligations under this Lease beyond any applicable notice and cure period as of the date of either the Termination Notice or Termination Effective Date.

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(g)Single Floor Termination.  If Tenant shall exercise the Single Floor Termination pursuant to this Rider Section 8, then (i) Tenant shall, at Tenant’s sole cost and expense, (w) disconnect and cap any connections between (1) the portion of the Premises terminated pursuant to the Single Floor Termination (the “Terminated Floor”) and (2) the portions of the Premises not part of the Terminated Floor (the “Non-Terminated Portions”), (x) remove all Specialty Alterations in the Terminated Floor, (y) remove and close any slab opening for any internal staircase between the Terminated Floor and the Non-Terminated Portions, and (z) perform any other work reasonably necessary so that the Terminated Floor will function separate and apart from the Non-Terminated Portions (including, re-distributing any electricity that was taken from such Terminated Floor), and (ii) Tenant shall deliver the Terminated Floor to Landlord on or before the initially Termination Effective Date in the condition required under this Lease.

9.Market Rental Rate. For the purposes of this Rider, the term “Market Rental Rate” shall mean the annual base rental rate, on a per rentable square foot basis, reasonably determined to be the prevailing market rental rate in the submarket in which the Building is located for comparable Class A office space for terms commencing on or about the commencement of the applicable term, in a non-sublease, non-assignment, no-equity transactions, and shall take into consideration (i) the duration of the term for which such space is being leased, (ii) the location of such space within the applicable building, when the applicable rate first becomes effective, (iv) all concessions then being given to tenants in such transactions including, without limitation, rent abatement, tenant improvement allowances, lease assumptions, and moving allowances, and (v) all other relevant factors whether favorable to Landlord or Tenant, including the payment of brokerage commissions, the extent of services provided or to be provided for such comparable space, and the type of escalation clauses (including additional rent and considering any base year or expense stop applicable thereto) assuming new base years for all right of first offer or expansion spaces (as applicable) or the Premises where applicable.

10.Baseball Arbitration. A senior officer of a New York leasing brokerage firm (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the American Arbitration Association (“AAA”) under its then current commercial arbitration rules.  The Baseball Arbitrator selected by the parties or designated by the AAA shall have at least ten (10) years’ experience in the leasing of Class A office space in Midtown Manhattan and shall be a licensed real estate broker.  In addition to the foregoing requirements, at the time of selection or designation of the Baseball Arbitrator, such broker shall (i) not be an employee or broker with the firm of either Landlord’s broker or Tenant’s broker and shall not have been an employee or broker of the firm of either Landlord’s broker or Tenant’s broker within the immediately preceding three (3) years; (ii) not have earned a fee or commission from Landlord or Tenant within the immediately preceding three (3) years; and (iii) not then be negotiating, or otherwise be associated with, a transaction from which such broker could earn a fee or commission from Landlord or Tenant.  Landlord and Tenant shall each submit to the Baseball Arbitrator and to each other Landlord’s determination and Tenant’s determination, respectively, of the Market Rental Rate of the applicable space.  The Baseball Arbitrator shall determine the Market Rental Rate by selecting either Landlord’s determination of the Market Rental Rate or Tenant’s determination of the Market Rental Rate according to whichever of the two valuations is closer to the actual Market Rental Rate in the Baseball Arbitrator’s professional opinion.  The Baseball Arbitrator may not select any other rental value for the applicable space, other than either Landlord’s determination or Tenant’s determination.  The determination of the Baseball Arbitrator so-selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the annual Base Rent payable for the applicable space during the applicable term.  After a determination has been made of the Market Rental Rate, the parties shall execute and deliver an instrument setting forth the Market Rental Rate, but the failure to so execute and deliver any such instrument shall not affect the determination of the Market Rental Rate or the extension of the Term, as applicable.

11.Amenities.

(a)Fitness Center.  Subject to casualty, condemnation and Legal Requirements and periodic closures as a result of Force Majeure Causes or for repairs, maintenance, and renovations and improvements (all of the foregoing, collectively, the “Permitted Amenity Closures”), during the Term, Tenant shall have access, free of charge, to a tenant-only fitness center (the “Fitness Center”) in the Building solely for use by Tenant and Tenant’s (and any subtenant’s)

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employees that are located within the Premises (e.g., it is not the intention that employees who are not primarily and actively working within the Premises shall utilize the Fitness Center, such as remote employees or employees who primarily work from another location outside of the Premises). Additional fitness services (e.g., classes, personal training, etc.) may be available for a fee. All costs of operating and maintaining the Fitness Center shall be included in Operating Expenses (including Operating Expenses in the Base Year); provided, any salaries and benefits of trainers and similar personnel conducting paid classes shall not be included in the calculation of Operating Expenses (provided, the portion of such salaries and benefits of such trainers and similar personnel allocable to any time that such parties shall not be conducting paid classes and are otherwise performing general duties with respect to the Fitness Center shall be includable in Operating Expenses). Use of the Fitness Center shall be subject to such reasonable rules and regulations as Landlord may from time-to-time promulgate, including rules and regulation specifically applicable to the Fitness Center.  Notwithstanding the foregoing to the contrary, Landlord shall have the right, in Landlord’s sole discretion, to alter, modify or relocate the Fitness Center in the Office Unit as Landlord determines; provided, subject to the Permitted Amenity Closures, and for so long as Tenant is permitted to utilize the same pursuant to this Section 11(a), Landlord shall make available the Fitness Center to Tenant pursuant to the terms of this Section 11(a) throughout the term of this Lease and shall maintain and repair the same in a first-class condition and manner, including first-class equipment (provided, such “first-class equipment” shall not be construed as requiring particular items of equipment or technology).  Notwithstanding anything contained in this Lease to the contrary, Tenant hereby acknowledges and agrees that the Fitness Center (including, without limitation, the equipment therein) is “first class” as of the date hereof. If, following the Commencement Date and during the Term, by reason of voluntary renovations or improvements by Landlord in and to the Fitness Center (as opposed to repair and maintenance), the Fitness Center is not available or accessible for use by Tenant and its employees at the Premises for a period of thirty (30) consecutive days or thirty (30) days in any ninety (90) consecutive day period, then, Landlord, at its cost, shall either (at Landlord’s election), (y) arrange for alternative and reasonably priced comparable gym facilities for use by Tenant’s employees at the Premises (who would otherwise be permitted to use the Fitness Center pursuant to this Section 11(a)) during the period of such closure or inaccessibility, or (z) reimburse to Tenant within thirty (30) days following written demand to Landlord (inclusive of reasonable back-up documentation, e.g., paid invoices), no more frequently than monthly, the reasonable, out-of-pocket costs actually incurred by Tenant (as such costs may be incurred via reimbursement by Tenant to its employees) to use alternative comparable gym facilities located in Midtown Manhattan reasonably within the vicinity of the Building during the period of such closure or inaccessibility.

(b)Conference Center.  Subject to Permitted Amenity Closures, during the Term, Landlord shall provide Tenant (solely for Tenant’s employees and guests) with access, subject to advance reservation on a first-come, first-serve basis (and subject to Landlord’s booking procedures then in effect), to a tenant-only (including tenant invitees) conference facility (the “Conference Center”) during normal Business Hours (and after normal Business Hours as requested in advance from time-to-time).  The cost to operate and maintain the Conference Center shall be included in Operating Expenses (including Operating Expenses in the Base Year); provided, however, additional costs may be charged to Tenant for exclusive use, holding special events, and after normal Business Hours use, including for security, engineering, and clean-up, if required for such use or if otherwise requested by Tenant.  Notwithstanding the foregoing, Tenant shall have the right to use, subject to advance reservation, of the Lyric Room (the Conference Center’s largest conference room, or a substitute conference room of similar size in the Conference Center to the extent the Lyric Room no longer exists or the name changes thereto) twice per calendar month without reserve charge (provided the foregoing shall not be deemed to waive any other fees payable by Tenant in connection with Tenant’s use of the Conference Center or Lyric Room, including any special or additional services such as catering or cleaning). Use of the Conference Center shall be subject to such reasonable rules and regulations as Landlord may from time-to-time promulgate, including rules and regulation specifically applicable to the Conference Center. Landlord makes no representations as to the availability of any conference room within the Conference Center on any particular dates and Tenant expressly acknowledges and agrees that Tenant’s use and reservation of the Conference Center is subject to availability. Notwithstanding the foregoing to the contrary, Landlord shall have the right, in Landlord’s sole discretion, to alter, modify or relocate the Conference Center in the Office Unit as Landlord determines; provided, subject to casualty, condemnation, Legal Requirements and the Permitted Amenity Closures, and for so long as Tenant is permitted to utilize the same pursuant to this Section 11(b), Landlord shall make available the Conference Center to Tenant pursuant to the terms of this Section 11(b) throughout the term of this Lease and shall maintain and repair

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the same in a first-class condition and manner. Notwithstanding anything contained in this Lease to the contrary, Tenant hereby acknowledges and agrees that the Conference Center is “first class” as of the date hereof.  If, following the Commencement Date and during the Term, by reason of voluntary renovations or improvements by Landlord in and to the Conference Center (as opposed to repair and maintenance), the Conference Center is not available or accessible for use by Tenant and its employees at the Premises for a period of thirty (30) consecutive days or thirty (30) days in any ninety (90) consecutive day period, then, Landlord, at its cost, shall arrange for alternative comparable and reasonably priced conference facilities for use by Tenant’s employees and guests at the Premises (who would otherwise be permitted to use the Conference Center pursuant to this Section 11(b)) during the period of such closure or inaccessibility.

(c)Secure Bike Storage.  (i) Subject to Permitted Amenity Closures, during the Term, Tenant shall have access, free of charge, to a tenant-only secure bike storage room (the “Bike Room”) in the Building. Tenant and its employees may use the Bike Room (at its sole risk) on a first come, first served basis, without charge (except as a part of Operating Expenses, including Operating Expenses in the Base Year). Use of the Bike Room shall be subject to such reasonable rules and regulations as Landlord may from time-to-time promulgate, including rules and regulation specifically applicable to the Bike Room.  Notwithstanding the foregoing to the contrary, Landlord shall have the right, in Landlord’s sole discretion, to alter, modify or relocate the Bike Room in the Building as Landlord determines; provided, subject to Permitted Amenity Closures, and for so long as Tenant is permitted to utilize the same pursuant to this Section 11(c)(i), Landlord shall make available the Bike Room to Tenant pursuant to the terms of this Section 11(c)(i) throughout the term of this Lease and shall maintain and repair the same.  If, following the Commencement Date and during the Term, by reason of voluntary renovations or improvements by Landlord in and to the Bike Room (as opposed to repair and maintenance), the Bike Room is not available or accessible for use by Tenant and its employees at the Premises for a period of thirty (30) consecutive days or thirty (30) days in any ninety (90) consecutive day period, then, Landlord, shall arrange for alternative comparable bicycle storage facilities in the Building for use by Tenant’s employees at the Premises (who would otherwise be permitted to use the Bike Room pursuant to this Section 11(c)) during the period of such closure or inaccessibility.

(ii) Subject to Tenant’s compliance with all applicable Legal Requirements, Tenant shall be permitted to allow its employees to bring standard two-wheeled, non-motorized bicycles into the Premises; provided, in all events: (1) such bicycles shall only be transported to and from the Premises via the freight elevator (which use of such freight elevator shall be subject to the terms of this Lease), (2) Tenant shall not be permitted to bring any bicycles on any partial floor of the Premises (i.e., any floor of the Premises in which Tenant is not leasing the entire rentable area located on such floor of the Building), (3) Landlord makes no representations or warranties whatsoever that Tenant is permitted by Legal Requirements or applicable code to bring and/or store any bicycles in the Premises, and, notwithstanding anything contained in this Lease to the contrary, any and all Work required by Legal Requirements, applicable codes or otherwise arising out of Tenant’s bringing and/or storing of bicycles in the Premises shall be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Lease (including, without limitation, Article 9 hereof), including, without limitation, the installation of a separate bicycle room within the Premises, (4) Tenant shall, at Tenant’s sole cost and expense, promptly repair any and all damage to the Premises and/or the Building (including, without limitation, to the flooring of the Premises), arising out of Tenant’s bringing and/or storing any bicycles in the Premises, and (5) all bicycles must be “walked” (and not ridden) at all times within the Building and the Premises.

12.Conflict. In the event of any express conflict or inconsistency between the terms of this Rider and the terms of the Lease, the terms of this Rider shall control and govern.

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